AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 10, 1996


                                                      REGISTRATION NO. 333-08001
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------


                                AMENDMENT NO. 3
                                       TO
                                   FORM S-11
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                 OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
                              -------------------
                      CHASE PREFERRED CAPITAL CORPORATION
      (Exact name of Registrant as specified in its governing instruments)

                              -------------------

                                270 PARK AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 270-6000
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
                              -------------------

                             NEILA B. RADIN, ESQ.
                      CHASE PREFERRED CAPITAL CORPORATION
                                270 PARK AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 270-6000
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)
                              -------------------

                                WITH COPIES TO:

              CELIA A. FELSHER, ESQ.               MARK J. WELSHIMER, ESQ.
         MILBANK, TWEED, HADLEY & MCCLOY             SULLIVAN & CROMWELL
            ONE CHASE MANHATTAN PLAZA                  125 BROAD STREET
             NEW YORK, NEW YORK 10005              NEW YORK, NEW YORK 10004
               TEL: (212) 530-5000                   TEL: (212) 558-4000
               FAX: (212) 530-5219                   FAX: (212) 558-3588

                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / / ____________

                              -------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

                SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 1996

                               20,000,000 SHARES
                      CHASE PREFERRED CAPITAL CORPORATION
                     % CUMULATIVE PREFERRED STOCK, SERIES A
                   (LIQUIDATION PREFERENCE $25.00 PER SHARE)

                              -------------------

   Dividends on the    % Cumulative Preferred Stock, Series A, par value $25.00
per share (the "Series A Preferred Shares"), of Chase Preferred Capital
Corporation (the "Company") will be cumulative from       , 1996 and will be
payable quarterly in arrears on the last day of March, June, September and
December of each year, commencing December 31, 1996, at the rate of    % per
annum of the initial liquidation preference (an amount equal to $         per
annum per share).

   The Series A Preferred Shares are not redeemable prior to       , 2001
(except upon the occurrence of a Tax Event as described herein). On and after
      , 2001, the Series A Preferred Shares may be redeemed for cash at the option of the Company, in whole or in part, at a redemption price of $25.00 per share, plus accrued and unpaid dividends, if any, thereon. The Series A Preferred Shares will not be subject to any sinking fund or mandatory redemption and will not be convertible into any other securities of the Company.

   The Company has been formed for the purpose of acquiring, holding and managing real estate mortgage assets. The Company expects that substantially all of its mortgage assets will be acquired from The Chase Manhattan Bank, a banking corporation organized under the laws of the State of New York (the "Bank"), or its affiliates. All of the shares of the Company's common stock, par value $300.00 per share (the "Common Stock"), are owned by the Bank. The Chase Manhattan Corporation, a Delaware corporation and the parent of the Bank ("CMC"), has indicated to the Company that, so long as any Series A Preferred Shares are outstanding, it intends to maintain direct or indirect ownership of at least 80% of the outstanding Common Stock of the Company.


   A PURCHASE OF SERIES A PREFERRED SHARES IS A PURCHASE OF SECURITIES ISSUED BY THE COMPANY AND IS NOT A PURCHASE OF SECURITIES ISSUED BY, OR OTHERWISE AN INVESTMENT IN, THE BANK OR CMC. NO OBLIGATION OF THE COMPANY IS GUARANTEED BY THE BANK OR CMC.


   The Company expects to qualify as a real estate investment trust for federal income tax purposes, commencing with the taxable year ending December 31, 1996. No person or persons acting as a group is permitted to beneficially own more than 9.9% of any series of preferred stock of the Company, including the Series A Preferred Shares, with limited exceptions.


   Prior to the offering, there has been no market for the Series A Preferred Shares. The Series A Preferred Shares have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "CMBPr". Trading of the Series A Preferred Shares on the New York Stock Exchange is expected to commence within seven business days after the initial delivery of the Series A Preferred Shares.

   SEE "RISK FACTORS" COMMENCING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SERIES A PREFERRED SHARES OFFERED HEREBY. AMONG THE RISKS WHICH PROSPECTIVE INVESTORS SHOULD CONSIDER ARE THE FOLLOWING:



   . No prior operating history of the Company;

   . Dependence on the Bank as Advisor and Servicer;

   . Possible conflicts of interest between the Company and the Bank and its affiliates;

   . Possible restrictions on operations of the Company by bank regulatory authorities;

   . Possible adverse effect on the Company's cash flow in the event of a significant decline in interest rates;

   . Geographic concentration (i) in California of properties securing the Company's initial residential mortgage loan portfolio and (ii) in the New York metropolitan tri-state area of properties securing the Company's initial commercial mortgage loan portfolio.

                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS.
              ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                      OFFENSE.
                              -------------------

                                               INITIAL PUBLIC             UNDERWRITING              PROCEEDS TO
                                               OFFERING PRICE             DISCOUNT(1)                COMPANY(2)
                                            --------------------      --------------------      --------------------
Per Share................................          $25.00                      $                         $
Total(3).................................       $500,000,000                   $                         $


- ------------

(1) The Company and the Bank have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(2) Before deducting expenses payable by the Company estimated at $1,020,000.

(3) The Company has granted the several Underwriters an option for five business days to purchase up to an additional 2,000,000 Series A Preferred Shares at the initial public offering price per Series A Preferred Share, less underwriting discounts, solely to cover over-allotments, if any. If such option is exercised in full, the total initial public offering price, underwriting discount and proceeds to Company will be $550,000,000,
    $        and $        , respectively. The Underwriters have agreed to
    reimburse the Company for accrued dividends, if any, on such Series A
    Preferred Shares, from         , 1996 to their time of delivery. See
    "Underwriting".

                              -------------------

   The Series A Preferred Shares are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Series A Preferred Shares will be ready for delivery through the facilities of The
Depository Trust Company in New York, New York on or about       , 1996, against
payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.
          DEAN WITTER REYNOLDS INC.
                        MERRILL LYNCH & CO.
                                     PAINEWEBBER INCORPORATED
                                              PRUDENTIAL SECURITIES INCORPORATED
                                                               SMITH BARNEY INC.

         BEAR, STEARNS & CO. INC CHASE SECURITIES INC. LEHMAN BROTHERS

                  MORGAN STANLEY & CO. SALOMON BROTHERS INC
                       INCORPORATED

                              -------------------

                  The date of this Prospectus is       , 1996.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

    IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SERIES A PREFERRED SHARES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               TABLE OF CONTENTS

                                        PAGE                                            PAGE
                                        ----                                            ----
PROSPECTUS SUMMARY...................     3      Audit Committee.....................    41
 The Company.........................     3      Credit Committee....................    41
 Risk Factors........................     3      Compensation of Directors and
 The Offering........................     4     Officers.............................    42
 The Formation.......................     6      Limitations on Liability of
 Business and Strategy...............     7        Directors and Officers............    42
 Tax Status of the Company...........     9      The Advisor.........................    42
RISK FACTORS.........................    10     CERTAIN TRANSACTIONS CONSTITUTING THE
 No Operating History................    10     FORMATION............................    44
 Dependence upon Bank as Advisor and             The Formation.......................    44
   Servicer..........................    10      Benefits to the Bank and its
 Relationship with the Bank and its                Affiliates........................    45
Affiliates; Conflicts of Interest....    10     DESCRIPTION OF SERIES A PREFERRED
 Bank Regulatory Restrictions on                SHARES...............................    46
Operations of the Company............    11      General.............................    46
 Interest Rate Risk..................    11      Dividends...........................    46
 Risks Associated with Mortgage Loans            Voting Rights.......................    47
Generally............................    11      Redemption..........................    48
 Risk of Future Revisions in Policies            Rights Upon Liquidation.............    48
and Strategies by Board of                       Independent Director Approval.......    49
Directors............................    14      Restrictions on Ownership...........    49
 Tax Risks...........................    14     DESCRIPTION OF CAPITAL STOCK.........    50
 Risk Associated with Leverage.......    15      Common Stock........................    50
 No Third Party Valuation of the                 Preferred Stock.....................    50
   Mortgage Loans; No Arm's-Length               Restrictions on Ownership and
Negotiations with Affiliates.........    15     Transfer.............................    51
 No Prior Market for Series A                   FEDERAL INCOME TAX CONSIDERATIONS....    53
   Preferred Shares..................    16      Taxation of the Company.............    53
THE COMPANY..........................    16      Failure to Qualify..................    58
USE OF PROCEEDS......................    17      Taxation of United States
CAPITALIZATION.......................    18     Stockholders.........................    58
BUSINESS AND STRATEGY................    19      Taxation of Foreign Stockholders....    59
 General.............................    19      Information Reporting Requirements
 Dividend Policy.....................    19        and Backup Withholding Tax........    61
 Liquidity and Capital Resources.....    19      Other Tax Consequences..............    62
 General Description of Mortgage                ERISA CONSIDERATIONS.................    62
Assets; Investment Policy............    20      General.............................    62
 Acquisition of Initial Portfolio....    22      Plan Asset Regulation...............    62
 Management Policies and Programs....    22      Effect of Plan Asset Status.........    63
 Description of Initial Portfolio....    26      Prohibited Transactions.............    63
 Servicing...........................    37      Unrelated Business Taxable Income...    64
 Employees...........................    39     EXPERTS..............................    65
 Competition.........................    39     RATINGS..............................    65
 Legal Proceedings...................    39     CERTAIN LEGAL MATTERS................    65
MANAGEMENT...........................    40     ADDITIONAL INFORMATION...............    65
 Directors and Executive Officers....    40     GLOSSARY.............................    66
 Independent Directors...............    41     INDEX TO FINANCIAL STATEMENT.........   F-1
                                                UNDERWRITING.........................   U-1

                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus. See "Glossary" commencing at
page   for the definitions of certain terms used in this Prospectus. The
offering of 20,000,000 shares of    % Cumulative Preferred Stock, Series A, par
value $25.00 per share (the "Series A Preferred Shares"), is referred to herein as the "Offering". Unless otherwise indicated, all information in this Prospectus assumes that the over-allotment option described in "Underwriting" is not exercised.

                                  THE COMPANY

    Chase Preferred Capital Corporation (the "Company") is a newly-formed Delaware corporation incorporated on June 28, 1996 and created for the purpose of acquiring, holding and managing real estate mortgage assets ("Mortgage Assets"). The Company will elect to be subject to tax as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), and will generally not be subject to federal income tax to the extent that it distributes its earnings to its stockholders and maintains its qualification as a REIT. All of the shares of the Company's common stock, par value $300.00 per share (the "Common Stock"), are owned by The Chase Manhattan Bank, a banking corporation organized under the laws of the State of New York (the "Bank"). The Chase Manhattan Corporation, a Delaware corporation ("CMC") that owns all of the issued and outstanding shares of the capital stock of the Bank, has indicated to the Company that, for so long as any Series A Preferred Shares are outstanding, it intends to maintain direct or indirect ownership of at least 80% of the outstanding Common Stock of the Company.


    A PURCHASE OF SERIES A PREFERRED SHARES IS A PURCHASE OF SECURITIES ISSUED BY THE COMPANY AND IS NOT A PURCHASE OF SECURITIES ISSUED BY, OR OTHERWISE AN INVESTMENT IN, THE BANK OR CMC. NO OBLIGATION OF THE COMPANY IS GUARANTEED BY THE BANK OR CMC.


    The principal executive offices of the Company are located at 270 Park Avenue, New York, New York 10017, telephone number (212) 270-6000.

                                  RISK FACTORS

    The purchase of the Series A Preferred Shares offered hereby is subject to certain risks. See "Risk Factors" commencing on page 9. Among such risks are the following:

        . The Company is a newly organized corporation with no operating history.


        . The Company will be dependent in virtually every phase of its operations on the diligence and skill of the officers and employees of the Bank and its affiliates.

        . Because of the relationship between the Company and the Bank and its affiliates, conflicts of interest may arise between the Bank and its affiliates and the Company.

        . As a subsidiary of the Bank, the Company is subject to the risk that banking authorities will restrict the ability of the Company to transfer assets, to make distributions to stockholders, including dividends to the holders of Series A Preferred Shares, or to redeem shares of Preferred Stock.

        . Because the rate at which dividends are required to be paid is fixed, a significant decline in interest rates might adversely affect the Company's ability to pay dividends on the Series A Preferred Shares.


        . Risks associated with mortgage loans generally, and particularly the geographic concentration of the Company's mortgage loan portfolio, could adversely affect the value of the Series A Preferred Shares and the Mortgage Loans (defined below) held by the Company.

        . The board of directors of the Company (the "Board of Directors") may amend or revise (in certain circumstances subject to the approval of a majority of the Independent Directors (defined below)) the policies of the Company set forth herein, including the Company's policy regarding incurring indebtedness.


        . The Company is subject to risks associated with the failure of the Company to maintain its status as a REIT.

                                  THE OFFERING

    For a more complete description of the terms of the Series A Preferred Shares specified in the following summary, see "Description of Series A Preferred Shares".

ISSUER............................  Chase Preferred Capital Corporation, a newly-formed
                                    Delaware corporation created for the purpose of
                                    acquiring, holding and managing Mortgage Assets.

SECURITIES OFFERED................  20,000,000 Series A Preferred Shares.

RANKING...........................  With respect to the payment of dividends and amounts upon liquidation, the Series A Preferred Shares will
                                    rank senior to the Company's Common Stock. Additional
                                    shares of preferred stock, par value $25.00 per share,
                                    of the Company (the "Preferred Stock") ranking senior to
                                    the Series A Preferred Shares may not be issued without
                                    the approval of holders of at least 66 2/3% of the
                                    Series A Preferred Shares. Additional shares of
                                    Preferred Stock ranking on a parity with the Series A
                                    Preferred Shares may not be issued without the approval
                                    of a majority of the Independent Directors.

USE OF PROCEEDS...................  The net proceeds to the Company from the Offering, together with proceeds received in connection with the
                                    sale of shares of Common Stock to the Bank, will be used
                                    to purchase the Company's initial portfolio of Mortgage
                                    Assets and to pay the expenses of the Offering and the
                                    formation of the Company (currently estimated by the
                                    Company to be approximately $18 million in the
                                    aggregate). See "Use of Proceeds".

DIVIDENDS.........................  Dividends on the Series A Preferred Shares will be cumulative from the date of original issue and will be
                                    payable quarterly on the last day of March, June,
                                    September and December of each year, commencing December
                                    31, 1996, at the rate of    % per annum of the initial
                                    liquidation preference (an amount equivalent to
                                    $          per annum per share). Dividends on the Series
                                    A Preferred Shares will accrue whether or not the
                                    Company has earnings, whether or not there are funds
                                    legally available for the payment of such dividends and
                                    whether or not such dividends are declared. See
                                    "Description of Series A Preferred Shares--Dividends".

LIQUIDATION PREFERENCE............  The liquidation preference for each Series A Preferred
                                    Share is $25.00, plus an amount equal to accrued and
                                    unpaid dividends, if any, thereon. See "Description of
                                    Series A Preferred Shares--Rights Upon Liquidation".

REDEMPTION........................  The Series A Preferred Shares are not redeemable prior to , 2001 (except upon the occurrence of a Tax Event as
                                    defined in "Description of Series A Preferred Shares--
                                    Redemption"). On and after        , 2001, the Series A

                                    Preferred Shares may be redeemed for cash at the option
                                    of the Company, in whole or in part, at any time and
                                    from time to time, at a redemption price of $25.00 per
                                    share, plus accrued and unpaid dividends, if any,
                                    thereon. Upon the occurrence of a Tax Event, the Company
                                    will have the right at any time to redeem the Series A
                                    Preferred Shares in whole (but not in part) at a
                                    redemption price of $25.00 per share, plus accrued and
                                    unpaid dividends, if any, thereon. The Series A
                                    Preferred Shares will not be subject to any sinking fund
                                    or mandatory redemption and will not be convertible into
                                    any other securities of the Company. See "Description of
                                    Series A Preferred Shares--Redemption".

VOTING RIGHTS.....................  Except as described herein with respect to certain voting rights in the Company, holders of Series A
                                    Preferred Shares will not have any voting rights. In any
                                    matter on which the Series A Preferred Shares may vote
                                    (as expressly provided herein or as may be required by
                                    law), each Series A Preferred Share will be entitled to
                                    one vote. See "Description of Series A Preferred
                                    Shares--Voting Rights".

OWNERSHIP LIMITS..................  Ownership of more than 9.9% of any outstanding series of
                                    Preferred Stock, including the Series A Preferred Shares
                                    offered hereby, is restricted in order to preserve the
                                    Company's status as a REIT for federal income tax
                                    purposes. See "Description of Capital
                                    Stock--Restrictions on Ownership and Transfer".

TRADING...........................  The Series A Preferred Shares have been approved for listing on the New York Stock Exchange, subject to
                                    official notice of issuance, under the symbol "CMBPr".

RATINGS...........................  It is expected that the Series A Preferred Shares will be rated A by Duff & Phelps Inc., A by Fitch Investors
                                    Service, L.P., a1 by Moody's Investors Service, Inc. and
                                    A- by Standard and Poor's Ratings Services. A security
                                    rating is not a recommendation to buy, sell or hold
                                    securities and may be subject to revision or withdrawal
                                    at any time by the assigning rating organization.

                                 THE FORMATION



    Prior to or simultaneously with the completion of the Offering, the Company, CMC, the Bank and its affiliates will engage in the transactions described under "Certain Transactions Constituting the Formation--The Formation". These transactions are designed (i) to facilitate the Offering, (ii) to transfer the ownership of the Initial Portfolio (defined below) to the Company and (iii) to enable the Company to qualify as a REIT for federal income tax purposes commencing with its taxable year ending December 31, 1996.



    The following chart outlines the relationship between the Company, the Bank and its affiliates relevant to the Offering following completion of the
Offering:


                 The Chase Manhattan Corporation



           100%                                100%
           Common                              Common
           Stock                               Stock

      Chase Manhattan
         Bank USA,               The Chase Manhattan Bank       Public Preferred
   National Association                                         Stockholders


100%                 Sub-Servicing
Common               Agreement            Advisory
Stock                                     Agreement

                                                    100%        100%
      Chase Manhattan                               Common      Series A
   Mortgage Corporation                             Stock       Preferred Shares


                                          Servicing
                                          Agreement


                                 CHASE PREFERRED CAPITAL CORPORATION
                                             (The Company)


    The Bank and CMC have informed the Company that they anticipate receiving certain benefits from the Offering and the other transactions constituting the formation of the Company, including (i) the qualification of the Series A Preferred Shares as capital for the Bank and CMC under relevant bank regulatory risk-based capital guidelines, as a result of the treatment of the Series A Preferred Shares as a minority interest in a consolidated subsidiary for each of the Bank and CMC, and (ii) the deductibility of the dividends payable on the Series A Preferred Shares as a result of the Company's qualification as a REIT.

                             BUSINESS AND STRATEGY

    The Company's principal business objective is to acquire, hold and manage Mortgage Assets that will generate net income for distribution to stockholders. The Company expects that substantially all of its Mortgage Assets will be acquired from the Bank or affiliates of the Bank as whole loans ("Mortgage Loans") secured by first mortgages or deeds of trust on single-family (one- to four-unit) residential real estate properties or by commercial real estate properties. The Company may also from time to time acquire mortgage securities that qualify as real estate assets under Section 856(c)(6)(B) of the Code, that are rated by at least one nationally recognized independent rating organization and that represent interests in or obligations backed by pools of mortgage loans ("Mortgage-Backed Securities"). Mortgage loans underlying the Mortgage-Backed Securities will be secured by single-family residential, multifamily or commercial real estate properties located in the United States.

    Simultaneously with the consummation of the Offering, the Bank will purchase shares of Common Stock for a price equal to $500 million. The Company will use the aggregate proceeds of $1 billion received in connection with both the Offering and such sale of shares of Common Stock to the Bank to purchase a portfolio of Mortgage Loans (the "Initial Portfolio") from the Bank. If the Underwriters exercise their option to purchase additional Series A Preferred Shares to cover over-allotments, the Bank will purchase additional shares of Common Stock for a price equal to the aggregate public offering price of the additional Series A Preferred Shares purchased pursuant to the Underwriters' over-allotment option, and the Company will use the additional proceeds from any such additional sales of Series A Preferred Shares and shares of Common Stock to purchase additional Mortgage Loans of the types described in "Business and Strategy--Description of the Initial Portfolio". Simultaneously with the consummation of the Offering (or upon the exercise by the Underwriters of their over-allotment option), the Bank will also purchase additional shares of Common Stock for a price equal to the aggregate amount of underwriting discounts and expenses incurred by the Company in connection with the Offering (including without limitation any underwriting discounts associated with the exercise by the Underwriters of their over-allotment option) and all expenses incurred by the Company in connection with its formation in order to provide the Company with funds sufficient to pay such expenses. See "Use of Proceeds".


    On September 1, 1996, the Mortgage Loans included in the Initial Portfolio had an aggregate outstanding principal balance of $1,011,114,000. Approximately 89% (measured by aggregate outstanding principal balance) of the Initial Portfolio consists of Mortgage Loans secured solely by first mortgages or deeds of trust on single-family (one- to four-unit) residential properties ("Residential Mortgage Loans"). See "Business and Strategy--Description of the Initial Portfolio-- Residential Mortgage Loans". The remainder of the Company's Initial Portfolio consists of Mortgage Loans secured by first mortgages or deeds of trust on commercial real estate properties ("Commercial Mortgage Loans"). See "Business and Strategy--Description of Initial Portfolio-- Commercial Mortgage Loans". The Bank will enter into servicing agreements with respect to the Residential Mortgage Loans and the Commercial Mortgage Loans (the "Servicing Agreements") pursuant to which it will service the Mortgage Loans included in the Initial Portfolio and will be entitled to receive fees in connection with the servicing of such Mortgage Loans. The Bank in its role as servicer under the Servicing Agreements is hereinafter referred to as the "Servicer". The Company anticipates that Chase Manhattan Mortgage Corporation, an indirect wholly-owned subsidiary of CMC, will perform the actual servicing of the Mortgage Loans included in the Initial Portfolio pursuant to sub-servicing agreements with the Bank. See "Business and Strategy-- Servicing".



    The Company and the Bank believe that the fair value of the Initial Portfolio will approximately equal the amount (approximately $1 billion) that the Company will pay for the Initial Portfolio. However, no third party valuations of the Mortgage Loans constituting the Initial Portfolio have been or will be obtained for purposes of the Offering. See "Risk Factors--No Third Party Valuation of the Mortgage Loans; No Arm's-Length Negotiations with Affiliates".


    The Company will enter into an advisory agreement with the Bank (the "Advisory Agreement") pursuant to which the Bank will administer the day-to-day operations of the Company. The Bank in its role as advisor under the terms of the Advisory Agreement is hereinafter referred to as the "Advisor". The Advisor will be responsible for (i) monitoring the credit quality of Mortgage Assets held by the Company, (ii) advising the Company with respect to the acquisition, management, financing and disposition of the Company's Mortgage Assets and (iii) holding documents relating to the Mortgage Assets as custodian on behalf of the Company. The Advisor may from time to time subcontract all or a portion of its obligations under the Advisory Agreement to one or more of its affiliates involved in the business of managing Mortgage Assets. If no affiliate of the Advisor is engaged in the business of managing Mortgage Assets, the Advisor may, with the approval of a majority of the Board of Directors, as well as a majority of the Independent Directors, subcontract all or a portion of its obligations under the Advisory Agreement to unrelated third parties. The Advisor will not, in connection with the subcontracting of any of its obligations under the Advisory Agreement, be discharged or relieved in any respect from its obligations under the Advisory Agreement. The Advisor and its personnel have substantial experience in mortgage finance and in the administration of Mortgage Loans.


    The Advisory Agreement has an initial term of five years, and will be renewed automatically for additional five-year periods unless notice of nonrenewal is delivered to the Advisor by the Company. The Advisory Agreement may be terminated by the Company at any time upon 90 days' prior notice. As long as any Series A Preferred Shares remain outstanding, any decision by the Company either not to renew the Advisory Agreement or to terminate the Advisory Agreement must be approved by a majority of the Board of Directors, as well as by a majority of the Independent Directors. The Advisor will be entitled to receive an annual advisory fee equal to $250,000. See "Management--The Advisor".


    See "Certain Transactions Constituting the Formation--Benefits to the Bank and Its Affiliates" for information regarding the aggregate amounts payable to the Bank and its affiliates in connection with the Offering and the transactions to be entered into connection with the Offering.



    The Company's Board of Directors is composed of seven members, two of whom will be Independent Directors. An "Independent Director" is a director who is not a current officer or employee of the Company, CMC, the Bank or any affiliate of the Bank or of any other person or persons that, in the aggregate, own more than 50% of the outstanding Common Stock. Certain actions by the Company require the prior approval of a majority of Independent Directors. So long as there are only two Independent Directors, any action that requires the approval of a majority of the Independent Directors must be approved by both Independent Directors. Pursuant to the Certificate of Designation establishing the Series A Preferred Shares, the Independent Directors are required to take into account the interests of the holders of both the Series A Preferred Shares and the Common Stock in assessing the benefit to the Company of any proposed action requiring their approval. The Company currently has four officers. The Company has no other employees and does not anticipate that it will require additional employees. See "Management".


    The Company may from time to time purchase additional Mortgage Loans or interests in Mortgage Loans out of proceeds received in connection with the repayment or disposition of Mortgage Loans or the issuance of additional shares of Common Stock and Preferred Stock. Additional shares of Preferred Stock ranking senior to the Series A Preferred Shares may not be issued by the Company without the approval of holders of at least 66 2/3% of the outstanding Series A Preferred Shares. Additional shares of Preferred Stock ranking on a parity with the Series A Preferred Shares may not be issued by the Company without the approval of a majority of the Independent Directors. See "Description of Series A Preferred Shares--Voting Rights" and "-- Independent Director Approval". The Company does not currently intend to issue any additional shares of Preferred Stock unless it simultaneously issues additional shares of Common Stock to the Bank, and the aggregate proceeds to be received from such issuance of Common Stock approximately equals the sum of the aggregate offering price of such additional Preferred Stock and the Company's expenses (including any underwriting discounts or placement fees) incurred in connection with the issuance of such additional shares of Preferred Stock. It is currently anticipated that any determination by the Company to issue additional shares of Preferred Stock will take into account the Bank's and CMC's regulatory capital requirements and the cost of raising and maintaining that capital at the time. See "Certain Transactions Constituting the Formation-- Benefits to the Bank and Its Affiliates".



    The Company currently anticipates that substantially all of the Mortgage Loans that it may acquire in the future will be purchased from the Bank and affiliates of the Bank. No arrangements or procedures are currently in place regarding the acquisition by the Company of Mortgage Loans from unaffiliated third parties. The Company expects that any additional Mortgage Loans acquired by the Company will be whole loans, will represent first lien positions, will be acquired on a basis consistent with secondary market standards and will have been originated and underwritten in conformity with standards generally applied by the Bank or affiliates of the Bank at the time the Mortgage Loans were originated. The Company currently intends to maintain approximately 90% of its portfolio of Mortgage Assets in Residential Mortgage Loans and approximately 10% of its portfolio in Commercial Mortgage Loans. The Company's current policy is not to acquire any Commercial Mortgage Loan if such Commercial Mortgage Loan would constitute more than 5% of the total book value of the Mortgage Assets of the Company at the time of its acquisition. The Company's current policy prohibits the acquisition of any Mortgage Loan or any interest in a Mortgage Loan (other than an interest resulting from the acquisition of Mortgage-Backed Securities), which Mortgage Loan (i) is delinquent in the payment of principal or interest; (ii) is or was at any time during the preceding 12 months (a) Classified, (b) in Nonaccrual Status, or (c) renegotiated due to financial deterioration of the borrower; or (iii) has been, more than once during the preceding 12 months, more than 30 days past due in the payment of principal or interest. The Company anticipates that the Mortgage Loans acquired by the Company in the future will be serviced by the Bank or an affiliate of the Bank. Loans that are in Nonaccrual Status are generally loans that are past due 90 days or more in principal or interest and Classified loans are troubled loans which are deemed substandard and where the collectibility of such loan is doubtful.



    As a newly-formed entity, the Company has no prior operating history. As of the date hereof, it has $1,000 in assets, $1,000 in stockholder's equity and no indebtedness. Immediately after the issuance by the Company of the Series A Preferred Shares to the public and the Common Stock to the Bank and the purchase by the Company of the Initial Portfolio, the Company (assuming that (i) the Underwriters' over-allotment option is not exercised and (ii) there are $18 million in aggregate offering and organizational expenses) will have $1 billion in Mortgage Assets, $500 million of stated capital attributable to the Series A Preferred Shares, $155.4 million of stated capital attributable to the Common Stock and $344.6 million of additional paid-in capital. See "Capitalization".


                           TAX STATUS OF THE COMPANY

    The Company will elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ending December 31, 1996. As a REIT, the Company generally will not be subject to federal income tax on net income and capital gains that it distributes to the holders of its Common Stock and Preferred Stock, including the Series A Preferred Shares.

    A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute to stockholders at least 95% of its "REIT taxable income". Notwithstanding qualification for taxation as a REIT, the Company may be subject to federal, state and/or local tax. See "Risk Factors--Tax Risks" and "Federal Income Tax Considerations".

                                  RISK FACTORS

    Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus before purchasing Series A Preferred Shares in the Offering.

NO OPERATING HISTORY

    The Company is a newly organized corporation with no operating history and no revenues to date.


DEPENDENCE UPON BANK AS ADVISOR AND SERVICER



    The Company will be dependent for the selection, structuring and monitoring of its Mortgage Assets on the diligence and skill of its officers (all of whom are also officers of the Bank or its affiliates) and the officers and employees of the Bank, as Advisor. See "Management". In addition, the Company will be dependent upon the expertise of the Bank, as Servicer, for the servicing of its Mortgage Loans. The Advisor may subcontract all or a portion of its obligations under the Advisory Agreement, and the Servicer may subcontract all or a portion of its obligations under the Servicing Agreements, to one or more affiliates, and under certain conditions to non-affiliates, involved in the business of managing or servicing, as the case may be, Mortgage Assets. In the event the Advisor or the Servicer subcontracts its obligations in such a manner, the Company will be dependent upon the subcontractor to provide any such services. See "Management--The Advisor" and "Business and Strategy--Servicing".


RELATIONSHIP WITH THE BANK AND ITS AFFILIATES; CONFLICTS OF INTEREST

    The Bank and its affiliates are involved in virtually every aspect of the Company's existence. The Bank is the sole holder of the Common Stock of the Company and administers the day-to-day activities of the Company in its role as Advisor under the Advisory Agreement. The Bank also services the Company's Mortgage Loans in its role as Servicer under each of the Servicing Agreements. In addition, other than the Independent Directors, all of the officers and directors of the Company are also officers and directors of the Bank or its affiliates. As the holder of all of the outstanding voting stock of the Company, the Bank will have the right to elect all directors of the Company, including the Independent Directors.


    The Bank and its affiliates may have interests which are not identical to those of the Company. Consequently, conflicts of interest may arise with respect to transactions, including without limitation, the Company's acquisition of the Initial Portfolio; future acquisitions of Mortgage Loans from the Bank or its affiliates; servicing of Mortgage Loans, particularly with respect to Mortgage Loans that become Classified or placed in Nonaccrual Status or which have been, more than once during the preceding twelve months, more than 30 days past due in the payment of principal and interest; future dispositions of Mortgage Loans to CMC or any of its non-bank subsidiaries; and the modification of the Advisory Agreement or the Servicing Agreements.



    For example, conflicts of interest may arise between the Bank and the Company with respect to the Commercial Mortgage Loans included in the Initial Portfolio. The Company's interest will be limited to its interest in the Commercial Mortgage Loan, but the Bank may have other interests as a result of the Bank's overall relationship with the mortgagor in the course of its middle market commercial lending business. In addition, certain of the Commercial Mortgage Loans are cross-collateralized with other credit facilities with the Bank. As a result of the Bank having a relationship with the mortgagor of a Commercial Mortgage Loan, including as lender with respect to other outstanding loans to such mortgagor, the Bank, in its role as Advisor and Servicer, may be subject to conflict with respect to such Commercial Mortgage Loan, in the event that such Commercial Mortgage Loan becomes Classified or placed in Nonaccrual Status or otherwise past due in the payment of principal and interest. As a result of such conflict, the Company may hold a Commercial Mortgage Loan for a shorter or longer period of time than would otherwise be the case if the Bank were not the Servicer of the Commercial Mortgage Loan or the Advisor to the Company.


    It is the intention of the Company, CMC and the Bank that any agreements and transactions between the Company, on the one hand, and CMC, the Bank or their affiliates, on the other hand, are fair to all parties and consistent with market terms, including the prices paid and received for Mortgage Loans, including those in the Initial Portfolio, on their acquisition or disposition by the Company or in connection with the servicing of such Mortgage Loans. The requirement in the Certificate of Designation establishing the Series A Preferred Shares that certain actions of the Company be approved by a majority of the Independent Directors is also intended to ensure fair dealings between the Company and CMC, the Bank and their respective affiliates. However, there can be no assurance that such agreements or transactions will be on terms as favorable to the Company as those that could have been obtained from unaffiliated third parties. See "Business and Strategy--Management Policies and Programs--Conflict of Interest Policies".


BANK REGULATORY RESTRICTIONS ON OPERATIONS OF THE COMPANY



    Because the Company is a subsidiary of the Bank, federal and state banking authorities will have the right to examine the Company and its activities. Under certain circumstances, including any determination that the Bank's relationship to the Company results in an unsafe and unsound banking practice, such banking authorities will have the authority to issue orders which could restrict the ability of the Company to transfer assets, to make distributions to its stockholders (including dividends to the holders of Series A Preferred Shares) or to redeem shares of Preferred Stock. Such actions could potentially result in the Company failing to qualify as a REIT. See "--Tax Risks".


INTEREST RATE RISK


    The Company's income will consist primarily of interest payments on the Mortgage Loans held by it. The Company anticipates that most of its Mortgage Loans will bear interest at adjustable rates. If there is a decline in interest rates (as measured by the indices upon which the interest rates of the Mortgage Loans are based), then the Company will experience a decrease in income available to be distributed to its stockholders. In such an interest rate environment, the Company may experience an increase in prepayments on its Residential Mortgage Loans and may find it more difficult to purchase additional Mortgage Loans bearing rates sufficient to support payment of the dividends on the Series A Preferred Shares. In addition, certain Residential Mortgage Loan products which the Company will hold could allow borrowers in such an interest rate environment to convert an adjustable rate mortgage to a fixed rate mortgage, thus "locking in" a low fixed interest rate. Because the rate at which dividends are required to be paid on the Series A Preferred Shares is fixed, there can be no assurance that an interest rate environment in which there is a significant decline in interest rates would not adversely affect the Company's ability to pay dividends on the Series A Preferred Shares.


RISKS ASSOCIATED WITH MORTGAGE LOANS GENERALLY

    An investment in the Series A Preferred Shares may be affected by, among other things, a decline in real estate values. In the event the Mortgage Assets held by the Company become nonperforming, the Company may not have funds sufficient to pay dividends on the Series A Preferred Shares. Factors that could affect the value of the Mortgage Assets held by the Company include the following:


  GEOGRAPHIC CONCENTRATION



    Certain geographic regions of the United States may from time to time experience natural disasters or weaker regional economic conditions and housing markets, and, consequently, may experience higher rates of loss and delinquency on Mortgage Loans generally. Any concentration of the Mortgage Loans in such a region may present risks in addition to those present with respect to Mortgage Loans generally. Approximately 57% of the residential properties underlying the Company's Residential Mortgage Loans included in the Initial Portfolio are located in California. Substantially all of the commercial properties underlying its Commercial Mortgage Loans are located in the New York metropolitan tri-state area. Both these sets of Mortgage Loans may be subject to a greater risk of default than other comparable Mortgage Loans in the event of adverse economic, political or business developments or natural hazards that may affect such regions and the ability of property owners in such regions to make payments of principal and interest on the underlying mortgages. The Company will not maintain any special hazard insurance policies which could mitigate any damages caused by natural disasters (such as earthquakes) which may occur in such regions. In the event of any such natural disaster, the Company's ability to pay dividends on the Series A Preferred Shares could be adversely affected. See "Business and Strategy-- Description of Initial Portfolio--Geographic Distribution" herein for further information regarding the geographic concentration of the Mortgage Loans in the Initial Portfolio.



  NO CREDIT ENHANCEMENT OR SPECIAL HAZARD INSURANCE



    As described in "--Geographic Concentration" above, the Company generally does not intend to obtain credit enhancements such as mortgagor bankruptcy insurance or to obtain special hazard insurance for its Mortgage Loans, other than standard hazard insurance, which will in each case only relate to individual Mortgage Loans. Accordingly, during the time it holds Mortgage Loans for which third party insurance is not obtained, the Company will be subject to risks of borrower defaults and bankruptcies and special hazard losses that are not covered by standard hazard insurance (such as those occurring from earthquakes). In addition, in the event of a default on any Mortgage Loan held by the Company resulting from declining property values or worsening economic conditions, among other factors, the Company would bear the risk of loss of principal to the extent of any deficiency between (i) the value of the related mortgaged property, plus any payments from an insurer (or guarantor in the case of Commercial Mortgage Loans) and (ii) the amount owing on the Mortgage Loan.



  SPECIAL RISKS RELATING TO COMMERCIAL MORTGAGE LOANS



    The Company anticipates that approximately 10% (measured by aggregate outstanding principal amount) of its portfolio of Mortgage Assets on an ongoing basis will consist of Commercial Mortgage Loans. Commercial Mortgage Loans have certain distinct risk characteristics. The Company's current policy is not to acquire any Commercial Mortgage Loan if such Commercial Mortgage Loan would constitute more than 5% of the total book value of the Mortgage Assets of the Company at the time of its acquisition. Commercial Mortgage Loans generally lack standardized terms, which may complicate their structure. Commercial real estate properties themselves tend to be unique and are more difficult to value than residential real estate properties. Commercial Mortgage Loans also tend to have shorter maturities than Residential Mortgage Loans and may not be fully amortizing, meaning that they may have a significant principal balance or "balloon" payment due on maturity. In addition, commercial real estate properties, particularly industrial and warehouse properties, are generally subject to relatively greater environmental risks than non-commercial properties and to the corresponding burdens and costs of compliance with environmental laws and regulations. See "--Environmental Considerations". Also, there may be costs and delays involved in enforcing rights of a property owner against tenants in default under the terms of leases with respect to commercial properties. For example, tenants may seek the protection of the bankruptcy laws, which could result in termination of lease contracts.

  REAL ESTATE MARKET CONDITIONS

    The results of the Company's operations will be affected by various factors, many of which are beyond the control of the Company, such as: (i) local and other economic conditions affecting real estate value, (ii) the ability of tenants to make lease payments, (iii) the ability of a property to attract and retain tenants, which may in turn be affected by local conditions such as an oversupply of space or a reduction in demand for rental space in the area, the attractiveness of properties to tenants, competition from other available space, the ability of the owner to pay leasing commissions, provide adequate maintenance and insurance, pay tenant improvement costs and make other tenant concessions, (iv) interest rate levels and the availability of credit to refinance such loans at or prior to maturity and (v) increased operating costs, including energy costs, real estate taxes and costs of compliance with environmental controls and regulations. The results of the Company's operations depend on, among other things, the level of interest income generated by the Company's Mortgage Assets, the market value of such Mortgage Assets and the supply of and demand for such Mortgage Assets. Further, no assurance can be given that the values of the properties securing the Mortgage Loans included in the Company's Initial Portfolio have remained or will remain at the levels existing on the dates of origination of such Mortgage Loans.

  DELAYS IN LIQUIDATING DEFAULTED MORTGAGE LOANS

    Even assuming that the mortgaged properties underlying the Mortage Loans held by the Company provide adequate security for such Mortgage Loans, substantial delays could be encountered in connection with the liquidation of defaulted Mortgage Loans, with corresponding delays in the receipt of related proceeds by the Company. An action to foreclose on a mortgaged property securing a Mortgage Loan is regulated by state statutes and rules and is subject to many of the delays and expenses of other lawsuits if defenses or counterclaims are interposed, sometimes requiring several years to complete. Furthermore, in some states an action to obtain a deficiency judgment is not permitted following a nonjudicial sale of a mortgaged property. In the event of a default by a mortgagor, these restrictions, among other things, may impede the ability of the Company to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due on the related Mortgage Loan. In addition, the Servicer will be entitled to deduct from collections received all expenses reasonably incurred in attempting to recover amounts due and not yet repaid on liquidated Mortgage Loans, including legal fees and costs of legal action, real estate taxes and maintenance and preservation expenses, thereby reducing amounts available to the Company.

  LEGAL CONSIDERATIONS

    Applicable state laws generally regulate interest rates and other charges and require certain disclosures to borrowers. In addition, most states have other laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and practices which may apply to the servicing and collection of the Mortgage Loans. Depending on the provisions of the applicable law and the specific facts and circumstances involved, violations of these laws, policies and principles may limit the ability of the Company to collect all or part of the principal of or interest on the Mortgage Loans, may entitle the borrower to a refund of amounts previously paid and, in addition, could subject the Company to damages and administrative sanctions.

  ENVIRONMENTAL CONSIDERATIONS


    In the event that the Company is forced to foreclose on a defaulted Mortgage Loan to recover its investment in such Mortgage Loan, the Company may be subject to environmental liabilities in connection with the underlying real property which could exceed the value of the real property. Although the Company intends to exercise due diligence to discover potential environmental liabilities prior to the acquisition of any property through foreclosure, hazardous substances or wastes, contaminants, pollutants or sources thereof (as defined by state and federal laws and regulations) may be discovered on properties during the Company's ownership or after a sale thereof to a third party. If such hazardous substances are discovered on a property which the Company has acquired in foreclosure or otherwise, the Company may be required to remove those substances and clean up the property. There can be no assurances that in such a case the Company would not incur full recourse liability for the entire costs of any removal and clean-up, that the cost of such removal and clean-up would not exceed the value of the property or that the Company could recoup any of such costs from any third party. The Company may also be liable to tenants and other users of neighboring properties. In addition, the Company may find it difficult or impossible to sell the property prior to or following any such clean-up.

RISK OF FUTURE REVISIONS IN POLICIES AND STRATEGIES BY BOARD OF DIRECTORS

    The Board of Directors has established the investment policies and operating policies and strategies of the Company, certain of which are described in this Prospectus. These policies may be amended or revised from time to time at the discretion of the Board of Directors (in certain circumstances subject to the approval of a majority of the Independent Directors) without a vote of the Company's stockholders, including holders of the Series A Preferred Shares. The ultimate effect of any change in the policies and strategies set forth in this Prospectus on a holder of Series A Preferred Shares may be positive or negative. See "Business and Strategy--Management Policies and Programs".

TAX RISKS

  ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

    The Company intends to operate so as to qualify as a REIT under the Code. Although the Company believes that it will be owned and organized and will operate in such a manner, and Milbank, Tweed, Hadley & McCloy will render certain opinions, described under "Federal Income Tax Considerations" below, regarding the Company's qualification as a REIT, no assurance can be given that the Company will be able to operate in such a manner so as to qualify as a REIT or to remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances, not entirely within the Company's control and not addressed by the opinion of Milbank, Tweed, Hadley & McCloy, may affect the Company's ability to qualify as a REIT. Although the Company is not aware of any proposal in Congress to amend the tax laws in a manner that would materially and adversely affect the Company's ability to operate as a REIT, no assurance can be given that new legislation or new regulations, administrative interpretations or court decisions will not significantly change the tax laws in the future with respect to qualification as a REIT or the federal income tax consequences of such qualification.

    The Company is relying on the opinion of Milbank, Tweed, Hadley & McCloy, counsel to the Company, regarding various issues affecting the Company's ability to qualify, and retain qualification, as a REIT. Such legal opinions are not binding on the Internal Revenue Service ("IRS").

    If in any taxable year the Company fails to qualify as a REIT, the Company would not be allowed a deduction for distributions to stockholders in computing its taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. As a result, the amount available for distribution to the Company's stockholders would be reduced for the year or years involved. In addition, unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. A failure of the Company to qualify as a REIT would not by itself give the Company the right to redeem the Series A Preferred Shares. See "Description of Series A Preferred Shares--Redemption."

    Notwithstanding that the Company currently intends to operate in a manner designed to qualify as a REIT, future economic, market, legal, tax or other considerations may cause the Company to determine that it is in the best interest of the Company and the holders of its Common Stock and Preferred Stock to revoke the REIT election. As long as any Series A Preferred Shares are outstanding, any such determination by the Company may not be made without the approval of a majority of the Independent Directors. The tax law prohibits the Company from electing treatment as a REIT for the four taxable years following the year of such revocation. See "Federal Income Tax Considerations".

  REIT REQUIREMENTS WITH RESPECT TO STOCKHOLDER DISTRIBUTIONS

    To obtain favorable tax treatment as a REIT qualifying under the Code, the Company generally will be required each year to distribute as dividends to its stockholders at least 95% of its "REIT taxable income" (excluding capital gains). Failure to comply with this requirement would result in the Company's income being subject to tax at regular corporate rates. In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions considered as paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income for the calendar year, 95% of its capital gains net income for the calendar year and any undistributed taxable income from prior periods.

  REDEMPTION UPON OCCURRENCE OF A TAX EVENT

    At any time following the occurrence of a Tax Event (as defined under "Description of Series A Preferred Shares--Redemption"), even if such Tax Event
occurs prior to             , 2001, the Company will have the right to redeem
the Series A Preferred Shares in whole but not in part. See "Description of Series A Preferred Shares--Redemption". Upon the occurrence of a Tax Event, should the Company not redeem the Series A Preferred Shares, the Company's ability to pay dividends on the Series A Preferred Shares may be adversely affected.


RISK ASSOCIATED WITH LEVERAGE



    Although the Company does not currently intend to incur any indebtedness in connection with the acquisition and holding of Mortgage Loans, the Company may do so at any time (although indebtedness in excess of 20% of the aggregate amount of net proceeds received in connection with the issuance of Preferred Stock and Common Stock may not be incurred without the approval of a majority of the Independent Directors of the Company). To the extent the Company were to change its policy with respect to the incurrence of indebtedness, the Company would be subject to risks associated with leverage, including, without limitation, changes in interest rates, prepayment risk and risks of various hedging strategies.



NO THIRD PARTY VALUATION OF THE MORTGAGE LOANS; NO ARM'S-LENGTH NEGOTIATIONS WITH AFFILIATES



    The Company and the Bank intend that the fair value of the Initial Portfolio will approximately equal the amount (approximately $1 billion) that the Company will pay for the Initial Portfolio. However, no third party valuations of the Mortgage Loans constituting the Initial Portfolio were obtained for purposes of the Offering, and there can be no assurance that the fair value of the Initial Portfolio does not differ from the purchase price payable by the Company.



    In addition, it is not anticipated that third party valuations will be obtained in connection with future acquisitions and dispositions of Mortgage Loans even in circumstances where an affiliate of the Company is selling the Mortgage Loans to, or purchasing the Mortgage Loans from, the Company. Accordingly, although the Company, the Bank and CMC intend that future acquisitions or dispositions of Mortgage Loans be on a fair value basis, there can be no assurance that the consideration to be paid (or received) by the Company to (or from) the Bank, CMC or any of their respective affiliates in connection with future acquisitions or dispositions of Mortgage Loans will not differ from the fair value of such Mortgage Loans.


NO PRIOR MARKET FOR SERIES A PREFERRED SHARES

    Prior to the Offering, there has been no public market for the Series A Preferred Shares and there can be no assurance that an active trading market will develop or be sustained or that the Series A Preferred Shares may be resold at or above the initial public offering price.

                                  THE COMPANY


    The Company is a newly-formed Delaware corporation created for the purpose of acquiring, holding and managing Mortgage Assets that will generate net income for distribution to stockholders. The Company anticipates that approximately 90% of its portfolio of Mortgage Assets will represent interests in Residential Mortgage Loans and that approximately 10% of its portfolio of Mortgage Assets will represent interests in Commercial Mortgage Loans (in each case measured by aggregate outstanding principal amounts).


    The Company expects that substantially all of its Mortgage Assets will be acquired as whole loans from the Bank or affiliates of the Bank. The Bank will administer the day-to-day operations of the Company in its role as Advisor under the Advisory Agreement. The Company will elect to be subject to tax as a REIT under the Code, and will generally not be subject to federal income tax to the extent that it distributes its earnings to its stockholders and maintains its qualification as a REIT.

    All of the Common Stock of the Company is owned by the Bank, and all of the common stock of the Bank is owned by CMC. CMC is a bank holding company organized under the laws of Delaware in 1968 and registered under the Bank Holding Company Act of 1956, as amended. On March 31, 1996, The Chase Manhattan Corporation ("Old Chase") merged with and into Chemical Banking Corporation, and Chemical Banking Corporation, as the surviving corporation of the merger, changed its name to "The Chase Manhattan Corporation". As a result of the merger, CMC has become the largest banking institution in the United States, with over $300 billion in assets and $20 billion in stockholders' equity. CMC has indicated to the Company that, for so long as any Series A Preferred Shares are outstanding, it intends to maintain direct or indirect ownership of at least 80% of the outstanding Common Stock of the Company.


    A PURCHASE OF SERIES A PREFERRED SHARES IS A PURCHASE OF SECURITIES ISSUED BY THE COMPANY AND IS NOT A PURCHASE OF SECURITIES ISSUED BY, OR OTHERWISE AN INVESTMENT IN, THE BANK OR CMC. NO OBLIGATION OF THE COMPANY IS GUARANTEED BY THE BANK OR CMC.


    For a further description of the operations of the Company, see "Business and Strategy", "Management", "Risk Factors" and "Federal Income Tax Considerations".

                                USE OF PROCEEDS

    The proceeds to the Company from the sale of the Series A Preferred Shares offered hereby are expected to be $500,000,000 (assuming the Underwriters' over-allotment option is not exercised). Simultaneously with the consummation of the Offering, the Bank will purchase shares of Common Stock for a price equal to $500,000,000. The Company will use the aggregate proceeds of $1 billion received in connection with both the Offering and the sale of shares of Common Stock to the Bank to purchase the Initial Portfolio from the Bank. See "Business and Strategy".

    If the Underwriters exercise their option to purchase additional Series A Preferred Shares to cover over-allotments in the Offering, the Bank will purchase additional shares of Common Stock for a price equal to the aggregate initial public offering price of such additional Series A Preferred Shares. The Company will use the additional proceeds from any such additional sales of Series A Preferred Shares and shares of Common Stock to purchase additional Mortgage Loans of the types described in "Business and Strategy--Description of Initial Portfolio". The Company expects that it will purchase any such additional Commercial and Residential Mortgage Loans within six months from the exercise by the Underwriters of their over-allotment option. Pending such purchase, the Company will invest such additional proceeds in Mortgage-Backed Securities or short-term money market investments.

    Simultaneously with the consummation of the Offering, the Bank will also purchase additional shares of Common Stock for a price equal to the aggregate amount of underwriting discounts and expenses incurred by the Company in connection with the Offering and all expenses incurred by the Company in connection with its formation and the offering of the Series A Preferred Shares (currently estimated by the Company to be approximately $18 million in the aggregate) in order to provide the Company with funds sufficient to pay such expenses. Simultaneously with the consummation of any sale of additional Series A Preferred Shares in connection with the exercise by the Underwriters of their over-allotment option, the Bank will also purchase additional shares of Common Stock for a price equal to the aggregate amount of underwriting discounts and expenses incurred by the Company in connection with the exercise of such overallotment option in order to provide the Company with funds sufficient to pay such expenses.

    The following table illustrates the use of proceeds by the Company from the sale of the Series A Preferred Shares offered hereby (assuming the Underwriters' over-allotment option is not exercised) and the sale of shares of Common Stock to the Bank described above.

Gross proceeds from the offering of
  Series A Preferred Shares................................................   $  500,000,000
Gross proceeds from the issuance of shares
  of Common Stock to the Bank..............................................   $             1
Public Offering Expenses:
    Underwriting discounts.................................................
    Other expenses of the formation and Offering...........................                 1
                                                                              --------------
  Net proceeds to be applied to the purchase of Mortgage
    Assets to be acquired from the Bank....................................   $1,000,000,000
                                                                              --------------
                                                                              --------------

- -------------------


1 Assumes that expenses incurred by the Company in connection with its formation and the Offering of the Series A Preferred Shares, other than underwriting
  discounts, are $   . If such expenses are in excess of $   , the Bank will
  purchase additional shares of Common Stock for a purchase price equal to such excess.

    Neither the Bank nor any of its affiliates will receive any transaction fees upon completion of the Offering, including any advance payment in respect of servicing or advisory fees.

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company as of July 11, 1996 (the date of the most recent audited financial statement of the Company) and as adjusted to reflect (i) the consummation of the Offering (assuming the Underwriters' over-allotment option is not exercised) and (ii) the transactions described in "Certain Transactions Constituting The Formation--The Formation" and the use of the net proceeds therefrom as described under "Use of Proceeds".

                                                                           JULY 11, 1996
                                                                     -------------------------
                                                                       ACTUAL      AS ADJUSTED
                                                                     ----------    -----------
                                                                          (IN THOUSANDS)
DEBT
Total long-term debt..............................................   $       --    $        --
                                                                     ----------    -----------

STOCKHOLDERS' EQUITY
Preferred Stock, par value $25.00 per share; none authorized, none issued and outstanding, actual; and 50,000,000 shares
  authorized, 20,000,000 shares issued and outstanding, as
adjusted..........................................................           --        500,000
Common Stock, par value $1.00 per share(1); 1,000 shares
  authorized, 1,000 shares issued and outstanding, actual; and
  5,000,000 shares authorized, 518,001 shares issued and
outstanding, as adjusted..........................................            1        155,4001
Additional paid-in capital........................................           --        344,6011
                                                                     ----------    -----------
    Total stockholders' equity....................................   $        1    $ 1,000,001
                                                                     ----------    -----------
TOTAL CAPITALIZATION..............................................   $        1    $ 1,000,001
                                                                     ----------    -----------
                                                                     ----------    -----------

- ------------

1 The Company was formed with an initial capitalization of $1,000. Prior to consummation of the Offering, the charter of the Company will be amended to increase the authorized capital of the Company and to increase the par value of the Common Stock to $300.00 per share. Since the par value per share of the Preferred Stock equals the issue price of a Series A Preferred Share, the full $500 million raised in the Offering will represent Preferred Stock capital. The par value of the Common Stock will equal 30% of its purchase price of $1,000 per share and, accordingly, the Bank will be acquiring 518,000 shares of Common Stock upon the consummation of the Offering for an aggregate purchase price of $518 million (such number of shares of Common Stock includes Common Stock acquired by the Bank in order to provide sufficient funds to pay aggregate offering and organization expenses, currently estimated by the Company to be approximately $18 million). As a result of these issuances of Common Stock, the Common Stock capital amount, upon consummation of the Offering, will equal $155.4 million. The additional paid-in capital of $344.6 million represents the excess of the purchase price for the Common Stock over the par value of such shares after deducting the aggregate amount of offering and organization expenses.

                             BUSINESS AND STRATEGY

GENERAL

    The Company's principal business objective is to acquire, hold and manage Mortgage Loans that will generate net income for distribution to stockholders. The Company will acquire the Initial Portfolio of Mortgage Loans from the Bank for an aggregate purchase price of approximately $1 billion. See "Certain Transactions Constituting the Formation".

    In order to preserve its status as a REIT under the Code, substantially all of the assets of the Company will consist of Mortgage Loans and other qualified REIT real estate assets of the type set forth in Section 856(c)(6)(B) of the Code. See "Federal Income Tax Considerations".

DIVIDEND POLICY

    The Company currently expects to pay an aggregate amount of dividends with respect to its outstanding shares of capital stock equal to approximately 100% of the Company's "REIT taxable income" (excluding capital gains). In order to remain qualified as a REIT, the Company must distribute annually at least 95% of its "REIT taxable income" (excluding capital gains) to stockholders.


    Dividends will be declared at the discretion of the Board of Directors after considering the Company's distributable funds, financial requirements, tax considerations and other factors. Because (i) the Mortgage Assets are interest bearing, (ii) the Series A Preferred Shares represent only approximately 50% of the Company's capitalization and (iii) the Company does not anticipate incurring any indebtedness, the Company currently expects that both its cash available for distribution and its "REIT taxable income" will be significantly in excess of amounts needed to pay accrued dividends on the Series A Preferred Shares, even in the event of a significant drop in interest rate levels. Accordingly, the Company expects that it will, after paying all accrued and unpaid dividends on the Series A Preferred Shares, pay dividends on an annual basis to holders of its Common Stock. However, there are several limitations which restrict the Company's ability to pay dividends on the Common Stock (none of which should adversely affect either the ability of the Company to pay dividends in respect of the Series A Preferred Shares or the ability of the Company to maintain its status as a REIT).


    First, under the Company's current dividend policy, the Company may not make any distribution in respect of the Common Stock with respect to any year to the extent that, after taking into account such proposed distribution, total cash or property distributions on the Company's outstanding shares of Preferred Stock and Common Stock with respect to that year would exceed 105% of the Company's "REIT taxable income" (excluding capital gains) for that year plus net capital gains of the Company for that year. This policy regarding the limitations on payment of dividends in respect of Common Stock may not be modified without the approval of a majority of the Independent Directors. Second, no cash or property dividends may be paid on the Common Stock unless all accrued and unpaid dividends on the Series A Preferred Shares, and all other capital stock of the Company ranking senior to the Common Stock, have been paid. Third, Delaware law provides that dividends (as well as other distributions) may be paid on the capital stock of the Company only out of (i) the Company's capital surplus (i.e., the excess of the Company's net assets over the aggregate par value of all shares of capital stock issued by the Company) and (ii) the Company's net profits for the year in which the dividend is declared and for the preceding year. Because the aggregate par value of the Series A Preferred Shares and the outstanding shares of Common Stock will, upon consummation of the Offering, equal $655.4 million (assuming the Underwriters' over-allotment option is not exercised and there are $18 million of offering and organizational expenses), the amount of dividends which the Company could legally pay on its

Common Stock cannot exceed an amount which would cause the Company's net assets to be less than $655.4 million.

    Under certain circumstances, including any determination that the Bank's relationship to the Company results in an unsafe and unsound banking practice, federal and state banking authorities will have the authority to issue an order which restricts the ability of the Company to make dividend payments to its stockholders.


LIQUIDITY AND CAPITAL RESOURCES



    The Company's principal liquidity need will be to fund the acquisition of additional Mortgage Loans as Mortgage Loans held by the Company are repaid. The acquisition of such additional Mortgage Loans will be funded with the proceeds of principal repayments on its portfolio of Mortgage Loans. The Company does not anticipate that it will have any other material capital expenditures. The Company believes that cash generated from the payment of interest and principal on its Mortgage Loan portfolio will provide sufficient funds to meet both operating requirements and payment of dividends by the Company in accordance with the REIT Requirements for the foreseeable future.


GENERAL DESCRIPTION OF MORTGAGE ASSETS; INVESTMENT POLICY

  RESIDENTIAL MORTGAGE LOANS


    The Company may from time to time acquire both conforming and nonconforming Residential Mortgage Loans. Conforming Residential Mortgage Loans comply with the requirements for inclusion in a loan guarantee program sponsored by either the Federal Home Loan Mortgage Corporation ("FHLMC") or the Federal National Mortgage Association ("FNMA"). Under current regulations, the maximum principal balance allowed on conforming Residential Mortgage Loans ranges from $207,000 for one-unit residential loans ($310,500 for such residential loans secured by mortgaged properties located in either Alaska or Hawaii) to $397,800 for four-unit residential loans ($596,700 for such residential loans secured by mortgaged properties located in either Alaska or Hawaii). Nonconforming Residential Mortgage Loans are Residential Mortgage Loans that do not qualify in one or more respects for purchase by FNMA or FHLMC under their standard programs. The Company expects that a majority of the nonconforming Residential Mortgage Loans it purchases (including substantially all of those included the Initial Portfolio) will be nonconforming because they either have original principal balances which exceed the requirements for FHLMC or FNMA programs or because they bear interest on a basis that varies from the standard requirements of such programs. A substantial portion of the Company's nonconforming Residential Mortgage Loans are expected to meet the requirements for sale to national private mortgage conduit programs or other investors in the secondary mortgage market.


    Each Residential Mortgage Loan will be evidenced by a promissory note secured by a mortgage or deed of trust or other similar security instrument creating a first lien on single-family (one- to four-unit) residential properties, including stock allocated to a dwelling unit in a residential cooperative housing corporation. Residential real estate properties underlying Residential Mortgage Loans consist of individual dwelling units, individual cooperative apartment units, individual condominium units, two- to four-family dwelling units, planned unit developments and townhouses. The Company currently expects that most of the Residential Mortgage Loans to be acquired by it will be adjustable rate Mortgage Loans; however, the Company will also purchase fixed interest rate Residential Mortgage Loans.

  COMMERCIAL MORTGAGE LOANS


    The Company may from time to time acquire Commercial Mortgage Loans secured by industrial and warehouse properties, recreational facilities, office buildings, retail space and shopping malls, hotels and motels, hospitals, nursing homes or senior living centers; however the Company expects that substantially all of the Commercial Mortgage Loans it acquires will be secured by offices, industrial warehouses and manufacturing facilities in the New York metropolitan tri-state area. The Company anticipates that substantially all of these commercial real estate properties at origination were at least 70% occupied by the borrowers of the related Commercial Mortgage Loan or their affiliates, which are customers of the Bank or its affiliates. However, there is no requirement regarding the percentage of any commercial real estate property that must be leased at the time the Company acquires a Commercial Mortgage Loan secured by such commercial real estate property. Unlike Residential Mortgage Loans, Commercial Mortgage Loans generally lack standardized terms. Although Commercial Mortgage Loans are generally nonrecourse to the borrower, the Company anticipates that substantially all of the Commercial Mortgage Loans that it will acquire will either be recourse to the borrower or supported by a guarantee of an affiliate of the borrower. However, there is no requirement that Commercial Mortgage Loans acquired by the Company have third party guarantees. In addition, Commercial Mortgage Loans tend to be fixed rate loans having shorter maturities than Residential Mortgage Loans. Commercial Mortgage Loans may also not be fully amortizing, meaning that they may have a significant principal balance or "balloon" payment due on maturity. Moreover, commercial properties, particularly industrial and warehouse properties, are generally subject to relatively greater environmental risks than non-commercial properties, generally giving rise to increased costs of compliance with environmental laws and regulations. See "Risk Factors--Risks Associated with Mortgage Loans Generally" and "--Environmental Considerations".



    The credit quality of a Commercial Mortgage Loan may depend on, among other factors, the existence and structure of underlying leases, the physical condition of the property (including whether any maintenance has been deferred), the creditworthiness of tenants, the historical and anticipated level of vacancies and rents on the property and on other comparable properties located in the same region, potential or existing environmental risks, the availability of credit to refinance the Commercial Mortgage Loan at or prior to maturity and the local and regional economic climate in general. Foreclosures of defaulted Commercial Mortgage Loans are generally subject to a number of complicating factors, including environmental considerations, which are generally not present in foreclosures of Residential Mortgage Loans. See "Risk Factors--Risks Associated with Mortgage Loans Generally--Special Risks Relating to Commercial Mortgage Loans" and "--Environmental Considerations".


  MORTGAGE-BACKED SECURITIES


    The Company may from time to time acquire Mortgage-Backed Securities representing interests in or obligations backed by pools of Mortgage Loans. The Mortgage Loans underlying the Mortgage-Backed Securities will be secured by single-family residential, multifamily or commercial real estate properties located throughout the United States. It is not currently anticipated that the Company will hold a significant amount of Mortgage-Backed Securities. The Company intends to acquire Mortgage-Backed Securities only in connection with the temporary investment of funds prior to the distribution of dividends and the acquisition of additional Mortgage Loans. The Company intends to acquire Mortgage-Backed Securities only if they are investment grade. The Company does not intend to acquire any interest-only, principal-only or high-risk Mortgage-Backed Securities. The Company will not be precluded from investing in Mortgage-Backed Securities where the Bank or one of its affiliates is the sponsor or issuer.

ACQUISITION OF INITIAL PORTFOLIO


    Simultaneously with the consummation of the Offering, the Company will acquire the Initial Portfolio pursuant to the terms of two mortgage purchase agreements with the Bank: the Residential Mortgage Loan Purchase and Warranties Agreement (the "Residential Mortgage Purchase Agreement") and the Commercial Mortgage Loan Purchase and Warranties Agreement (the "Commercial Mortgage Purchase Agreement", and, together with the Residential Mortgage Purchase Agreement, the "Mortgage Purchase Agreements"), each dated as of September , 1996. The Residential Mortgage Loans in the Initial Portfolio will be assigned to the Company pursuant to the Residential Mortgage Purchase Agreement. The Commercial Mortgage Loans in the Initial Portfolio will be assigned to the Company pursuant to the Commercial Mortgage Purchase Agreement. Each Mortgage Loan will be identified in a schedule appearing as an exhibit to its respective mortgage purchase agreement (each, a "Mortgage Loan Schedule"). Each Mortgage Loan Schedule will specify, among other things, with respect to each Mortgage
Loan: the interest rate or interest rate formula applicable to each Mortgage Loan, the original principal amount and the unpaid principal balance as of the purchase date, the monthly payment, maturity date, mortgagor, type of mortgaged property, location of the mortgaged property and current interest rate.



    In addition, the Bank will deliver or cause to be delivered to the Company the mortgage note with respect to each Mortgage Loan (together with all amendments and modifications thereto) endorsed in blank, the original or certified copy of the mortgage (together with all amendments and modifications thereto) with evidence of recording indicated thereon, if available, and an original or certified copy of an assignment of the mortgage in recordable form. Such documents will initially be held by the Bank, as Advisor, acting as custodian for the Company. None of the assignments of the Mortgage Loans in the Initial Portfolio will be recorded since the Bank or one of its affiliates will hold record title to facilitate the servicing of the Mortgage Loans. See "--Servicing" and "--Description of Initial Portfolio--General".



    The Bank will make certain representations and warranties with respect to the Mortgage Loans in the Initial Portfolio for the benefit of the Company and will be obligated to repurchase any Mortgage Loan sold by it to the Company as to which there is a material breach of any such representation or warranty, unless the Bank elects to substitute a qualified Mortgage Loan for such Mortgage Loan. The Bank will also indemnify the Company for damages or costs resulting from any such breach. The repurchase price for any such Mortgage Loan will be its outstanding principal amount plus accrued and unpaid interest on the date of repurchase. In addition, under the terms of the Mortgage Purchase Agreements, the Company will acquire, in addition to the Mortgage Loans included in the Initial Portfolio, (i) all amounts, including payments of principal and interest (other than payments of principal and interest due on or before September 1, 1996 with respect to the Residential Mortgage Loans and August 31, 1996 with respect to the Commercial Mortgage Loans) held in one or more accounts maintained for the benefit of or in the name of the Company pursuant to the Servicing Agreements and (ii) all insurance policies relating to the Mortgage Properties and the proceeds thereof.


MANAGEMENT POLICIES AND PROGRAMS

    In administering the Company's Mortgage Assets, the Advisor has a high degree of autonomy. The Board of Directors, however, has adopted certain policies to guide administration of the Company and the Advisor with respect to the acquisition and disposition of assets, use of capital and leverage, credit risk management and certain other activities. These policies, which are discussed below, may be amended or revised from time to time at the discretion of the Board of Directors (in certain circumstances subject to the approval of a majority of the Independent Directors) without a vote of the Company's stockholders, including holders of the Series A Preferred Shares. See also "--Dividend Policy".

  ASSET ACQUISITION AND DISPOSITION POLICIES


    Subsequent to the acquisition of the Initial Portfolio, the Company anticipates that it will from time to time purchase additional Mortgage Loans from the Bank or its affiliates, although Mortgage Loans may be acquired from unaffiliated third parties, out of proceeds received in connection with the repayment or disposition of Mortgage Loans or the issuance of additional shares of Common Stock and Preferred Stock. The Company anticipates that additional Mortgage Loans purchased from the Bank or its affiliates will be purchased on terms that are comparable to those that could be obtained by the Company if such additional Mortgage Loans were purchased from third parties unaffiliated with the Company. No arrangements or procedures are currently in place regarding the purchase of additional Mortgage Loans from unaffiliated third parties. The Company currently anticipates that additional Mortgage Loans acquired by the Company will be of the types described in "--Description of Initial Portfolio", although if the Bank or its affiliates develop additional Mortgage Loan products, the Company may purchase such additional types of Mortgage Loans. In addition, the Company may from time to time acquire Mortgage-Backed Securities representing interests in or obligations backed by pools of Mortgage Loans that will be secured by single-family residential, multifamily or commercial real estate properties located throughout the United States. The Company currently anticipates that it will not acquire the right to service any Mortgage Loan it acquires in the future and that the Bank or an affiliate of the Bank will act as servicer of any such Mortgage Loan. The Company anticipates that any servicing arrangement that it enters into in the future with the Bank will contain fees and other terms comparable to those that would be contained in servicing arrangements entered into with third parties unaffiliated with the Company.



    The Company currently intends to maintain approximately 90% of its portfolio of Mortgage Assets in Residential Mortgage Loans and approximately 10% of the Company's portfolio of Mortgage Assets in Commercial Mortgage Loans (in each case measured by aggregate outstanding principal balances). The Company's current policy is not to acquire any Commercial Mortgage Loan that constitutes more than 5% of the total book value of the Mortgage Assets of the Company at the time of its acquisition. In addition, the Company's current policy prohibits the acquisition of any Mortgage Loan or any interest in a Mortgage Loan (other than an interest resulting from the acquisition of Mortgage-Backed Securities), which Mortgage Loan (i) is delinquent in the payment of principal or interest at the time of proposed acquisition; (ii) is or was at any time during the preceding 12 months (a) Classified, (b) in Nonaccrual Status, or
(c) renegotiated due to financial deterioration of the borrower; or (iii) has been, more than once during the preceding 12 months, more than 30 days past due in the payment of principal or interest.



    The Company may choose, at any time subsequent to its acquisition of any Mortgage Loan, to require the Servicer of the Mortgage Loan to dispose of any Mortgage Loan, for any reason, including as a result of such mortgage loan becoming Classified or being placed in Nonaccrual Status or having been, more than once during the preceding 12 months, more than 30 days past due in the payment of principal or interest. The Bank has indicated to the Company that it will not purchase any Mortgage Loan of the Company that the Company chooses to dispose of for the foregoing reasons; accordingly, the Company currently anticipates that any such Mortgage Loan would be sold at its then current fair value by the Company only to CMC, a non-bank subsidiary of CMC or an unrelated third party.


  CAPITAL AND LEVERAGE POLICIES

    To the extent that the Board of Directors determines that additional funding is required, the Company may raise such funds through additional equity offerings, debt financing or retention of cash flow (after consideration of provisions of the Code requiring the distribution by a REIT of at least 95% of its "REIT taxable income" and taking into account taxes that would be imposed on undistributed taxable income), or a combination of these methods.

    The Company will have no debt outstanding following consummation of the Offering, and the Company does not currently intend to incur any indebtedness. However, the organizational documents of the Company do not contain any limitation on the amount or percentage of debt, funded or otherwise, the Company might incur. Notwithstanding the foregoing, the Company may not, without the approval of a majority of the Independent Directors, incur debt for borrowed money other than debt not in excess of 20% of the aggregate amount of net proceeds received in connection with the issuance of all outstanding Preferred Stock and Common Stock of the Company. Any such debt incurred may include intercompany advances made by the Bank to the Company.


    The Company may also issue additional series of Preferred Stock. However, the Company may not issue additional shares of Preferred Stock senior to the Series A Preferred Shares without the consent of holders of at least 66 2/3% of the outstanding shares of Preferred Stock at that time, including the Series A Preferred Shares, and the Company may not issue additional shares of Preferred Stock on a parity with the Series A Preferred Shares without the approval of a majority of the Company's Independent Directors. The Company does not currently intend to issue any additional series of Preferred Stock unless it simultaneously issues additional Common Stock to the Bank and the proceeds to be received from the issuance of the Common Stock are approximately equal to the aggregate offering price of such additional Preferred Stock plus the Company's expenses (including underwriting discounts or placement fees) in connection with the issuance of such additional shares of Preferred Stock. It is currently anticipated that any determination by the Company to issue additional shares of Preferred Stock will take into account the Bank's and CMC's regulatory capital requirements and the cost of raising and maintaining such capital at the time. See "Certain Transactions Constituting the Formation--Benefits to the Bank and Its Affiliates".



  CREDIT RISK MANAGEMENT POLICIES



    The Company expects that each Mortgage Loan acquired from the Bank or one of its affiliates in the future will be a whole loan, will represent a first lien position and will be originated by the Bank or such affiliate in the ordinary course of its real estate lending activities based on the underwriting standards generally applied (at the time of origination) for its own account by the Bank or the affiliate of the Bank which originated the Mortgage Loan. See "--Description of Initial Portfolio-- Underwriting Standards". The Company also expects that all Mortgage Loans held by the Company will be serviced pursuant to the Servicing Agreements, which require servicing in conformity with accepted secondary market standards, with any servicing guidelines promulgated by the Company and, in the case of Residential Mortgage Loans, with FNMA and FHLMC guidelines and procedures. The Company may also choose, at any time subsequent to its acquisition of any Mortgage Loan, to require the Servicer of such Mortgage Loans to dispose of any Mortgage Loan for any reason, including as a result of such Mortgage Loan becoming Classified or being placed in Nonaccrual Status or having been, more than once during the preceding 12 months, more than 30 days past due in the payment of principal and interest.


  CONFLICT OF INTEREST POLICIES

    Because of the nature of the Company's relationship with the Bank and its affiliates, it is likely that conflicts of interest will arise with respect to certain transactions, including, without limitation, the Company's acquisition of Mortgage Loans from, or disposition of Mortgage Loans to, the Bank, CMC or their respective affiliates, foreclosure on defaulted Commercial Mortgage Loans and the modification of the Advisory Agreement or either of the Servicing Agreements. It is the Company's policy that the terms of any financial dealings with the Bank, CMC and their respective affiliates will be consistent with those available from third parties in the mortgage lending industry. In addition, neither the Advisory Agreement nor either of the Servicing Agreements may be modified or terminated without the approval of a majority of the Independent Directors.

    Conflicts of interest between the Company and the Bank and its affiliates may also arise in connection with making decisions that bear upon the credit arrangements that the Bank or one of its affiliates may have with a mortgagor under a Mortgage Loan. Conflicts could also arise in connection with actions taken by the Bank as a controlling person in the Company. It is the intention of the Company, the Bank and CMC that any agreements and transactions between the Company, on the one hand, and CMC, the Bank or their affiliates, on the other hand, including without limitation the Mortgage Purchase Agreements and Servicing Agreements, are fair to all parties and are consistent with market terms for such types of transactions. The Servicing Agreements provide that (i) foreclosures and dispositions of the Mortgage Loans are to be performed with a view to maximizing the recovery by the Company as owner of the Mortgage Loans and (ii) the Servicer shall service the Mortgage Loans solely with a view toward the interests of the Company, and without regard to the interests of the Bank or its affiliates. The requirement in the Certificate of Designation establishing the Series A Preferred Shares that certain actions of the Company be approved by a majority of the Independent Directors is also intended to ensure fair dealings between the Company and CMC, the Bank and their respective affiliates. However, there can be no assurance that any such agreement or transaction will be on terms as favorable to the Company as would have been obtained from unaffiliated third parties.


    There are no provisions in the Company's Certificate of Incorporation limiting any officer, director, security holder or affiliate of the Company from having any direct or indirect pecuniary interest in any Mortgage Asset to be acquired or disposed of by the Company or in any transaction in which the Company has an interest or from engaging in acquiring, holding and managing Mortgage Assets. As described herein, it is expected that the Bank and its affiliates will have direct interests in transactions with the Company (including without limitation the sale of Mortgage Assets to the Company); however, it is not currently anticipated that any of the officers or directors of the Company will have any interests in such Mortgage Assets.

  OTHER POLICIES

    The Company intends to operate in a manner that will not subject it to regulation under the Investment Company Act of 1940. The Company does not intend to (i) invest in the securities of other issuers for the purpose of exercising control over such issuers, (ii) underwrite securities of other issuers,
(iii) actively trade in loans or other investments, (iv) offer securities in exchange for property or (v) make loans to third parties, including, without limitation, officers, directors or other affiliates of the Company. The Company may, under certain circumstances, purchase the Series A Preferred Shares and other shares of its capital stock in the open market or otherwise, provided, however, that the Company will not redeem or repurchase any shares of its Common Stock for so long as any Series A Preferred Shares are outstanding without the approval of a majority of the Independent Directors. The Company has no present intention of causing the Company to repurchase any shares of its capital stock, and any such action would be taken only in conformity with applicable federal and state laws and regulations and the requirements for qualifying as a REIT.

    The Company intends to publish and distribute to stockholders, in accordance with New York Stock Exchange rules, annual reports containing financial statements prepared in accordance with generally accepted accounting principles and certified by the Company's independent public accountants. The Certificate of Designation establishing the Series A Preferred Shares provides that the Company shall maintain its status as a reporting company under the Exchange Act for so long as any of the Series A Preferred Shares are outstanding.

    The Company currently intends to make investments and operate its business at all times in such a manner as to be consistent with the requirements of the Code to qualify as a REIT. However, future economic, market, legal, tax or other considerations may cause the Board of Directors, subject to approval by a majority of Independent Directors, to determine that it is in the best interests of the Company and its stockholders to revoke its REIT status.

DESCRIPTION OF INITIAL PORTFOLIO


    Information with respect to the Residential Mortgage Loans in the Initial Portfolio is presented as of September 1, 1996. Information with respect to the Commercial Mortgage Loans in the Initial Portfolio is presented as of August 31, 1996. The composition of the Initial Portfolio actually purchased by the Company contemporaneously with the consummation of the Offering will differ from the Initial Portfolio as described in this Prospectus only to the extent it is discovered prior to the consummation of the Offering that a Mortgage Loan included in the Initial Portfolio described herein (i) is delinquent in the payment of principal or interest; (ii) is or was at any time during the preceding 12 months (a) Classified, (b) in Nonaccrual Status, or (c) renegotiated due to financial deterioration of the borrower; or (iii) has been, more than once during the preceding 12 months, more than 30 days past due in the payment of principal or interest. In such event a Mortgage Loan similar in aggregate outstanding principal balance and product type will be substituted for such non-purchased Mortgage Loan.



    References herein to percentages of Mortgage Loans included in the Initial Portfolio refer in each case to the percentage of the aggregate outstanding principal balance of the Mortgage Loans in the Initial Portfolio as of September 1, 1996, based on the outstanding principal balances of such Mortgage Loans as of such date, after giving effect to scheduled monthly payments due on or prior to such date, whether or not received.


    The detailed information set forth in this Prospectus with respect to the Mortgage Loans applies only to the Initial Portfolio and the Company's portfolio of Mortgage Assets in the future may or may not have the characteristics described below.

  GENERAL


    The Initial Portfolio contains 2,091 Residential Mortgage Loans, representing approximately 89% of the unpaid principal balance of the Mortgage Loans contained in the Initial Portfolio, and 54 Commercial Mortgage Loans, representing approximately 11% of the unpaid principal balance of the Mortgage Loans contained in the Initial Portfolio. On September 1, 1996, the Mortgage Loans included in the Initial Portfolio had an aggregate outstanding principal balance of $1,011,114,000.



    Substantially all of the Residential Mortgage Loans included in the Initial Portfolio were originated by either Chase Mortgage Services, Inc., an indirect wholly-owned subsidiary of the Bank ("CMSI"), or one of its predecessors in interest in the ordinary course of their respective real estate lending activities. Certain of the Residential Mortgage Loans included in the Initial Portfolio may have been originated by mortgagees approved by the Secretary of Housing and Urban Development or institutions (such as banks, credit unions and insurance companies) subject to supervision and examination by federal and state authorities and then sold to CMSI or one of its predecessors in interest. All of the Residential Mortgage Loans included in the Initial Portfolio were originated generally in accordance with the underwriting standards customarily employed by CMSI or its predecessors in interest at the time at which such Mortgage Loans were originated.


    Each Commercial Mortgage Loan included in the Initial Portfolio was originated by the Bank in the ordinary course of its middle market commercial real estate lending activities.


    All of the Residential Mortgage Loans included in the Initial Portfolio were originated between 1986 and 1996, and have original terms to stated maturity of either 15, 20, 25 or 30 years. Substantially all of the Residential Mortgage Loans in the Initial Portfolio have original principal balances in excess of $207,000. As of September 1, 1996, the average outstanding principal balance of a Residential Mortgage Loan is $431,835.00 The weighted average number of months since origination of the Residential Mortgage Loans included in the Initial Portfolio (calculated as of September 1, 1996) was approximately 18 months. The weighted average Loan-to-Value Ratio (defined below) of the Residential Mortgage Loans included in the Initial Portfolio is 70.92%; however, 9.2% of the Residential Mortgage Loans have Loan-to-Value Ratios of greater than 80%. Of the Residential Mortgage Loans with Loan-to-Value Ratios of greater than 80%, approximately 21% were originated in 1996 and approximately 57% were originated in 1995. "Loan-to-Value Ratio" means the ratio (expressed as a percentage) of the original principal amount of such Mortgage Loan to the lesser of (i) the appraised value at origination of the underlying mortgaged property and (ii) if the Mortgage Loan was made to finance the acquisition of property, the purchase price of the mortgaged property.



    All of the Commercial Mortgage Loans included in the Initial Portfolio were originated between September 1984 and May 1996, and had original terms to stated maturity of between two and 20 years.


    Upon transfer of the residential mortgaged property underlying a Residential Mortgage Loan included in the Initial Portfolio that is an adjustable rate Mortgage Loan, the mortgage note generally will not preclude assumption of the related Residential Mortgage Loan by the proposed transferee if the proposed transferee satisfies certain criteria with respect to its ability to repay the Residential Mortgage Loan. Certain mortgage notes with respect to certain of the Residential Mortgage Loans included in the Initial Portfolio contain "due-on-sale" provisions, which prevent the assumption of the Residential Mortgage Loan by a proposed transferee and accelerate the payment of the outstanding principal balance of the Residential Mortgage Loan. "Due-on-sale" provisions in mortgage notes with respect to adjustable rate Residential Mortgage Loans may be applicable in the period prior to the first Rate Adjustment Date (as defined herein) or following the exercise of a conversion option fixing the interest rate. All fixed rate Residential Mortgage Loans included in the Initial Portfolio have mortgage notes which contain "due-on-sale" provisions. Most of the Commercial Mortgage Loans in the Initial Portfolio also have "due-on-sale" provisions, although certain Commercial Mortgage Loans in the Initial Portfolio may permit assumption thereof by a proposed transferee upon the satisfaction of certain criteria with respect to the ability of such transferee to repay such Commercial Mortgage Loan.


    None of the Mortgage Loans included in the Initial Portfolio (i) is currently delinquent in the payment of principal or interest; (ii) is or was at any time during the preceding 12 months (a) Classified, (b) in Nonaccrual Status, or (c) renegotiated due to financial deterioration of the borrower; or
(iii) was, more than once during the preceding 12 months, more than 30 days past due in the payment of principal or interest. If, prior to the acquisition of the Initial Portfolio, any Mortgage Loan included in the description of the Initial Portfolio herein falls within any of the foregoing categories, the Company will not purchase such Mortgage Loan but will instead purchase a Mortgage Loan similar in aggregate outstanding principal balance and product type which does not fall into any of these categories.


  RESIDENTIAL MORTGAGE LOANS


    The following types of Residential Mortgage Loan products, each of which is more fully described below, will be included in the Initial Portfolio: Six-Month Prime Rate ARM, Six-Month Treasury Rate ARM, One-Year ARM, 3/1 ARM, 5/1 ARM, 7/1 ARM, 10/1 ARM and 30-year fixed rate Residential Mortgage Loan.

    The following table sets forth certain information with respect to each type of Residential Mortgage Loan included in the Initial Portfolio:

                   TYPE OF RESIDENTIAL MORTGAGE LOAN PRODUCT


                                                     PERCENTAGE
                                 AGGREGATE           OF INITIAL                             WEIGHTED AVERAGE
                                 PRINCIPAL          PORTFOLIO BY        WEIGHTED AVERAGE    EXPECTED MONTHS
                                  BALANCE        AGGREGATE PRINCIPAL    INITIAL LOAN TO       REMAINING TO
    TYPE                       (IN THOUSANDS)          BALANCE            VALUE RATIO           MATURITY
- ----------------------------   --------------    -------------------    ----------------    ----------------
Six-Month Prime Rate ARM....      $ 44,152               4.37%                63.14%             338.12
Six-Month Treasury Rate
ARM.........................        19,344               1.91                 69.21              339.54
One-Year ARM................       132,908              13.14                 68.42              323.51
3/1 ARM.....................       120,493              11.92                 68.11              341.46
5/1 ARM.....................       410,542              40.60                 73.31              341.07
7/1 ARM.....................        84,254               8.33                 71.45              335.01
10/1 ARM....................        50,938               5.04                 67.69              336.78
30-Year Fixed Rate..........        40,337               3.99                 75.54              341.13
                               --------------          ------
    Total...................      $902,968              89.30%                70.92%             337.55
                               --------------          ------
                               --------------          ------



    Of the Residential Mortgage Loans included in the Initial Portfolio, 4.5% bear interest at fixed rates. The interest rates of the fixed rate Residential Mortgage Loans included in the Initial Portfolio range from 7.375% per annum to 9.125% per annum. The weighted average interest rate of the fixed rate Residential Mortgage Loans included in the Initial Portfolio is approximately 8.206% per annum. The following table contains certain additional data with respect to the interest rates of the fixed rate Residential Mortgage Loans included in the Initial Portfolio (including adjustable rate Residential Mortgage Loans that have been converted, pursuant to their terms, to fixed rates):


             INTEREST RATE OF FIXED RATE RESIDENTIAL MORTGAGE LOANS


                                                                                      PERCENTAGE OF
                                                                                    INITIAL PORTFOLIO
                                                                                           BY
                                                                   AGGREGATE            AGGREGATE
                                               NUMBER OF       PRINCIPAL BALANCE        PRINCIPAL
              INTEREST RATE                  MORTGAGE LOANS     (IN THOUSANDS)           BALANCE
- ------------------------------------------   --------------    -----------------    -----------------
7.250%-7.499%.............................           1              $   318                 .03%
7.500%-7.749%.............................           3                1,848                 .18
7.750%-7.999%.............................          13                5,734                 .57
8.000%-8.249%.............................          24               12,743                1.26
8.250%-8.499%.............................          22               10,875                1.07
8.500%-8.749%.............................          23                6,833                 .68
8.750%-8.999%.............................          12                1,490                 .15
9.000%-9.249%.............................           5                  497                 .05
                                                 -----             --------                 ---
        Total.............................         103              $40,338                3.99%
                                                 -----             --------                 ---
                                                 -----             --------                 ---

    Of the Residential Mortgage Loans included in the Initial Portfolio, 95.5% bear interest at adjustable rates. The interest rate on an "adjustable rate mortgage" or an "ARM" is typically tied to an index (such as the interest rate on United States Treasury Bills), and is adjustable periodically. ARMs are typically subject to limitations on lifetime interest rates as well as periodic interest rate adjustments. The current interest rates of the Residential Mortgage Loans included in the Initial Portfolio that are ARMs ranged from 5.500% per annum to 9.625% per annum as of September 1, 1996. As of September 1, 1996, the weighted average current interest rate of the Residential Mortgage Loans included in the Initial Portfolio that are ARMs was approximately 7.594% per annum. The following table contains certain additional data as of September 1, 1996 with respect to the interest rates of the Residential Mortgage Loans included in the Initial Portfolio that are ARMs:


      CURRENT INTEREST RATE OF ADJUSTABLE RATE RESIDENTIAL MORTGAGE LOANS


                                                                                   PERCENTAGE OF
                                                                                 INITIAL PORTFOLIO
                                                                                        BY
                                                                AGGREGATE            AGGREGATE
                                            NUMBER OF       PRINCIPAL BALANCE        PRINCIPAL
         CURRENT INTEREST RATE            MORTGAGE LOANS     (IN THOUSANDS)           BALANCE
- ---------------------------------------   --------------    -----------------    -----------------
5.500%-5.749%..........................            4            $   1,090                .11%
5.750%-5.999%..........................           11                3,262                .32
6.000%-6.249%..........................           13                8,819                .87
6.250%-6.499%..........................           36               14,143               1.40
6.500%-6.749%..........................          100               45,635               4.51
6.750%-6.999%..........................           89               33,651               3.33
7.000%-7.249%..........................          214               78,227               7.74
7.250%-7.499%..........................          348              126,323              12.49
7.500%-7.749%..........................          445              179,231              17.73
7.750%-7.999%..........................          327              160,477              15.87
8.000%-8.249%..........................          152               70,974               7.02
8.250%-8.499%..........................          144               85,905               8.50
8.500%-8.749%..........................           81               41,522               4.11
8.750%-8.999%..........................           15                9,836                .97
9.000%-9.249%..........................            3                1,661                .16
9.250%-9.449%..........................            4                1,279                .12
9.500%-9.749%..........................            2                  595                .06
                                             -------        -----------------         ------
        Total..........................        1,988            $ 862,630              85.31%
                                             -------        -----------------         ------
                                             -------        -----------------         ------



    "Gross Margin", with respect to a Residential Mortgage Loan that is an ARM, means the applicable fixed percentage which, when added to the applicable index, results in the current interest rate paid by the borrower of such Residential Mortgage Loan (without taking into account any interest rate caps or minimum interest rates). Gross Margin is inapplicable to fixed rate Residential Mortgage Loans. As of September 1, 1996, the weighted average Gross Margin of the Residential Mortgage Loans included in the Initial Portfolio that are ARMs was approximately 2.652%.



    The following table sets forth certain additional data as of September 1, 1996 with respect to the Gross Margins of the Residential Mortgage Loans included in the Initial Portfolio that are ARMs:

                                  GROSS MARGIN


                                                                                   PERCENTAGE OF
                                                                                 INITIAL PORTFOLIO
                                                                                        BY
                                                                AGGREGATE            AGGREGATE
                                            NUMBER OF       PRINCIPAL BALANCE        PRINCIPAL
             GROSS MARGIN                 MORTGAGE LOANS     (IN THOUSANDS)           BALANCE
- ---------------------------------------   --------------    -----------------    -----------------
- -0.375%-0.124%.........................           21            $  28,250               2.80%
0.125%-0.624%..........................           13               15,628               1.55
1.625%-2.124%..........................            1                1,028                .10
2.125%-2.624%..........................            1                  946                .09
2.625%-3.124%..........................        1,931              805,235              79.64
3.125%-3.624%..........................           21               11,543               1.14
                                              ------        -----------------         ------
        Total..........................        1,988            $ 862,630              85.32%
                                              ------        -----------------         ------
                                              ------        -----------------         ------


  DESCRIPTION OF TYPES OF RESIDENTIAL MORTGAGE LOANS

    The interest rate of each type of ARM product included in the Initial Portfolio adjusts at the times (each, a "Rate Adjustment Date") and in the manner described below subject to lifetime interest rate caps, to minimum interest rates and, in the case of most ARMs in the Initial Portfolio, to maximum annual or semi-annual interest rate increases or decreases, each as specified in the mortgage note relating to the ARM. Information set forth below regarding interest rate caps and minimum interest rates applies to the Initial Portfolio only. Mortgage Loans purchased by the Company after consummation of the Offering may be subject to different interest rate caps and minimum interest rates.


    Each ARM bears interest at its initial interest rate until its first Rate Adjustment Date. Effective with each Rate Adjustment Date, the monthly principal and interest payment on most of the adjustable rate Mortgage Loans included in the Initial Portfolio will be adjusted to an amount that will fully amortize the then-outstanding principal balance of such Residential Mortgage Loan over its remaining term to stated maturity and that will be sufficient to pay interest at the adjusted interest rate. However, 97%, or approximately $43 million aggregate principal amount, of the Six-Month Prime Rate ARMs included in the Initial Portfolio will bear interest only for the ten years following their date of origination after which time the mortgagors will be required to make monthly interest and principal payments in an amount that will fully amortize the loan. Certain of the types of Residential Mortgage Loan products that are ARMs contain an option, which may be exercised by the mortgagor, to convert the ARM into a fixed rate loan for the remainder of the mortgage term. If a Residential Mortgage Loan that is an ARM is converted into a fixed rate loan, the interest rate will be determined at the time of conversion as specified in the mortgage note relating to such Mortgage Loan and will remain fixed at such rate until the stated maturity of such Residential Mortgage Loan. All of the Mortgage Loans included in the Initial Portfolio allow the mortgagor to prepay at any time some or all of the outstanding principal balance of the Mortgage Loan without fee or penalty.



    Six-Month Prime Rate ARM. The interest rate with respect to each Six-Month Prime Rate ARM is fixed at an initial rate for the first six monthly payments and adjusts semi-annually thereafter on the dates specified in the related mortgage note to a rate equal to the Prime Rate (defined below) on such date plus the Gross Margin (if any) set forth in such mortgage note, subject to a lifetime interest rate cap equal to the higher of 12.00% or the initial interest rate plus 6% and to a minimum interest rate no less than the Gross Margin. "Prime Rate" for any date means the lowest prime rate as published in the "Money Rates" table of The Wall Street Journal for that date.


    Subject to conditions specified in the mortgage note related to a Six-Month Prime Rate ARM, a mortgagor may have the option to convert the Six-Month Prime Rate ARM to a fixed rate loan typically beginning with the second Rate Adjustment Date and on the first day of each month thereafter until and including the tenth Rate Adjustment Date. If the conversion option is exercised, the interest rate will be fixed for the remainder of the term of the mortgage and will equal the FNMA Required Net Yield (defined below) plus a conversion margin (the "Six-Month Conversion Margin"), which will vary from loan to loan depending on the amount of the original loan and the Loan-to-Value Ratio and which is set forth in the related mortgage note. The mortgagor must pay a conversion fee at the time the option is exercised. The mortgagor may also pay an amount equal to 1% of the outstanding principal balance on the loan to reduce the Six-Month Conversion Margin. "FNMA Required Net Yield" means (i) with respect to any Mortgage Loan with an original term of 20, 25 or 30 years, FNMA's required net yield for 30-year fixed rate mortgages (covered by 60-day mandatory commitments) that was in effect 45 days prior to the effective date of any conversion of such Mortgage Loan and (ii) with respect to any Mortgage Loan with an original term of 15 years, FNMA's required net yield for 15-year fixed rate mortgages (covered by 60-day mandatory commitments) that was in effect 45 days prior to the effective date of any conversion of such Mortgage Loan.


    Six-Month Treasury Rate ARM. The interest rate with respect to each Six-Month Treasury Rate ARM is fixed at an initial rate for the first six monthly payments and adjusts semi-annually thereafter on the dates specified in the related mortgage note to a rate equal to the then-current Six-Month Treasury Index (defined below) plus the Gross Margin as set forth in such mortgage note, subject to a maximum semi-annual interest rate increase or decrease of 1.00%, a lifetime interest rate cap equal to the initial interest rate with respect to such Residential Mortgage Loan plus 6% and to a minimum interest rate no less than the Gross Margin. The sum of the Six-Month Treasury Index and the Gross Margin is generally rounded to the nearest 0.125%; however, certain mortgage notes provide for the sum to be rounded upwards to the nearest 0.125%. The "Six-Month Treasury Index" with respect to each Six-Month Treasury Rate ARM is the weekly average investment yield of auction rates on six-month U.S. Treasury securities as published by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") in Statistical Release H.15(519) or any similar publication or, if not so published, as reported by any Federal Reserve Bank or by any U.S. Government department or agency and made available to the Advisor. Should the Six-Month Treasury Index not be published or become otherwise unavailable, the Advisor will select a comparable alternative index over which it has no control and which is readily available.

    Certain Six-Month Treasury Rate ARMs contain a conversion option similar to the conversion option described above with respect to the Six-Month Prime Rate ARMs.

    One-Year ARM. The interest rate with respect to each One-Year ARM is fixed at an initial rate for the first twelve monthly payments and adjusts annually thereafter on the date specified in the related mortgage note to a rate equal to the then-current Treasury Index (defined below) plus the Gross Margin set forth in such mortgage note, subject to a maximum annual interest rate increase or decrease of 2.00%, a lifetime interest rate cap equal to the initial interest rate with respect to such Residential Mortgage Loan plus 5% or 6% as specified in the related mortgage note and to a minimum interest rate no less than the Gross Margin. The sum of the Treasury Index and the Gross Margin is generally rounded to the nearest 0.125%; however, certain mortgage notes provide for the sum to be rounded upwards to the nearest 0.125%. The "Treasury Index" with respect to each One-Year ARM is the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of one year as published by the Federal Reserve Board in Statistical Release H.15 (519) or any similar publication or, if not so published, as reported by any Federal Reserve Bank or by any U.S. Government department or agency and made available to the Advisor. Should the Treasury Index not be published or become otherwise unavailable, the Advisor will select a comparable alternative index over which it has no control and which is readily available.

    Certain One-Year ARMs contain a conversion option which, if exercised, would convert the One-Year ARM into a fixed rate loan for the remainder of the term of the mortgage. Subject to conditions specified in the mortgage note related to a One-Year ARM, a mortgagor may have the right to convert the One-Year ARM to a fixed rate loan beginning with the first Rate Adjustment Date and on the first day of each month thereafter until and including the fifth Rate Adjustment Date. If the conversion option is exercised, the interest rate will be fixed for the remainder of the term of the mortgage and will equal the sum of a percentage equal to at least 0.625% and the FNMA Required Net Yield. The mortgagor must pay a conversion fee at the time the option is exercised.

    Three-Year Fixed Rate Loan with Automatic Conversion to One-Year ARM. The interest rate with respect to each three-year fixed rate loan with automatic conversion to a One-Year ARM (a "3/1 ARM") is fixed at an initial rate for the first 36 monthly payments and adjusts annually thereafter as if the Residential Mortgage Loan were a One-Year ARM. Certain 3/1 ARMs contain a conversion option that is substantially the same as the conversion option for the One-Year ARM except that the option may be exercised during the period beginning with the 24th payment due date and on the first day of each month thereafter until and including the 60th payment due date.

    Five-Year Fixed Rate Loan with Automatic Conversion to One-Year ARM. The interest rate with respect to each five-year fixed rate loan with automatic conversion to a One-Year ARM (a "5/1 ARM") is fixed at an initial rate for the first 60 monthly payments and adjusts annually thereafter as if the Residential Mortgage Loan were a One-Year ARM with a lifetime interest rate cap equal to the initial interest rate with respect to such Residential Mortgage Loan plus 4% or 5%, provided that, with respect to certain 5/1 ARMs, on the first Rate Adjustment Date the interest rate may be increased by 4% or 5%. There is no option to convert a 5/1 ARM back to a fixed rate loan after the first Rate Adjustment Date.

    Seven-Year Fixed Rate Loan with Automatic Conversion to One-Year ARM. The interest rate with respect to each seven-year fixed rate loan with automatic conversion to a One-Year ARM (a "7/1 ARM") is fixed at an initial rate for the first 84 monthly payments and adjusts annually thereafter as if the Residential Mortgage Loan were a One-Year ARM with a lifetime interest rate cap equal to the initial interest rate with respect to such Residential Mortgage Loan plus 4% or 5%, provided that, with respect to certain 7/1 ARMs, on the first Rate Adjustment Date the interest rate may be increased by 4% or 5%. There is no option to convert a 7/1 ARM back to a fixed rate loan after the first Rate Adjustment Date.

    Ten-Year Fixed Rate Loan with Automatic Conversion to One-Year ARM. The interest rate with respect to each ten-year fixed rate loan with automatic conversion to a One-Year ARM (a "10/1 ARM") is fixed at an initial rate for the first 120 monthly payments and adjusts annually thereafter as if the Residential Mortgage Loan were a One-Year ARM with a lifetime interest rate cap equal to the initial interest rate with respect to such Residential Mortgage Loan plus 4% or 5%, provided that, with respect to certain 10/1 ARMs, on the first Rate Adjustment Date the interest rate may be increased by 4% or 5%. There is no option to convert a 10/1 ARM back to a fixed rate loan after the first Rate Adjustment Date.


    Fixed Rate Loans. The fixed rate Residential Mortgage Loans which are included in the Initial Portfolio or may be purchased by the Company will generally have original terms to stated maturity of 15 or 30 years. The interest rates of these Residential Mortgage Loans are fixed prior to origination or have been converted, pursuant to the terms of a mortgage note, to a fixed rate. The monthly principal and interest payment is calculated to fully amortize the initial outstanding principal balance of such Residential Mortgage Loan to its stated maturity.


  COMMERCIAL MORTGAGE LOANS

    The Company currently anticipates that the Commercial Mortgage Loans included in the Initial Portfolio will consist primarily of offices, industrial warehouses and manufacturing facilities in the New York metropolitan tri-state area. Substantially all of these commercial real estate properties were at origination at least 70% occupied by the borrowers or their affiliates. The borrowers of the Commercial Mortgage Loans included in the Initial Portfolio are primarily customers of the Bank to which the Bank has extended such Commercial Mortgage Loans in the ordinary course of its middle market commercial real estate lending activities. Unlike most Commercial Mortgage Loans, substantially all of the Commercial Mortgage Loans included in the Initial Portfolio are either recourse to the borrower or guaranteed as to the payment of principal and interest by an affiliate of the borrower. The outstanding principal balances of the Commercial Mortgage Loans included in the Initial Portfolio ranged from $304,000 to $9.7 million as of August 31, 1996.


    The following table sets forth certain information with respect to each type of commercial property underlying each Commercial Mortgage Loan included in the Initial Portfolio:

                        TYPE OF COMMERCIAL MORTGAGE LOAN


                                            PERCENTAGE
                                            OF INITIAL         WEIGHTED AVERAGE                        WEIGHTED AVERAGE
    TYPE OF            AGGREGATE           PORTFOLIO BY            ORIGINAL        WEIGHTED AVERAGE    EXPECTED MONTHS
   MORTGAGED       PRINCIPAL BALANCE    AGGREGATE PRINCIPAL        LOAN-TO-        CURRENT LOAN-TO-      REMAINING TO
    PROPERTY1       (IN THOUSANDS)            BALANCE            VALUE RATIO2        VALUE RATIO3          MATURITY
- ----------------   -----------------    -------------------    ----------------    ----------------    ----------------
Office..........       $  23,323                2.31%                73.08               60.12               59.03
Industrial......          42,120                4.17                 71.00               59.59               87.71
Recreational....          13,070                1.29                 48.45               43.60              101.40
Retail..........          13,651                1.35                 75.80               58.64               55.21
Other...........          15,982                1.58                 70.56               44.84               88.78
                        --------               -----
   Total........       $ 108,146               10.70%                65.67               55.36               79.23
                        --------               -----
                        --------               -----


- ------------


1 The categorization of the type of property securing each Commercial Mortgage
  Loan is based upon the primary use of such property upon origination of such Commercial Mortgage Loan. An industrial mortgaged property may include some office space, but its primary use is as an industrial warehouse or manufacturing facility.

2 Represents the ratio of the outstanding principal amount of each Commercial
  Mortgage Loan at the time of loan origination or modification, if any, to the value of the property securing such Commercial Mortgage Loan at the time of loan origination or modification, if any.

3. Represents the ratio of the outstanding principal amount of the Commercial Mortgage Loan at August 31, 1996 to the value of the property securing such Commercial Mortgage Loan at the time of loan origination or modification, if any.

    Of the Commercial Mortgage Loans included in the Initial Portfolio, 75% are not fully amortizing and will have significant principal balances or "balloon" payments due upon maturity. These balloon payments range from $100,000.00 to $8.9 million. The following table sets forth certain information with respect to Commercial Mortgage Loans included in the Initial Portfolio that are not fully amortizing as of August 31, 1996:

                COMMERCIAL MORTGAGE LOANS WITH BALLOON PAYMENTS

                                                   PERCENTAGE
                                                   OF INITIAL         WEIGHTED AVERAGE    WEIGHTED AVERAGE
                              AGGREGATE           PORTFOLIO BY        EXPECTED MONTHS     BALLOON PAYMENT
   TYPE OF MORTGAGED      PRINCIPAL BALANCE    AGGREGATE PRINCIPAL      REMAINING TO       UPON MATURITY
        PROPERTY1          (IN THOUSANDS)            BALANCE              MATURITY         (IN THOUSANDS)
- -----------------------   -----------------    -------------------    ----------------    ----------------
Office.................        $20,632                 2.04%                53.83              $3,932
Industrial.............         25,228                 2.50                 68.40               2,132
Recreational...........          9,548                  .94                100.34               1,701
Retail.................         10,688                 1.06                 35.52               1,751
Other..................         15,043                 1.49                 90.88               6,588
                              --------                -----
        Total..........        $81,139                 8.03%                68.29              $3,315
                              --------                -----
                              --------                -----

- ------------

1 The categorization of the type of property securing each Commercial Mortgage
  Loan is based upon the primary use of such property upon origination of such Commercial Mortgage Loan. An industrial mortgaged property may include some office space, but its primary use is as an industrial warehouse or manufacturing facility.

    Of the Commercial Mortgage Loans included in the Initial Portfolio, 64% bear interest at fixed rates. The interest rates of the fixed rate Commercial Mortgage Loans included in the Initial Portfolio range from 7.31% per annum to 12.02% per annum. The following table contains certain additional data with respect to the interest rates of the fixed rate Commercial Mortgage Loans included in the Initial Portfolio (including those variable rate Commercial Mortgage Loans that have been converted, pursuant to their terms, to fixed rates):


            INTEREST RATE OF FIXED RATE COMMERCIAL MORTGAGE LOANS

                                                                                        PERCENTAGE OF
                                                                                      INITIAL PORTFOLIO
                                                                 AGGREGATE                   BY
                                          NUMBER OF          PRINCIPAL BALANCE       AGGREGATE PRINCIPAL
    INTEREST RATE                       MORTGAGE LOANS        (IN THOUSANDS)               BALANCE
- -------------------------------------   --------------       -----------------       -------------------
7% - 9%..............................               12       $          17,716                     1.75%
9% - 11%.............................               18                  40,457                      4.00
11% and above........................                7                  10,764                      1.07
                                        --------------       -----------------       -------------------
    Total............................               37       $          68,937                     6.82%
                                        --------------       -----------------       -------------------
                                        --------------       -----------------       -------------------

    Of the Commercial Mortgage Loans included in the Initial Portfolio, 36% bear interest at variable rates which are typically tied to an index (such as the Prime Rate or LIBOR) and are adjustable periodically. Some of these variable rate Commercial Mortgage Loans contain an option exercisable by the borrower to convert the variable rate loan into a fixed rate loan. The current interest rates borne by the variable rate Commercial Mortgage Loans included in the Initial Portfolio ranged from 7.186% per annum to 10.25% per annum as of August 31, 1996. The following table contains certain additional data as of August 31, 1996 with respect to the interest rates of the variable rate Commercial Mortgage Loans included in the Initial Portfolio:


        CURRENT INTEREST RATE OF VARIABLE RATE COMMERCIAL MORTGAGE LOANS


                                                                                        PERCENTAGE OF
                                                                                      INITIAL PORTFOLIO
                                                                 AGGREGATE                   BY
                                          NUMBER OF          PRINCIPAL BALANCE       AGGREGATE PRINCIPAL
    CURRENT INTEREST RATE               MORTGAGE LOANS        (IN THOUSANDS)               BALANCE
- -------------------------------------   --------------       -----------------       -------------------
7% -  8%.............................                1       $           3,080                     0.31%
8% -  9.%............................               10                  29,847                      2.95
9% - 10%.............................                5                   5,890                      0.58
10% - 11%............................                1                     392                      0.04
                                        --------------       -----------------       -------------------
    Total............................               17       $          39,209                     3.88%
                                        --------------       -----------------       -------------------
                                        --------------       -----------------       -------------------


  UNDERWRITING STANDARDS


    The Bank has represented to the Company that all of the Residential Mortgage Loans included in the Initial Portfolio (including those which were not actually originated by CMSI or one of its predecessors in interest) were originated generally in accordance with the underwriting policy customarily employed by CMSI or one of its predecessors in interest at the time at which the Residential Mortgage Loan in the Initial Portfolio was originated. The Bank has represented to the Company that all of the Commercial Mortgage Loans included in the Initial Portfolio were originated generally in accordance with the underwriting policies customarily employed by the Bank at the time at which the Commercial Mortgage Loans in the Initial Portfolio were originated.



    Residential Mortgage Loans. The underwriting standards applied at origination of the Residential Mortgage Loans were intended to evaluate the borrower's credit standing and repayment ability, and the value and adequacy of the underlying mortgaged property as collateral. Initially, each prospective borrower was required to provide a current balance sheet describing assets and liabilities and a statement of income and expenses, as well as, to the extent required by applicable state law, an authorization to apply for a credit report which summarized the borrower's credit history with merchants and lenders and any record of bankruptcy. While a credit report was always required for a prospective borrower, the extent of the report and other documentation requested varied among different origination programs.



    For any prospective borrower, an employment verification was obtained from the borrower's employer wherein the employer reported the length of employment with the employer, the employee's current salary, and whether it was expected that the borrower would continue such employment in the future. For a self-employed prospective borrower, the borrower was generally required to submit copies of personal and business federal income tax returns for the previous two years. For any prospective borrower, the borrower authorized verification of all deposits at all financial institutions at which the borrower had demand or savings accounts.



    Once the credit report and the employment and deposit verifications were received by the underwriting officer considering the loan application, a determination was made as to whether the prospective borrower had sufficient monthly income available (i) to meet the borrower's monthly obligations on the proposed Residential Mortgage Loan (determined on the basis of the monthly payments due in the year of origination) and other expenses related to the home (such as property taxes and hazard insurance) and (ii) to meet other financial obligations and monthly living expenses. In all instances, the Bank's and its predecessors' underwriting policies (including those applied in originating the Mortgage Loans in the Initial Portfolio) may be varied in cases deemed appropriate by its underwriting officers.



    In determining the adequacy of the property as collateral, an independent appraisal was made of each property considered for financing. Each appraiser was selected in accordance with predetermined guidelines established for appraisers. The appraiser was required to inspect the property and verify that it was in good condition and that construction, if new, had been completed. If the appraiser reported any exceptions to the verification, the Bank (or its predecessor) or its agent determined that such property had been substantially completed to its satisfaction. The appraisal was based on the appraiser's judgment of value giving appropriate weight to both the market value of comparable properties and the cost of replacing the property and other factors as appropriate. The Bank's or its predecessors' underwriting standards also required a search of the public records relating to a mortgaged property for liens and judgments against such mortgaged property, as well as customary title insurance, except that title insurance was not required in connection with co-op loans. In connection with co-op loans, a recognition agreement in customary form was generally required from the related cooperative corporation.



    Commercial Mortgage Loans. The loan underwriting procedures and guidelines utilized by the Bank in connection with the origination of the Commercial Mortgage Loans included in the Initial Portfolio were intended to assess the value of the related mortgaged property, the ability of such mortgaged property to be used by the borrower or its agents and the financial condition of the borrower, including its ability to service the Commercial Mortgage Loan. The underwriting guidelines included an internal system for rating the quality of the mortgaged property. The interest rate for the Commercial Mortgage Loans was determined, in part, upon this rating system.



    The underwriting guidelines took into account such factors as location of the mortgaged property; its suitability for the proposed use; the availability, rental rates and relative value of comparable properties in the relevant market area and the anticipated growth or decline in both the immediate and broader geographic areas in which the mortgaged property is located; the current or projected occupancy or leasing ratios, if relevant; the condition and age of the mortgaged property; the management ability of the borrower, including its business experience and financial soundness; and such other economic, demographic or other factors as in the judgment of the Bank might affect the value of the mortgaged property and the ability of the borrower to service the

Commercial Mortgage Loan. Each proposal for a Commercial Mortgage Loan was presented to the appropriate middle market commercial lending units of the Bank, which analyzed the proposed transaction focusing on economic assumptions and the feasibility of the loan, identified and evaluated potential risks, and made a recommendation to approve or disapprove the loan. The proposed transaction was then presented to appropriate credit officers of the Bank for approval.



    Once a loan proposal was approved, a loan commitment was issued by the Bank to the proposed borrower, subject to, among other things, receipt of acceptable environmental (including Phase I) and appraisal reports and, if deemed appropriate, engineering reports. The Bank contracted with approved firms to prepare these reports for the account of the Bank. Any environmental exceptions were approved by appropriate officers of the Bank before the loan was funded. All Commercial Mortgage Loans were closed using a standardized set of loan documents to ensure consistency in the portfolio, subject to approved transaction specific requirements.



  GEOGRAPHIC DISTRIBUTION


    Approximately 57% of the residential real estate properties underlying the Company's Residential Mortgage Loans included in the Initial Portfolio are located in California. Consequently, these Residential Mortgage Loans may be subject to a greater risk of default than other comparable Residential Mortgage Loans in the event of adverse economic, political or business developments and natural hazards (earthquakes, for example) in California that may affect the ability of residential property owners in California to make payments of principal and interest on the underlying mortgages. Standard hazard insurance required to be maintained with respect to Residential Mortgage Loans held by the Company does not protect the Company against losses occurring from earthquakes and other natural disasters. Consequently, in the event of an earthquake or other natural disaster, the Company's ability to pay dividends on the Series A Preferred Shares could be adversely affected as the Company will not maintain special hazard insurance to protect against such losses.

    Substantially all of the commercial mortgaged properties underlying its Commercial Mortgage Loans will be located in the New York metropolitan tri-state area. Substantially all of these mortgaged properties were at origination at least 70% occupied by the borrowers or their affiliates. Consequently, these Commercial Mortgage Loans may be subject to a greater risk of default than other comparable Commercial Mortgage Loans in the event of adverse economic, political or business developments in the New York metropolitan tri-state area that may affect the ability of businesses in that area to make payments of principal and interest on the underlying mortgages.

  LOAN-TO-VALUE RATIOS; INSURANCE


    All of the Residential Mortgage Loans having Loan-to-Value Ratios of greater than 85%, and approximately 22.2% of the Residential Mortgage Loans having Loan-to-Value Ratios of greater than 80% but less than 85%, are insured under primary mortgage guaranty insurance policies. Not more than approximately 3% of the Residential Mortgage Loans are insured by any one primary mortgage insurance policy issuer. At the time of origination of the Residential Mortgage Loans, each of the primary mortgage insurance policy insurers was approved by FNMA or FHLMC. A standard hazard insurance policy is required to be maintained by the mortgagor with respect to each Residential Mortgage Loan in an amount equal to the maximum insurable value of the improvements securing such Residential Mortgage Loan or the principal balance of such Residential Mortgage Loan, whichever is less. If the residential real estate property underlying a Residential Mortgage Loan is located in a flood zone, such Residential Mortgage Loan may also be covered by a flood insurance policy as required by law. No mortgagor bankruptcy insurance will be maintained by the Company with respect to the Residential Mortgage Loans in the Initial Portfolio, nor will any Residential Mortgage Loan be insured by the Federal Housing Administration or guaranteed by the Veterans Administration. The Company will not maintain any special hazard insurance policy with respect to any Residential Mortgage Loan which could mitigate damages caused by any earthquake or other natural disaster. In addition, the standard hazard insurance required to be maintained with respect to Residential Mortgage Loans does not protect the Company against losses occurring from earthquakes and other natural disasters. In the event of any such natural disaster, the Company's ability to pay dividends on the Series A Preferred Shares could be adversely affected.

    A standard hazard insurance policy is also required to be maintained by the mortgagor with respect to each of the Commercial Mortgage Loans included in the Initial Portfolio. If the commercial real estate property securing a Commercial Mortgage Loan is located in a flood zone, such Commercial Mortgage Loan may be covered by a flood insurance policy as required by law. However, as with the Residential Mortgage Loans in the Initial Portfolio, no special hazard insurance or mortgagor bankruptcy insurance will be maintained by the Company with respect to the Commercial Mortgage Loans in the Initial Portfolio.

SERVICING


    The Mortgage Loans included in the Initial Portfolio will be sold to the Company by the Bank on a servicing retained basis. The Bank will service the Mortgage Loans included in the Initial Portfolio pursuant to the terms of the Servicing Agreements. The Bank in its role as servicer under the terms of the Servicing Agreements is herein referred to as the "Servicer". The Servicer will receive an annual servicing fee with respect to each Mortgage Loan serviced for the Company which shall (i) for each Residential Mortgage Loan included in the Initial Portfolio, equal the outstanding principal balance of such Residential Mortgage Loan multiplied by a fee of .25% and (ii) for each Commercial Mortgage Loan included in the Initial Portfolio, equal the outstanding principal balance of such Commercial Mortgage Loan multiplied by a fee ranging from .08% to .30%, depending upon the outstanding principal amount of such Commercial Mortgage Loan.



    Each Servicing Agreement requires the Servicer to service the Company's Mortgage Loans in a manner generally consistent with accepted secondary market practices, with any servicing guidelines promulgated by the Company and, in the case of Residential Mortgage Loans, with FNMA and FHLMC guidelines and procedures. The Servicing Agreements require the Servicer to service the Mortgage Loans solely with a view toward the interests of the Company, and without regard to the interests of the Bank or its affiliates. The Servicer will collect and remit principal and interest payments, administer mortgage escrow accounts, submit and pursue insurance claims and initiate and supervise foreclosure proceedings on the Mortgage Loans it services. The Servicer will also provide accounting and reporting services required by the Company for such Mortgage Loans. Each Servicing Agreement requires the Servicer to follow such collection procedures as are customary in the industry, including contacting delinquent borrowers and supervising foreclosures and property dispositions in the event of unremedied defaults in accordance with servicing guidelines promulgated by the Company. The Servicer may, in its discretion, arrange with a defaulting borrower a schedule for the liquidation of delinquencies, provided that, in the case of Residential Mortgage Loans, no primary mortgage guarantee insurance coverage is adversely affected. The Servicer may also be directed by the Company, at any time during the servicing process, to dispose of any Mortgage Loan which becomes Classified, placed in Nonaccrual Status or which has been, more than once during the preceding 12 months, more than 30 days past due in the payment of principal and interest.


    The Servicer may from time to time subcontract all or a portion of its servicing obligations under the Servicing Agreements to one or more of its affiliates. If none of its affiliates is engaged in the business of servicing Mortgage Loans, the Servicer may subcontract all or a portion of its obligations under the Servicing Agreements to an unrelated third party subject to approval of a majority of the Independent Directors. The Servicer has indicated to the Company that it will enter into subservicing arrangements with Chase Manhattan Mortgage Corporation, an indirect wholly-owned subsidiary of CMC, pursuant to which Chase Manhattan Mortgage Corporation will perform the actual servicing of the Mortgage Loans held by the Company. At June 30, 1996, Chase Manhattan Mortgage Corporation serviced residential mortgage loans having an aggregate principal balance of approximately $136.4 billion. The Servicer will not, in connection with subcontracting any of its obligations under the Servicing Agreements, be discharged or relieved in any respect from its obligation to the Company to perform its obligations under the Servicing Agreements.

    Each Servicing Agreement requires the Servicer to pay all expenses related to the performance of its duties under such Servicing Agreement. In addition, the Servicer will be required to make advances of principal and interest and, with respect to the Residential Mortgage Loans and certain Commercial Mortgage Loans, taxes and required insurance premiums that are due from mortgagers, unless (with respect to advances of principal and interest) it determines that such advances are nonrecoverable. If such advances are made, the Servicer generally will be reimbursed prior to the Company out of proceeds related to such Mortgage Loan. The Servicer also will be entitled to reimbursement by the Company for expenses incurred by it in connection with the liquidation of defaulted Mortgage Loans serviced by it and in connection with the restoration of mortgaged property. If claims are not made or paid under applicable insurance policies or if coverage thereunder has ceased, the Company will suffer a loss to the extent that the proceeds from liquidation of the mortgaged property, after reimbursement of the Servicer's expenses in the sale, are less than the outstanding principal balance of the related Mortgage Loan. The Servicer will be responsible to the Company for any loss suffered as a result of its failure to make and pursue timely claims or as a result of actions taken or omissions made by it which cause the policies to be cancelled by the insurer.

    In connection with any foreclosure proceedings that the Servicer may institute, the Servicer may exercise any power of sale contained in any mortgage or deed of trust, obtain a deed in lieu of foreclosure or otherwise acquire title to a mortgaged property underlying a Mortgage Loan by operation of law or otherwise in accordance with the terms of the relevant Servicing Agreement. The Servicer will not be permitted under the terms of the Commercial Mortgage Loan Servicing Agreement to acquire title to any commercial real estate property underlying a Commercial Mortgage Loan or take any action that would cause the Company to be an "owner" or an "operator" within the meaning of certain federal environmental laws, unless it has also previously determined, subject to the approval of the Advisor, based on a report prepared by an independent person who regularly conducts environmental assessments, that (i) the mortgaged property is in compliance with applicable environmental laws or that it would be in the best interests of the Company to take such actions as are necessary to cause the mortgaged property to comply therewith and (ii) there are no circumstances or conditions present at the mortgaged property relating to the use, management or disposal of any hazardous substances, hazardous materials, hazardous wastes or petroleum-based materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any federal, state or local law or regulation, or, if any such materials are present for which such action could be required, that it would be in the best interest of the Company to take such actions with respect to the mortgaged property.

    The Company may terminate either Servicing Agreement upon the happening of one or more events specified in the Servicing Agreement. Such events relate generally to the Servicer's proper and timely performance of its duties and obligations under the Servicing Agreement. In addition, the Company may also terminate either Servicing Agreement without cause upon 30 days' notice and payment of a termination fee that is competitive with that which is generally payable in the industry. The termination fee will be equal to 2% of the aggregate outstanding principal amount of the loans then serviced under the applicable Servicing Agreement. As long as any Series A Preferred Shares remain outstanding, the Company may not terminate, or elect not to renew, either Servicing Agreement without the approval of a majority of the Independent Directors.

    As is customary in the mortgage loan servicing industry, the Servicer will be entitled to retain any late payment charges, prepayment fees, penalties and assumption fees collected in connection with the Mortgage Loans serviced by it. In addition, the Servicer will receive any benefit derived from interest earned on collected principal and interest payments between the date of collection and the date of remittance to the Company and from interest earned on tax and insurance impound funds with respect to Mortgage Loans serviced by it. Each Servicing Agreement requires the Servicer to remit to the Company no later than the 20th day of each month all principal and interest due from borrowers of Mortgage Loans serviced by it (unless deemed nonrecoverable by the Servicer) on the first day of such month with respect to the Residential Mortgage Loans and from the last remittance date with respect to the Commercial Mortgage Loans.

    When any mortgaged property underlying a Mortgage Loan is conveyed by a mortgagor, the Servicer generally will enforce any "due-on-sale" clause contained in the Mortgage Loan, to the extent permitted under applicable law and governmental regulations. The terms of a particular Mortgage Loan or applicable law, however, may provide that the exercise of the "due-on-sale" clause is prohibited under certain circumstances related to the security underlying the Mortgage Loan and the buyer's ability to fulfill the obligations under the related mortgage note. Upon any assumption of a Mortgage Loan by a transferee, a fee equal to a specified percentage of the outstanding principal balance of the Mortgage Loan is typically required, which sum will be retained by the Servicer as additional servicing compensation.

    As a result of the relationship between the Servicer and the Company, certain conflicts of interest may arise. See "Risk Factors--Relationship with the Bank and its Affiliates; Conflicts of Interest".

EMPLOYEES

    The Company has four officers, each of whom is described further below under "Management". The Company does not anticipate that it will require any additional employees because it has retained the Advisor to perform certain functions pursuant to the Advisory Agreement described below under "Management--The Advisor". It is currently anticipated that all of the officers of the Company will also be officers or employees of CMC, the Bank or their affiliates. The Company will maintain corporate records and audited financial statements that are separate from those of the Bank or any of its affiliates. None of the officers, employees or directors of the Company will have any direct or indirect pecuniary interest in any Mortgage Asset to be acquired or disposed of by the Company or in any transaction in which the Company has an interest or will engage in acquiring, holding and managing Mortgage Assets.

COMPETITION

    The Company does not anticipate that it will engage in the business of originating Mortgage Loans. It does anticipate that it will purchase Mortgage Loans in addition to those in the Initial Portfolio and that substantially all of these Mortgage Loans will be purchased from the Bank or affiliates of the Bank. The Company does not expect to compete with mortgage conduit programs, investment banking firms, savings and loan associations, banks, thrift and loan associations, finance companies, mortgage bankers or insurance companies in acquiring its Mortgage Loans.

LEGAL PROCEEDINGS

    The Company is not the subject of any material litigation. None of the Company, the Advisor, the Bank or any of its affiliates is currently involved in nor, to the Company's knowledge, currently threatened with any material litigation with respect to the Mortgage Loans to be included in the Initial Portfolio, other than routine litigation arising in the ordinary course of business, most of which is expected to be covered by liability insurance.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The Company's Board of Directors is composed of seven members, two of whom are Independent Directors. These directors will serve until their successors are duly elected and qualified. There is no current intention to alter the number of directors comprising the Board of Directors. Pursuant to the Certificate of Designation establishing the Series A Preferred Shares, the Independent Directors are required to take into account the interests of the holders of both the Series A Preferred Shares and the Common Stock in assessing the benefit to the Company of any proposed action requiring their consent. In considering the interests of the holders of the Series A Preferred Shares, the Independent Directors shall owe the same duties which the Independent Directors owe to holders of Common Stock. The Company currently has four officers. The Company has no other employees and does not anticipate that it will require additional employees. See "Business and Strategy--Employees."

    The persons who are directors and executive officers of the Company are as follows:


        NAME                           AGE    POSITION AND OFFICES HELD
- ------------------------------------   ---    -------------------------------
Richard J. Boyle....................   52     Director
Deborah L. Duncan...................   41     President and Director
Thomas Jacob........................   58     Director
William C. Langley..................   57     Director
Neila B. Radin......................   43     Secretary
Robert S. Strong....................   47     Chairman and Director
Don B. Taggart......................   49     Treasurer and Director
Peter J. Tobin......................   52     Director


    The following is a summary of the experience of the executive officers and directors of the Company:

    RICHARD J. BOYLE retired as Vice Chairman of the Board of Old Chase and The Chase Manhattan Bank, N.A. upon consummation of the merger of Old Chase into Chemical Banking Corporation. Mr. Boyle served in such positions since 1987.

    DEBORAH L. DUNCAN is an Executive Vice President of CMC and the Bank and treasurer of CMC. Prior to the merger of Old Chase into Chemical Banking Corporation, Ms. Duncan was co-head of Old Chase's Global Markets business, with responsibility for trading activities worldwide. Ms. Duncan joined Old Chase's Corporate Controller unit in 1979 and served in various positions at Old Chase, including Corporate treasurer, Western Hemisphere treasurer, treasurer of Individual Banking, treasurer of Chase Tokyo, manager of Derivative Products-Asia, Asian treasury coordinator and financial analyst for the Europe area and the Asia area.

    THOMAS JACOB is the Chairman and Chief Executive Officer of Chase Manhattan Mortgage Corporation, the mortgage subsidiary of CMC. Mr. Jacob is also the Chairman of Chase Manhattan Bank USA, N.A., and a director of Chemical Insurance Agency. For the six years prior to the merger of Old Chase and Chemical Banking Corporation, Mr. Jacob was the executive responsible for the residential retail mortgage business of Chemical Banking Corporation.

    WILLIAM C. LANGLEY retired as an Executive Vice President and Chief Credit and Risk Policy Officer of Chemical Banking Corporation and Chemical Bank, effective July 31, 1996. Prior to becoming an Executive Vice President of Chemical Banking Corporation and Chemical Bank in 1991, Mr. Langley had served as an Executive Vice President since 1983, and the Chief Credit Officer since 1990, of Manufacturers Hanover Corporation. Mr. Langley is a director of Robert Morris Associates.

    NEILA B. RADIN is a Senior Vice President and Associate General Counsel of the Bank. Ms. Radin joined the Bank in 1987 and has been a member of its legal department since 1988.

    ROBERT S. STRONG is an Executive Vice President and the Chief Credit Officer of CMC and the Bank. Mr. Strong joined Old Chase in 1971 and served in various positions at Old Chase, including as executive in charge of the Global Portfolio Management Group, the Real Estate Finance Group, the Transportation and Defense Group, the Diversified Industries Group and the Public Utilities Group.

    DON B. TAGGART is a Senior Vice President of CMC and the Bank. Mr. Taggart joined Old Chase in 1989. Immediately prior to the merger of Old Chase into Chemical Banking Corporation, Mr. Taggart was responsible for funding/liquidity, short-term interest rate risk management and worldwide Treasury relationships and products at Old Chase.

    PETER J. TOBIN is Chief Financial Officer of CMC and the Bank. As a member of CMC's Policy Council, Mr. Tobin has responsibility for corporate treasury, controllership, corporate taxes, financial management information systems, insurance, planning and investor relations. Prior to the merger of Old Chase into Chemical Banking Corporation, Mr. Tobin held the same positions at Chemical Banking Corporation and Chemical Bank, and had similar responsibilities at Manufacturers Hanover Corporation before its merger with Chemical Banking Corporation on December 31, 1991.

INDEPENDENT DIRECTORS

    The Company's Certificate of Designation establishing the Series A Preferred Shares requires that, so long as any Series A Preferred Shares are outstanding, certain actions by the Company be approved by a majority of the Independent Directors of the Company. See "Description of Series A Preferred Shares--Independent Director Approval". Richard J. Boyle and William C. Langley are the Company's initial Independent Directors. For so long as there are only two Independent Directors, any action that requires the approval of a majority of Independent Directors must be approved by both Independent Directors.

    If at the time of any annual meeting of the Company's stockholders the aggregate amount of accrued and unpaid dividends on the Series A Preferred Shares equals or exceeds an amount equal to four quarterly dividend payments on such Series A Preferred Shares, the number of directors then constituting the Board of Directors of the Company will be increased by two (if not already increased by two due to a default in preference dividends), and the holders of Series A Preferred Shares, voting together with the holders of any other outstanding series of Preferred Stock as a single class, will be entitled to elect two additional directors to serve on the Company's Board of Directors. Any member of the Board of Directors elected by holders of the Company's Preferred Stock will be deemed to be an Independent Director for purposes of the actions requiring the approval of a majority of the Independent Directors. See "Description of Series A Preferred Shares--Voting Rights".

AUDIT COMMITTEE


    Upon consummation of the Offering, the Company will establish an audit committee which will review the engagement and independence of its auditors. The audit committee will also review the adequacy of the Company's internal accounting controls. The audit committee will initially be comprised of Mr. Boyle, Ms. Duncan, Mr. Langley and Mr. Tobin.



CREDIT COMMITTEE



    Upon consummation of the Offering, the Company will establish a credit committee which will review and approve the acquisition of any additional Mortgage Loans by the Company, will review the status of all Mortgage Loans which have become Classified or have been placed in Nonaccrual Status, and will review the terms and conditions upon which any such Loans are modified or disposed of by the Company. The credit committee will initially be comprised of Mr. Boyle, Mr. Langley and Mr. Strong.


COMPENSATION OF DIRECTORS AND OFFICERS

    The Company intends to pay the Independent Directors of the Company fees for their services as directors. The Independent Directors will receive annual compensation of $10,000 plus a fee of $750 for attendance (in person or by telephone) at each meeting of the Board of Directors.

    The Company will not pay any compensation to its officers or employees or to directors who are not Independent Directors.

LIMITATIONS ON LIABILITY OF DIRECTORS AND OFFICERS

    The Company's Certificate of Incorporation eliminates, to the fullest extent permitted by the Delaware General Corporation Law, the personal liability of a director to the Company or its stockholders for monetary damages for breach of such director's fiduciary duty. The Company's Certificate of Incorporation empowers the Company to indemnify, to the fullest extent permitted by the Delaware General Corporation Law, any director or officer of the Company. The Company's Certificate of Incorporation also empowers the Company to purchase and maintain insurance to protect any director or officer against any liability asserted against him or her, or incurred by him or her, arising out of his or her status as such.

    The by-laws of the Company (the "By-laws") require indemnification of the Company's directors and officers and specify that the right to indemnification is a contract right, setting forth certain procedural and evidentiary standards applicable to the enforcement of a claim under the By-laws. The By-laws also entitle any director or officer to be reimbursed for the expenses of prosecuting any claim against him or her arising out of his or her status as such. The By-laws of the Company also provide that the Company may enter into contracts with any director or officer in furtherance of the indemnification provisions contained in the By-laws and allow the Company to create a trust fund to ensure payment of amounts indemnified.

THE ADVISOR

    In connection with the consummation of the Offering and the formation of the Company as described herein, the Company will enter into the Advisory Agreement with the Bank to administer the day-to-day operations of the Company. The Bank in its role as advisor under the terms of the Advisory Agreement is herein referred to as the "Advisor". The Advisor will be responsible for (i) monitoring the credit quality of the Mortgage Assets held by the Company, (ii) advising the Company with respect to the acquisition, management, financing and disposition of the Company's Mortgage Assets and (iii) maintaining custody of the documents related to the Company's Mortgage Loans. The Advisor may from time to time subcontract all or a portion of its obligations under the Advisory Agreement to one or more of its affiliates involved in the business of managing Mortgage Assets. If no affiliate of the Advisor is engaged in the business of managing Mortgage Assets, the Advisor may, with the approval of a majority of the Board of Directors as well as a majority of the Independent Directors, subcontract all or a portion of its obligations under the Advisory Agreement to unrelated third parties. The Advisor will not, in connection with the subcontracting of any of its obligations under the Advisory Agreement, be discharged or relieved in any respect from its obligations under the Advisory Agreement.

    The Advisor and its affiliates have substantial experience in the mortgage lending industry, both in the origination and in the servicing of mortgage loans. At June 30, 1996, the Advisor and its affiliates held approximately $35.4 billion of residential mortgage loans and approximately $6.6 billion of commercial mortgage loans. In their residential mortgage loan business, the Advisor and its affiliates originate and purchase residential mortgage loans and then sell such loans to investors, primarily in the secondary market, while generally retaining the rights to service such loans. The Advisor and its affiliates also purchase servicing rights on residential mortgage loans. In their commercial mortgage loan business, the Advisor and its affiliates typically service the commercial mortgage loans in their portfolio.

    The Advisory Agreement has an initial term of five years, and will be renewed automatically for additional five-year periods unless notice of nonrenewal is delivered to the Advisor by the Company. The Advisory Agreement may be terminated by the Company at any time upon 90 days' prior notice. As long as any Series A Preferred Shares remain outstanding, any decision by the Company either not to renew the Advisory Agreement or to terminate the Advisory Agreement must be approved by a majority of the Board of Directors, as well as by a majority of the Independent Directors. The Advisor will be entitled to receive an annual advisory fee equal to $250,000 with respect to the advisory and management services provided by it to the Company.

    As a result of the relationship between the Bank and the Company, certain conflicts of interest may arise. See "Risk Factors--Relationship with the Bank and its Affiliates; Conflicts of Interest".

    The principal executive offices of the Advisor are located at 270 Park Avenue, New York, New York 10017, telephone number (212) 270-6000.

                CERTAIN TRANSACTIONS CONSTITUTING THE FORMATION


THE FORMATION



    Prior to or simultaneously with the completion of the Offering, the Company, CMC, the Bank and its affiliates will engage in the transactions described below which are designed (i) to facilitate the Offering, (ii) to transfer the ownership of the Initial Portfolio to the Company and (iii) to enable the Company to qualify as a REIT for federal income tax purposes commencing with its taxable year ending December 31, 1996.


    The transactions constituting the formation of the Company will include the following:

       . The Certificate of Incorporation of the Company will be amended to provide for 5,000,000 authorized shares of Common Stock and 50,000,000 authorized shares of Preferred Stock, and the Company will file a Certificate of Designation with the Secretary of State of the State of Delaware establishing the terms of the Series A Preferred Shares.

       . The Company will sell to the public 20,000,000 Series A Preferred
         Shares in the Offering (assuming the Underwriters' over-allotment option is not exercised).

       . The Bank will acquire 500,000 shares of Common Stock for a purchase price equal to $500,000,000. In addition, the Bank will acquire additional shares of Common Stock for a purchase price equal to the aggregate amount of underwriting discounts and expenses of the Offering and the formation of the Company.

       . The Bank will sell the Initial Portfolio to the Company for an aggregate purchase price equal to approximately $1 billion pursuant to the terms of the Residential Mortgage Purchase Agreement and the Commercial Mortgage Purchase Agreement.

       . The Company will enter into the Advisory Agreement with the Bank pursuant to which the Bank, as Advisor, will manage the Mortgage Assets held by the Company and administer the day-to-day operations of the Company. See "Management--The Advisor".

       . The Company will enter into the Servicing Agreements with the Bank pursuant to which the Bank, as Servicer, will service the Mortgage Loans included in the Initial Portfolio. See "Business and Strategy--Servicing".

    The Bank currently owns, and following the completion of the Offering will continue to own, all of the issued and outstanding shares of Common Stock of the Company. CMC, which owns all of the issued and outstanding shares of capital stock of the Bank, has indicated to the Company that, for so long as any Series A Preferred Shares are outstanding, it intends to maintain direct or indirect ownership of at least 80% of the outstanding Common Stock.


    A PURCHASE OF SERIES A PREFERRED SHARES IS A PURCHASE OF SECURITIES ISSUED BY THE COMPANY AND IS NOT A PURCHASE OF SECURITIES ISSUED BY, OR OTHERWISE AN INVESTMENT IN, THE BANK OR CMC. NO OBLIGATION OF THE COMPANY IS GUARANTEED BY THE BANK OR CMC.



    In addition to its ownership of 100% of the Common Stock of the Company, the Bank will also have responsibility for the day-to-day management and custody of the Company's assets, in its capacity as Advisor under the Advisory Agreement, and will have responsibility for servicing the Mortgage Loans as Servicer under the Servicing Agreements. See "Management--The Advisor" and "Risk Factors--Relationship with the Bank and its Affiliates; Conflicts of Interest".



    The Company and the Bank intend that the fair value of the Initial Portfolio will approximately equal the amount (approximately $1 billion) that the Company will pay for the Initial Portfolio. However, no third party valuations of the Mortgage Loans constituting the Initial Portfolio have been or will be obtained for purposes of the Offering, and there can be no assurance that the fair value of the Initial Portfolio will not differ from the purchase price to be paid by the Company. See "Risk

Factors--No Third Party Valuation of the Mortgage Loans; No Arm's-Length Negotiations with Affiliates" and "--Relationship with the Bank and its Affiliates; Conflicts of Interest".


BENEFITS TO THE BANK AND ITS AFFILIATES

    The Bank and its affiliates expect to realize the following benefits in connection with the Offering and the formation of the Company:

       . CMC and the Bank have advised the Company that they expect the Series A
         Preferred Shares will qualify as capital of CMC and the Bank under relevant bank regulatory risk-based capital guidelines and that dividends payable on the Series A Preferred Shares will be deductible for income tax purposes as a result of the Company's qualification as a REIT.

       . The Bank will receive approximately $500 million of new funds (after giving effect to the Bank's expense of purchasing the Company's Common Stock) in connection with the acquisition of the Initial Portfolio from the Bank.

       . The Bank will receive an annual fee of $250,000 under the Advisory
         Agreement for the services it provides as Advisor.

       . The Bank will receive under the Servicing Agreements annual servicing fees equal to the sum of (i) 0.25% per annum of the outstanding aggregate principal balances of the Residential Mortgage Loans owned by the Company and (ii) between 0.08% and 0.30% per annum (depending on the principal amount of the Mortgage Loan outstanding) of the principal balances of the Commercial Mortgage Loans owned by the Company. Assuming that, for the first 12 months following completion of the Offering, the Company holds Residential Mortgage Loans and Commercial Mortgage Loans with the same outstanding principal balances as those Mortgage Loans included in the Initial Portfolio, the Bank would be entitled to receive an aggregate of $2,257,420 under the Servicing Agreements for such 12-month period. The Bank will also be entitled to retain any late payment charges, prepayment fees, penalties and assumption fees collected in connection with the Mortgage Loans serviced by it. In addition, the Servicer will receive any benefit derived from interest earned on collected principal and interest payments between the date of collection and the date of remittance to the Company and from interest earned on tax and insurance impound funds with respect to Mortgage Loans serviced by it.

       . It is expected that the Bank will receive from the Company dividends in respect of the Common Stock held by the Bank. The amount of dividends to be paid in respect of the Common Stock is expected to be equal to the excess of the Company's "REIT taxable income" (excluding capital gains) over the amount of dividends paid in respect of Preferred Stock.

                    DESCRIPTION OF SERIES A PREFERRED SHARES

    The following summary sets forth the material terms and provisions of the Series A Preferred Shares, and is qualified in its entirety by reference to the terms and provisions of the Certificate of Designation establishing the Series A Preferred Shares and the Company's Certificate of Incorporation, the forms of which have been filed with the Securities and Exchange Commission (the "Commission") as exhibits to the registration statement of which this Prospectus forms a part. See "Description of Capital Stock" below.

GENERAL

    The Series A Preferred Shares form a series of the Preferred Stock of the Company, which Preferred Stock may be issued from time to time in one or more series with such rights, preferences and limitations as are determined by the Company's Board of Directors or, if then constituted, a duly authorized committee thereof. The Board of Directors has authorized the Company to issue the Series A Preferred Shares.

    When issued, the Series A Preferred Shares will be validly issued, fully paid and nonassessable. The holders of the Series A Preferred Shares will have no preemptive rights with respect to any shares of the capital stock of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares. The Series A Preferred Shares will not be convertible into shares of Common Stock or any other class or series of capital stock of the Company and will not be subject to any sinking fund or other obligation of the Company for its repurchase or retirement.

    The transfer agent, registrar and dividend disbursement agent for the Preferred Stock will be ChaseMellon Shareholders Services, L.L.C. The registrar for shares of Preferred Stock will send notices to shareholders of any meetings at which holders of the Preferred Stock have the right to elect directors of the Company or to vote on any other matter.

DIVIDENDS


    Holders of Series A Preferred Shares will be entitled to receive, when and as declared by the Board of Directors of the Company out of assets of the
Company legally available therefor, cash dividends at the rate of    % per annum
of the initial liquidation preference (equivalent to $          per share per
annum). Dividends on the Series A Preferred Shares will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, at such annual rate, commencing on December 31, 1996. Each such dividend will be payable to holders of record as they appear on the stock register of the Company on such record dates, not exceeding 45 days preceding the payment dates thereof, as shall be fixed by the Board of Directors of the Company or a duly authorized committee thereof. Dividends will be cumulative from the date of original issue. Dividends payable on the Series A Preferred Shares for any period greater or less than a full dividend period shall be computed on the basis of twelve 30-day months, a 360-day year and the actual number of days elapsed in the period. Dividends payable on the Series A Preferred Shares for each full dividend period shall be computed by dividing the rate per annum by four.



    If any Series A Preferred Shares are outstanding, no full dividends shall be declared or paid or set apart for payment on any series of capital stock of the Company ranking, as to dividends, on a parity with or junior to the Series A Preferred Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payments, on the Series A Preferred Shares for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) upon the Series A Preferred Shares and the shares of any other series of capital stock ranking on a parity as to dividends with the Series A Preferred Shares, all dividends declared upon Series A Preferred Shares and any other series of capital stock ranking on a parity as to dividends with the Series A Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on the Series A Preferred Shares and such other series of capital stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the Series A Preferred Shares and such other series of capital stock bear to each other.


    Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series A Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been set apart for payment for all past dividend periods, no dividends (other than in Common Stock or other capital stock ranking junior to the Series A Preferred Shares as to dividends and upon liquidation) shall be declared or paid or set aside for payment and no other distribution shall be declared or made upon the Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Series A Preferred Shares as to dividends or amounts upon liquidation, nor shall any Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Series A Preferred Shares as to dividends or amounts upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys to be paid to or made available for a sinking fund for the redemption of any such stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Series A Preferred Shares as to dividends and amounts upon liquidation).

    For a discussion of the tax treatment of distributions to stockholders, see "Federal Income Tax Considerations--Taxation of United States Stockholders" and "--Taxation of Foreign Stockholders".

VOTING RIGHTS

    Except as expressly required by applicable law, or except as indicated below, the holders of the Series A Preferred Shares will not be entitled to vote. In the event the holders of Series A Preferred Shares are entitled to vote as indicated below, each Series A Preferred Share will be entitled to one vote on matters on which holders of the Series A Preferred Shares are entitled to vote.


    If at the time of any annual meeting of the Company's stockholders for the election of directors the aggregate amount of accrued and unpaid dividends on any series of Preferred Stock of the Company, including the Series A Preferred Shares, equals or exceeds an amount equal to four quarterly dividend payments on such series of Preferred Stock, the number of directors then constituting the Board of Directors of the Company will be increased by two (if not already increased by two due to a default in preference dividends), and the holders of the Series A Preferred Shares, voting together with the holders of all other series of Preferred Stock as a single class, will be entitled to elect such two additional directors to serve on the Company's Board of Directors at each such annual meeting. Such right shall continue until there are no dividends in arrears upon the Preferred Stock. Each director elected by the holders of shares of the Preferred Stock shall continue to serve as such director for the full term for which he or she shall have been elected, notwithstanding that prior to the end of such term such default shall cease to exist.


    The affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of each series of Preferred Stock of the Company, including the Series A Preferred Shares, voting as a single class without regard to series, will be required (a) to create any class or series of stock which shall have preference as to dividends or distribution of assets over any outstanding series of Preferred Stock of the Company other than a series which shall not have any right to object to such creation or (b) alter or change the provisions of the Company's Certificate of Incorporation (including the Certificate of Designation establishing the Series A Preferred Shares) so as to adversely affect the voting powers, preferences or special rights of the holders of a series of Preferred Stock of the Company; provided that if such amendment shall not adversely affect all series of Preferred Stock of the Company, such amendment need only be approved by at least 66 2/3% of the holders of shares of all series of Preferred Stock adversely affected thereby.

REDEMPTION

    The Series A Preferred Shares will not be redeemable prior to        , 2001
(except upon the occurrence of a Tax Event). On or after such date, the Series A Preferred Shares will be redeemable at the option of the Company, in whole or in part, at any time or from time to time on not less than 30 nor more than 60 days' notice by mail, at a redemption price of $25.00 per share, plus accrued and unpaid dividends to the date of redemption, if any, thereon. Any such redemption may only be effected with the prior approval of the Federal Reserve Board and the New York State Banking Board (unless at such time such approvals are not required). Under current policies of the Federal Reserve Board and the New York State Banking Board, such approval would be granted only if the redemption were to be made out of the proceeds of the issuance of another capital instrument or if such regulators determine that the condition and circumstances of CMC and the Bank warrant the reduction of a source of permanent capital. If dividends on any Series A Preferred Shares are in arrears, no Series A Preferred Shares shall be redeemed unless all outstanding Series A Preferred Shares are redeemed and the Company shall not purchase or otherwise acquire any Series A Preferred Shares, provided, however, that the Company may purchase or acquire Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares.

    The Company will also have the right at any time, upon the occurrence of a Tax Event, to redeem the Series A Preferred Shares, in whole (but not in part) at a redemption price of $25.00 per share, plus accrued and unpaid dividends to the date of redemption, if any, thereon. "Tax Event" means the receipt by the Company of an opinion of a nationally recognized law firm experienced in such matters to the effect that, as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws or treaties (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (ii) any judicial decision, official administrative pronouncement, published or private ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt such procedures or regulations) ("Administrative Action") or (iii) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or any interpretation or pronouncement that provides for a position with respect to such Administrative Action that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification, or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Series A Preferred Shares, there is more than an insubstantial risk that (a) dividends paid or to be paid by the Company with respect to the capital stock of the Company are not, or will not be, fully deductible by the Company for United States federal income tax purposes or (b) the Company is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

RIGHTS UPON LIQUIDATION

    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Shares at the time outstanding will be entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to the Series A Preferred Shares upon liquidation, liquidating distributions in the amount of $25 per share, plus accrued and unpaid dividends thereon, if any, to the date of liquidation.

    After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidation distributions on all outstanding Series A Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the

Series A Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Company, then the holders of the Series A Preferred Shares and such other classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.


    For such purposes, the consolidation or merger of the Company with or into any other entity, the consolidation or merger of any other entity with or into the Company or the sale of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.


INDEPENDENT DIRECTOR APPROVAL


    The Certificate of Designation establishing the Series A Preferred Shares requires that, so long as any Series A Preferred Shares are outstanding, certain actions by the Company be approved by a majority of the Independent Directors. For so long as there are only two Independent Directors, any action that requires the approval of a majority of Independent Directors must be approved by both Independent Directors. Richard J. Boyle and William C. Langley are the Company's initial Independent Directors. See "Management--Independent Directors". In order to be considered "independent", a director must not be a current officer or employee of the Company, CMC, the Bank or any affiliate of the Bank or of any person or persons that, in the aggregate, own more than 50% of the Common Stock of the Company. In addition, any members of the Board of Directors of the Company elected by holders of Preferred Stock, including the Series A Preferred Shares, will be deemed to be Independent Directors for purposes of approving actions requiring the approval of a majority of the Independent Directors.



    The actions which may not be taken without the approval of a majority of the Independent Directors include (i) the issuance of additional Preferred Stock ranking on a parity with the Series A Preferred Shares, (ii) the incurrence of debt for borrowed money in excess of 20% of the aggregate amount of net proceeds received in connection with the issuance of Preferred Stock and Common Stock,
(iii) the modification of the general distribution policy or the declaration of any distribution in respect of Common Stock for any year if, after taking into account any such proposed distribution, total distributions on the Series A Preferred Shares and the Common Stock would exceed an amount equal to the sum of 105% of the Company's "REIT taxable income" (excluding capital gains) for such year plus net capital gains of the Company for that year, (iv) the acquisition of real estate assets other than Mortgage Loans or Mortgage-Backed Securities that (A) qualify as real estate assets under Section 856(c)(6)(B) of the Code,
(B) are rated investment grade or better by at least one nationally recognized independent rating organization, (C) are not interest-only, principal-only or high-risk securities and (D) represent interests in or obligations backed by pools of mortgage loans, (v) the redemption of any shares of Common Stock, (vi) the termination or modification of, or the election not to renew, the Advisory Agreement or any Servicing Agreement or the subcontracting of any duties under the Advisory Agreement or the Servicing Agreements to third parties unaffiliated with the Bank, (vii) any dissolution, liquidation or termination of the Company
prior to          , 2001, (viii) any material amendment to or modification of either of the Mortgage Purchase Agreements, including without limitation any amendment to the representations, warranties and covenants contained in such agreements made in connection with the acquisition of additional Mortgage Loans and (ix) the determination to revoke the Company's REIT status or the amendment of any of the ownership limitations contained in the Certificate of Incorporation. The Certificate of Designation requires that, in assessing the benefits to the Company of any proposed action requiring their consent, the Independent Directors take into account the interests of holders of both the Common Stock and the Preferred Stock, including, without limitation, holders of the Series A Preferred Shares. In considering the interests of the holders of Preferred Stock, including without limitation the holders of the Series A Preferred Shares, the Independent Directors shall owe the same duties which the Independent Directors owe to the holders of Common Stock.


RESTRICTIONS ON OWNERSHIP

    For information regarding restrictions on ownership of the Series A Preferred Shares, see "Description of Capital Stock--Restrictions on Ownership and Transfer".

                          DESCRIPTION OF CAPITAL STOCK

    The following summary of the terms of the capital stock of the Company does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporation Law and the Certificate of Incorporation of the Company.

COMMON STOCK

  GENERAL


    The Company is authorized to issue up to 5,000,000 shares of Common Stock. Upon consummation of the Offering and the transactions described in "Transactions Constituting the Formation", the Company will have outstanding shares of Common Stock, all of which will be held by the Bank. In addition, CMC intends that, so long as any Series A Preferred Shares are outstanding, it will maintain direct or indirect ownership of at least 80% of the outstanding Common Stock of the Company.


  DIVIDENDS

    Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor, provided that, so long as any shares of Preferred Stock are outstanding, no dividends or other distributions (including redemptions and purchases) may be made with respect to the Common Stock unless full dividends on the shares of all series of Preferred Stock, including accumulations in the case of cumulative Preferred Stock, have been paid. In order to remain qualified as a REIT, the Company must distribute annually at least 95% of its annual "REIT taxable income" (not including capital gains) to stockholders.

  VOTING RIGHTS

    Subject to the rights, if any, of the holders of any class or series of Preferred Stock, all voting rights are vested in the Common Stock. The holders of Common Stock are entitled to one vote per share. All of the issued and outstanding shares of Common Stock are currently, and upon consummation of the Offering will be, held by the Bank.

  RIGHTS UPON LIQUIDATION

    In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after there have been paid or set aside for the holders of all series of Preferred Stock the full preferential amounts to which such holders are entitled, the holders of Common Stock will be entitled to share equally and ratably in any assets remaining after the payment of all debts and liabilities.

PREFERRED STOCK

    Subject to limitations prescribed by Delaware law and the Company's Certificate of Incorporation, the Board of Directors or, if then constituted, a duly authorized committee thereof is authorized to issue, from the authorized but unissued shares of capital stock of the Company, Preferred Stock in such classes or series as the Board of Directors may determine and to establish, from time to time, the number of shares of Preferred Stock to be included in any such class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of any such class or series, and such other subjects or matters as may be fixed by resolution of the Board of Directors.

    Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular class or series of Preferred Stock will be described in the Certificate of Designation relating to that class or series.

    A Certificate of Designation relating to each class or series of Preferred Stock will set forth the preferences and other terms of such class or series, including without limitation the following: (1) the title and stated value of such class or series; (2) the number of shares of such class or series offered and the liquidation preference per share of such class or series; (3) the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such class or series; (4) whether such class or series of Preferred Stock is cumulative or not and, if cumulative, the date from which dividends on such class or series shall accumulate; (5) the provision for a sinking fund, if any, for such class or series; (6) the provision for redemption, if applicable, of such class or series; (7) any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT;
(8) any voting rights of such class or series; (9) the relative ranking and preferences of such class or series as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (10) any limitations on issuance of any class or series of Preferred Stock ranking senior to or on a parity with such class or series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and (11) any other specific terms, preferences, rights, limitations or restrictions of such class or series.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

    The Company's Certificate of Incorporation contains certain restrictions on the number of shares of Common Stock and Preferred Stock that individual stockholders may own. For the Company to qualify as a REIT under the Code, no more than 50% in number or value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year (the "Five or Fewer Test"). The capital stock of the Company must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year (the "One Hundred Persons Test"). The ownership by the Bank of 100% of the shares of Common Stock of the REIT will not adversely affect the Company's REIT qualification because each stockholder of CMC (the sole stockholder of the Bank) counts as a separate beneficial owner for purposes of the Five or Fewer Test and the capital stock of CMC is widely held. Further, the Certificate of Incorporation of the Company contains restrictions on the acquisition of Preferred Stock intended to ensure compliance with the One Hundred Persons Test. Such provisions include a restriction that if any transfer of shares of capital stock of the Company would cause the Company to be beneficially owned by fewer than 100 persons, such transfer shall be null and void and the intended transferee will acquire no rights to the stock.

    Subject to certain exceptions specified in the Company's Certificate of Incorporation, no holder of Preferred Stock is permitted to own (including shares deemed to be owned by virtue of the attribution provisions of the Code), more than 9.9% (the "Ownership Limit") of any issued and outstanding class or series of Preferred Stock. The Board of Directors may (but in no event will be required to), upon receipt of a ruling from the IRS or an opinion of counsel satisfactory to it, waive the Ownership Limit with respect to a holder if such holder's ownership will not then or in the future jeopardize the Company's status as a REIT.

    The Certificate of Incorporation provides that shares of any class or series of Preferred Stock owned, or deemed to be owned, by or transferred to a stockholder in excess of the Ownership Limit (the "Excess Shares") will automatically be transferred, by operation of law, to a trustee as a trustee of a trust for the exclusive benefit of a charity to be named by the Company as of the day prior to the day the prohibited transfer took place. Any distributions paid prior to the discovery of the prohibited transfer are to be repaid by the original transferee to the Company and by the Company to the trustee; any vote of the shares while the shares were held by the original transferee prior to the Company's discovery thereof shall be void ab initio and the original transferee shall be deemed to have given its proxy to the trustee. Any unpaid distributions with respect to the original transferee will be rescinded as void ab initio. In liquidation, the original transferee stockholder's ratable share of the Company's assets would be limited to the price paid by the original transferee for the Excess Shares or, if no value was given, the price per share equal to the closing market price on the date of the purported transfer. The trustee of the trust shall promptly sell the shares to any person whose ownership is not prohibited, whereupon the interest of the trust shall terminate. Proceeds of the sale shall be paid to the original transferee up to its purchase price (or, if the original transferee did not purchase the shares, the value on its date of acquisition) and any remaining proceeds shall be paid to a charity to be named by the Company.

    The constructive ownership rules of the Code are complex and may cause Preferred Stock owned, directly or indirectly, by a group of related individuals and/or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.9% of a class or series of issued and outstanding Preferred Stock (or the acquisition of an interest in an entity that owns shares of such series of Preferred Stock) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.9% of such class or series of Preferred Stock, and thus subject such stock to the Ownership Limit. Direct or constructive ownership in excess of the Ownership Limit would cause ownership of the shares in excess of the limit to be transferred to the trustee.

    All certificates representing shares of Preferred Stock will bear a legend referring to the restrictions described above.

    The Ownership Limit provisions will not be automatically removed even if the REIT Provisions (as defined herein) are changed so as to eliminate any ownership concentration limitation or if the ownership concentration limitation is increased. The Certificate of Incorporation may not be amended to alter, change, repeal or amend any of the Ownership Limit provisions without the prior approval of a majority of the Independent Directors.

    The Certificate of Incorporation requires that any person who beneficially owns 1% (or such lower percentage as may be required by the Code or the Treasury Regulations) of the outstanding shares of any class or series of Preferred Stock of the Company must provide certain information to the Company within 30 days of June 30 and December 31 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in order to determine the effect, if any, of such stockholder's actual and constructive ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limit.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of material federal income tax considerations regarding the Offering is based upon current law, is for general information only and is not tax advice. The information set forth below, to the extent that it constitutes summaries of legal matters or legal conclusions, has been reviewed by Milbank, Tweed, Hadley & McCloy, and it is their opinion that such information is accurate in all material respects. The discussion below is based on existing federal income tax law, which is subject to change, with possible retroactive effect. The discussion below does not address all aspects of taxation that may be relevant in the particular circumstances of each stockholder or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, except to the extent discussed) subject to special treatment under the federal income tax laws.

    EACH PROSPECTIVE INVESTOR IS URGED TO SEEK INDIVIDUAL ADVICE CONCERNING THE EFFECT ON HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF THE SERIES A PREFERRED SHARES UNDER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, INCLUDING THE EFFECT OF POSSIBLE CHANGES IN TAX LAW.

TAXATION OF THE COMPANY

  GENERAL

    The Company will elect to be taxed as a REIT under Sections 856 through 860 of the Code and the applicable Treasury Regulations (the "REIT Requirements" or the "REIT Provisions"), which are the requirements for qualifying as a REIT, commencing with its taxable year ending December 31, 1996. The Company believes that, commencing with its taxable year ending December 31, 1996, it will be owned and organized and will operate in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified.

    The REIT Requirements are technical and complex. The following discussion sets forth only the material aspects of those requirements. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.


    In the opinion of Milbank, Tweed, Hadley & McCloy, commencing with the Company's taxable year ending December 31, 1996, the Company will be organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on certain factual assumptions relating to the organization and operation of the Company and is conditioned upon certain representations made by the Company as to factual matters, such as the organization and expected manner of operation of the Company. In addition, this opinion is based upon factual assumptions and representations of the Company concerning its business and Mortgage Assets. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Milbank, Tweed, Hadley & McCloy on a continuing basis. No assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements. See "--Failure to Qualify".


    If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is currently distributed to stockholders. Such treatment substantially eliminates the federal "double taxation" on earnings (at the corporate and the stockholder levels) that generally results from investment in a corporation.

    Despite the REIT election, the Company may be subject to federal income and excise tax as follows:

        First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

        Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on certain of its items of tax preferences, if any.

        Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.

        Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than sales of foreclosure property and sales that qualify for a statutory safe harbor), such income will be subject to a 100% tax.

        Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualifications as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability.

        Sixth, if the Company should fail to distribute, or fail to be treated as having distributed, with respect to each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

    The Company does not now intend to acquire any appreciated assets from a corporation generally subject to full corporate-level tax in a transaction in which any gain on the transfer is not fully recognized. However, in the event of such an acquisition, the Company could, under certain circumstances, be subject to tax upon disposition of such assets.

 ORGANIZATIONAL REQUIREMENTS


    The Code defines a REIT as a corporation, trust, or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for the REIT Requirements; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year; (vii) that is not a bank, an insurance company or certain other specified types of financial institutions; and (viii) meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and
(vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (vi), certain tax-exempt entities are generally treated as individuals, and the beneficiaries of a pension trust that qualifies under
Section 401(a) of the Code and that holds shares of a REIT will be treated as holding shares of the REIT in proportion to their actuarial interests in the pension trust. See "-- Taxation of United States Stockholders--Treatment of Tax-Exempt Stockholders".


    For purposes of condition (v) above, beneficial ownership of both common and preferred shares of a corporation is taken into account. The Company believes that the Series A Preferred Shares will be held by not less 100 beneficial owners at all times any such Shares are outstanding. This expected ownership of the Series A Preferred Shares would allow the Company to meet condition (v). In determining whether condition (vi) above is met, individual shareholders of a corporation are treated as owning their proportionate share of any stock held by that corporation. The Company believes that the individual ownership of stock of the Company and of CMC and of any corporate shareholders of the Company (other than the Bank) and CMC will be sufficiently widely held for the Company to satisfy condition (vi). In addition, the Company's Certificate of Incorporation includes certain restrictions regarding transfer of its shares, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above. Such transfer and ownership restrictions are described under "Description of Capital Stock--Restrictions on Ownership and Transfer".


    In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company satisfies this requirement.

    In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the REIT Requirements, including satisfying the gross income tests and the assets test.

 INCOME TESTS

    In order to maintain qualification as a REIT, the Company must annually satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (as interest on obligations secured by mortgages on real property, certain "rents from real property" or as gain on the sale or exchange of such property and certain fees with respect to agreements to make or acquire mortgage loans), from certain types of temporary investments or certain other types of gross income. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments as aforesaid and from dividends, interest, and gain from the sale or other disposition of stock or securities and certain other types of gross income (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions, and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) from the date of acquisition must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

    For interest to qualify as "interest on obligations secured by mortgages on real property or on interests in real property," the obligation must be secured by real property having a fair market value at the time of acquisition at least equal to the principal amount of the loan. The term "interest" includes only an amount that constitutes compensation for the use or forbearance of money. For example, a fee received or accrued by a lender which is in fact a charge for services performed for a borrower rather than a charge for the use of borrowed money is not includible as interest; amounts earned as consideration for entering into agreements to make loans secured by real property, although not interest, are otherwise treated as within the 75% and 95% classes of gross income so long as the determination of those amounts does not depend on the income or profits of any person. By statute, the term interest does not include any amount based on income or profits except that the Code provides that (i) interest "based on a fixed percentage or percentages of receipts or sales" is not excluded and (ii) when the REIT makes a loan that provides for interest based on the borrower's receipts or sales and the borrower leases under one or more leases based on income or profits, only a portion of the contingent interest paid by the borrower will be disqualified as interest.


    Rents received or deemed to be received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if certain statutory conditions are met that limit rental income essentially to rentals on investment-type properties. In the event that a REIT acquires by foreclosure property that generates income that does not qualify as "rents from real property," such income may be treated as qualifying for two years following foreclosure (which period may be extended by the IRS) so long as (i) all leases entered into after foreclosure generate only qualifying rent, (ii) only limited construction takes place and (iii) within 90 days of foreclosure, any trade or business in which the property is used is conducted by an independent contractor from which the REIT derives no income. In the event the special foreclosure property rule applies to qualify otherwise unqualified income, the net income that qualifies only under the special rule for foreclosure property may be subject to tax, as described above.


 RELIEF PROVISIONS

    If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in "--Taxation of the Company--General," even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

 ASSET TESTS

    At the close of each quarter of its taxable year, the Company must satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including stock or debt instruments held for not more than one year that were purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company), cash, cash items, and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

    After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT if it fails to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take such action within 30 days after the close of any quarter as may be required to cure any noncompliance but no assurance can be given that such asset tests will be met.

 ANNUAL DISTRIBUTION REQUIREMENTS

    In order to be treated as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) plus (ii) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute (or is not treated as having distributed) all of its net capital gain or distributes (or is treated as having distributed) at least 95%, but less than 100% of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. The Code permits a stockholder to elect to be treated for tax purposes as having (i) received a distribution in the amount specified in the election and (ii) contributed the amount thereof to the capital of the Company. In the event the Company fails to distribute 100% of its income and capital gains, the Bank may elect to be so treated. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company intends to make timely distributions sufficient to satisfy the annual distribution requirement.

    "REIT taxable income" is the taxable income of a REIT, which generally is computed in the same fashion as the taxable income of any corporation, except that (i) certain deductions are not available, such as the deduction for dividends received, (ii) it may deduct dividends paid (or deemed paid) during the taxable year, (iii) net capital gains and losses are excluded, and (iv) certain other adjustments are made.

    It is possible that, from time to time, the Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in calculating the taxable income of the Company. In the event that such an insufficiency or such timing differences occur, in order to meet the 95% distribution requirement the Company may find it necessary to arrange for borrowings or to pay dividends in the form of taxable stock dividends if it is practicable to do so.

    Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

    If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost, and will not be permitted to requalify unless it distributes any earnings and profits attributable to the period when it failed to qualify. In addition, it would be subject to tax on any built-in gains on property held during the period during which it did not qualify if it sold such property within 10 years of requalification. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF UNITED STATES STOCKHOLDERS

    As used herein, the term "United States Stockholder" means a holder of Series A Preferred Shares that is for United States federal income tax purposes
(i) a citizen or resident or the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

  DISTRIBUTIONS GENERALLY

    As long as the Company qualifies as a REIT, distributions to a United States Stockholder up to the amount of the Company's current or accumulated earnings and profits (and not designated as capital gains dividends) will be taken into account as ordinary income and will not be eligible for the dividends-received deduction for corporations. Distributions that are designated by the Company as capital gain dividends will be treated as long-term capital gain (to the extent they do not exceed the Company's actual net capital gain) for the taxable year without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gains dividends as ordinary income, pursuant to Section 291(d) of the Code. A distribution in excess of current or accumulated earnings and profits will first be treated as a tax-free return of capital, reducing the tax basis in the United States Stockholder's Series A Preferred Shares, and a distribution in excess of the United States Stockholder's tax basis in its Series A Preferred Shares will be taxable gain realized from the sale of such shares. Dividends declared by the Company in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not claim the benefit of any tax losses of the Company on their own income tax returns.

    The Company will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Company up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed under "--Taxation of the Company--General" and "--Taxation of the Company--Annual Distribution Requirements" above. As a result, stockholders may be required to treat as taxable dividends certain distributions that would otherwise result in tax-free returns of capital. Moreover, any "deficiency dividend" will be treated as a "dividend" (an ordinary dividend or a capital gain dividend, as the case may be), regardless of the Company's earnings and profits.

    Losses incurred on the sale or exchange of Series A Preferred Shares held for less than six months will be deemed a long-term capital loss to the extent of any capital gain dividends received by the selling stockholder with respect to such stock.

    TREATMENT OF TAX-EXEMPT STOCKHOLDERS

    Distributions from the Company to a tax-exempt employee's pension trust or other domestic tax-exempt stockholder will generally not constitute "unrelated business taxable income" unless the stockholder has borrowed to acquire or carry its shares of the Company. A tax-exempt employee's pension trust that holds more than 10% of the shares of the capital stock of the Company may under certain circumstances be required to treat a certain percentage of dividends as unrelated business taxable income if the Company is "predominantly held" by qualified trusts. For these purposes, a qualified trust is any trust defined under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code.

TAXATION OF FOREIGN STOCKHOLDERS

    The rules governing United States income taxation of non-resident alien individuals, foreign corporations, foreign partnerships, and foreign trusts and estates holding Series A Preferred Shares (collectively, "Foreign Stockholders") are complex, and no attempt will be made herein to provide more than a summary of such rules. A Foreign Stockholder should consult with its own tax advisor to determine the effect of federal, state, and local and country of tax residence income tax laws on an investment in the Company, including any reporting requirements.

    In general, a Foreign Stockholder will be subject to regular United States income tax to the same extent as a United States Stockholder with respect to income or gain derived from its investment in the Company if under all facts and circumstances such income or gain is "effectively connected" with such stockholder's conduct of a trade or business in the United States. See "-- Taxation of United States Stockholders". A corporate Foreign Stockholder that receives income that is effectively connected with a United States trade or business may also be subject to the branch profits tax under Section 884 of the Code, which is payable in addition to the regular United States corporate income tax. The following discussion will apply to a Foreign Stockholder whose income or gain derived from investment in the Company is not so effectively connected in light of the facts and circumstances.


    The Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") significantly affects the federal income tax treatment of the sale or exchange of shares in REITs held by a Foreign Stockholder. Under FIRPTA, gain or loss realized on the sale or exchange of a "United States real property interest" ("USRPI") by a foreign taxpayer is treated by statute as effectively connected with a U.S. trade or business as a matter of law, without regard to the particular facts and circumstances. Shares of a corporation generally are treated as a USRPI only if the fair market value of USRPIs owned by the corporation equals or exceeds 50% of the fair market value of its total assets. If at no time within the five years preceding the sale or exchange of shares in the Company the shares constituted a USRPI, gain or loss on the sale or exchange will not be treated as effectively connected with a U.S. trade or business by reason of FIRPTA. While ownership of real property within the U.S. (including ownership of interests in certain entities) is always a USRPI, a loan secured by a mortgage on U.S. real property constitutes a USRPI only if the amounts payable by the borrower are contingent on the income or receipts of the borrower or the property or otherwise based on the property. Because such contingent interest is not likely to be present in the residential mortgage loans to be owned by the Company that are expected to represent approximately 90% of the assets of the Company (although such interest is fairly common in commercial loans) the Company believes it is unlikely that its shares will be USRPIs or that it will derive significant gain from the sale or exchange of USRPIs, although whether its shares are a USRPI or it derives income from USRPIs will depend upon the facts as they ultimately develop. A distribution of cash to a Foreign Stockholder that is not attributable to gain from sales or exchanges by the Company of USRPIs and not designated by the Company as a capital gain dividend is not subject to FIRPTA but generally will be subject to the withholding of United States federal income tax at a rate of 30%, unless (i) a lower treaty rate applies or (ii) the Foreign Stockholder files an IRS Form 4224 with the withholding agent certifying that the investment to which the distribution relates is effectively connected to a United States trade or business of such Foreign Stockholder. A Foreign Stockholder who receives a distribution that has been subject to such withholding tax may file a claim for refund to the extent the withholding has been imposed on a portion of such distributions representing amounts in excess of current and accumulated earnings and profits. Under FIRPTA, distributions of proceeds attributable to gain from the Company's sale or exchange of a USRPI are subject to income tax at the normal capital gains rates applicable to United States stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual). Also, these distributions may be subject to a 30% branch profits tax in the hands of a corporate Foreign Stockholder not entitled to a treaty exemption or reduced rate of tax. Treasury Regulations require the withholding of 35% of any distribution that could be designated by the Company as a capital gain dividend. This amount is creditable against the Foreign Stockholder's tax liability. It should be noted that the 35% withholding tax rate on capital gain dividends is higher than the 28% maximum rate on capital gains of individuals. Capital gain dividends not attributable to gain on the sale or exchange of USRPIs are not subject to United States taxation if there is no requirement of withholding.

    If the shares of the Company do constitute a USRPI (or did so constitute within the previous five years), gain or loss on the sale or exchange of the shares will be treated as effectively connected with the conduct of a U.S. trade or business unless one or more special rules apply to preclude U.S. taxation.

    If the Company is a "domestically-controlled REIT," a sale of Series A Preferred Shares by a Foreign Stockholder generally will not be subject to United States taxation. A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly, under Code attribution rules, by Foreign Stockholders. Because the Series A Preferred Shares will be publicly traded, no assurance can be given that the Company will constitute a domestically-controlled REIT or that it will be possible to ascertain whether or not it is domestically-controlled.


    If the Company is not a domestically-controlled REIT, a sale of Series A Preferred Shares would be subject to tax under FIRPTA as a sale of a USRPI and gain or loss would be effectively connected with a United States trade or business if either (i) the Series A Preferred Shares were not "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the New York Stock Exchange, on which the Series A Preferred Shares will be listed) during the quarter in which the Series A Preferred Shares were sold or (ii) even if the Series A Preferred Shares were "regularly traded", the selling stockholder held, directly or indirectly, more than 5% of the Series A Preferred Shares during the five-year period ending on the date of disposition. The applicable Treasury Regulations that define "regularly traded" for this purpose may be interpreted to provide that a security will not be "regularly traded" for any calendar quarter during which 100 or fewer persons (treating related persons as one person) in the aggregate own 50% or more of such security or the quarterly trading volume is less than 7.5% of the average number of the issued and outstanding shares of such security (2.5% if there are 2,500 or more stockholders of record). In the event that the Series A Preferred Shares were not "regularly traded" and the Company did not at that time constitute a domestically-controlled REIT, a Foreign Stockholder (without regard to its ownership percentage of Series A Preferred Shares) must treat as effectively connected with a United States trade or business any gain or loss on any sale or other disposition of Series A Preferred Shares that occurs within a calendar quarter during which the Series A Preferred Shares were not "regularly traded" and the shares were a USRPI.


    If the gain on the sale of the Company's Series A Preferred Shares were subject to taxation under FIRPTA, the Foreign Stockholder would be subject to the same treatment as a United States

Stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual). Notwithstanding the foregoing, capital gain from sale of shares of a REIT not subject to FIRPTA will nonetheless be taxable to a Foreign Stockholder who is an individual (under rules generally applicable to United States Stockholders) if such person is in the United States for 183 days or more during the taxable year of disposition and certain other conditions apply. In any event, a purchaser of Series A Preferred Shares from a Foreign Stockholder will not be required under FIRPTA to withhold on the purchase price if the purchased Series A Preferred Shares are "regularly traded" on an established securities market or if the Company is a domestically-controlled REIT. Otherwise, under FIRPTA the purchaser of Series A Preferred Shares may be required to withhold 10% of the purchase price and remit such amount to the IRS.

    Shares of the Company owned by a nonresident alien decedent are subject to United States federal estate tax (which is imposed at rates up to 55%) unless an estate tax treaty binding upon the United States provides otherwise.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

    The Company will report to its stockholders and the IRS the amount of dividends paid or deemed paid during each calendar year, and the amount of tax withheld, if any.

    UNITED STATES STOCKHOLDERS

    Under certain circumstances, a United States Stockholder of Series A Preferred Shares may be subject to backup withholding at a rate of 31% on payments made with respect to, or cash proceeds of a sale or exchange of, Series A Preferred Shares. Backup withholding will apply only if the holder (i) fails to furnish the person required to withhold with its Taxpayer Identification Number ("TIN") which, for an individual, would be his or her Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed properly to report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. A United States Stockholder should consult with a tax advisor regarding qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a United States Stockholder will be allowed as a credit against such United States Stockholder's United States federal income tax liability and may entitle such United States Stockholder to a refund, provided that the required information is furnished to the IRS.

    FOREIGN STOCKHOLDERS

    Additional issues may arise pertaining to information reporting and backup withholding with respect to Foreign Stockholders, and a Foreign Stockholder should consult with a tax advisor with respect to any such information reporting and backup withholding requirements. Backup withholding with respect to a Foreign Stockholder is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a Foreign Stockholder will be allowed as a credit against any United States federal income tax liability of such Foreign Stockholder. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the IRS.

OTHER TAX CONSEQUENCES

    The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                              ERISA CONSIDERATIONS

GENERAL

    In evaluating the purchase of Series A Preferred Shares, a fiduciary of a qualified profit-sharing, pension or stock bonus plan, including a plan for self-employed individuals and their employees or any other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), a collective investment fund or separate account in which such plans invest and any other investor using assets that are treated as the assets of an employee benefit plan subject to ERISA (each, a "Plan" and collectively, "Plans") should consider (a) whether the ownership of Series A Preferred Shares is in accordance with the documents and instruments governing such Plan; (b) whether the ownership of Series A Preferred Shares is solely in the interest of Plan participants and beneficiaries and otherwise consistent with the fiduciary's responsibilities and in compliance with the requirements of Part 4 of Title I of ERISA, including, in particular, the diversification, prudence and liquidity requirements of Section 404 of ERISA and the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code; (c) whether the Company's assets are treated as assets of the Plan; and (d) the need to value the assets of the Plan annually. In addition, the fiduciary of an individual retirement arrangement under Section 408 of the Code (an "IRA") considering the purchase of Series A Preferred Shares should consider whether the ownership of Series A Preferred Shares would result in a non-exempt prohibited transaction under Section 4975 of the Code.

    The fiduciary investment considerations summarized below provide a general discussion that does not include all of the fiduciary investment considerations relevant to Plans and, where indicated, IRAs. This summary is based on the current provisions of ERISA and the Code and regulations and rulings thereunder, and may be changed (perhaps adversely and with retroactive effect) by future legislative, administrative or judicial actions. PLANS AND IRAS THAT ARE PROSPECTIVE PURCHASERS OF SERIES A PREFERRED SHARES SHOULD CONSULT WITH AND RELY UPON THEIR OWN ADVISORS IN EVALUATING THESE MATTERS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

PLAN ASSET REGULATION

    Under Department of Labor regulations governing what constitutes the assets of a Plan or IRA ("Plan Assets") for purposes of ERISA and the related prohibited transaction provisions of the Code (the "Plan Asset Regulation", 29 C.F.R. Sec.Sec.2510.3-101), when a Plan or IRA makes an equity investment in another entity, the underlying assets of the entity will not be considered Plan Assets if the equity interest is a "publicly-offered security".

    For purposes of the Plan Asset Regulation, a "publicly-offered security" is a security that is (a) "freely transferable", (b) part of a class of securities that is "widely held," and (c) sold to the Plan or IRA as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and part of a class of securities that is registered under the Exchange Act within 120 days (or such later time as may be allowed by the Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. The Series A Preferred Shares will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act within the time periods specified in the Plan Asset Regulation.

    The Plan Asset Regulation provides that a security is "widely held" only if it is a part of the class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial offering as a result of events beyond the control of the issuer. The Company expects the Series A Preferred Shares to be "widely held" upon the completion of the Offering.

    The Plan Asset Regulation provides that whether a security is "freely transferable" is a factual question to be determined on the basis of all the relevant facts and circumstances. The Plan Asset Regulation further provides that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with the Offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are "freely transferable". The Company believes that any restrictions imposed on the transfer of the Series A Preferred Shares are limited to the restrictions on transfer generally permitted under the Plan Asset Regulation and are not likely to result in the failure of the Series A Preferred Shares to be "freely transferable".

    A Plan should not acquire or hold the Series A Preferred Shares if the Company's underlying assets will be treated as the assets of such Plan. However, the Company believes that under the Plan Asset Regulation the Series A Preferred Shares should be treated as "publicly-offered securities" and, accordingly, the underlying assets of the Company should not be considered to be assets of any Plan or IRA investing in the Series A Preferred Shares.

EFFECT OF PLAN ASSET STATUS

    ERISA generally requires that the assets of a Plan be held in trust and that the trustee, or an investment manager (within the meaning of Section 3(38) of ERISA), have exclusive authority and discretion to manage and control the assets of the Plan. As discussed above, the assets of the Company under current law do not appear likely to be assets of the Plans receiving Series A Preferred Shares as a result of the Offering. However, if the assets of the Company were deemed to be assets of the Plans under ERISA, certain directors and officers of the Company might be deemed fiduciaries with respect to the Plans that invest in the Company and the prudence and other fiduciary standards set forth in ERISA would apply to them and to all investments.

    If the assets of the Company were deemed to be Plan Assets, transactions between the Company and parties in interest or disqualified persons with respect to the investing Plan or IRA could be prohibited transactions unless a statutory or administrative exemption is available. In addition, investment authority would also have been improperly delegated to such fiduciaries, and, under certain circumstances, Plan fiduciaries who make the decision to invest in the Series A Preferred Shares could be liable as co-fiduciaries for actions taken by the Company that do not conform to the ERISA standards for investments under
Part 4 of Title I of ERISA.

PROHIBITED TRANSACTIONS

    Section 406 of ERISA provides that Plan fiduciaries are prohibited from causing the Plan to engage in certain types of transactions. Section 406(a) prohibits a fiduciary from knowingly causing a Plan to engage directly or indirectly in, among other things: (a) a sale or exchange, or leasing, of property with a party in interest; (b) a loan or other extension of credit with a party in interest; (c) a transaction involving the furnishing of goods, services or facilities with a party in interest; or (d) a transaction involving the transfer of Plan assets to, or use of Plan assets by or for the benefit of, a party in interest. Additionally, Section 406 prohibits a Plan fiduciary from dealing with Plan assets in its own interest or for its own account, from acting in any capacity in any transaction involving the Plan on behalf of a party (or representing a party) whose interests are adverse to the interests of the Plan, and from receiving any consideration for its own account from any party dealing with the Plan in connection with a transaction involving Plan assets. Similar provisions in
Section 4975 of the Code apply to transactions between disqualified persons and Plans and IRAs and result in the imposition of excise taxes on such disqualified persons.

    If a prohibited transaction has occurred, Plan fiduciaries involved in the transaction could be required to (a) undo the transaction, (b) restore to the Plan any profit realized on the transaction and (c) make good to the Plan any loss suffered by it as a result of the transaction. In addition, parties in interest or disqualified persons would be required to pay excise taxes or penalties.

    If the investment constituted a prohibited transaction under Section 408(e)(2) of the Code by reason of the Company engaging in a prohibited transaction with the individual who established an IRA or his beneficiary, the IRA would lose its tax-exempt status. The other penalties for prohibited transactions would not apply.

    Thus, the acquisition of the Series A Preferred Shares by a Plan could result in a prohibited transaction if an Underwriter, the Company, the Bank, CMC or any of their affiliates is a party in interest or disqualified person with respect to the Plan. Any such prohibited transaction could be treated as exempt under ERISA and the Code if the Series A Preferred Shares were acquired pursuant to and in accordance with one or more "class exemptions" issued by the Department of Labor, such as Prohibited Transaction Class Exemption ("PTCE") 75-1 (an exemption for certain transactions involving employee benefit plans and broker-dealers (such as the Underwriters), reporting dealers, and banks), PTCE 84-14 (as exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 95-60 (an exemption for certain transactions involving an insurance company's general account) and PTCE 96-23 (an exemption for certain transactions determined by a qualifying in-house asset manager).

    A Plan should not acquire the Series A Preferred Shares pursuant to the Offering if such acquisition will constitute a non-exempt prohibited transaction.

UNRELATED BUSINESS TAXABLE INCOME

    Plan fiduciaries should also consider the consequences of holding more than 10% of the Series A Preferred Shares if the Company is "predominantly held" by qualified trusts. See "Federal Income Tax Considerations--Taxation of United States Stockholders--Treatment of Tax-Exempt Stockholders".

                                    EXPERTS

    The financial statement as of July 11, 1996 included in this Prospectus has been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    RATINGS


    It is expected that the Series A Preferred Shares will be rated A by Duff & Phelps, Inc., A by Fitch Investors Service, L.P., a1 by Moody's Investors Service, Inc. and A- by Standard and Poor's Ratings Services. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. No person is obligated to maintain any rating on the Series A Preferred Shares, and, accordingly, there can be no assurance that the ratings assigned to the Series A Preferred Shares upon initial issuance will not be lowered or withdrawn by the assigning rating organization at any time thereafter.


                             CERTAIN LEGAL MATTERS

    The validity of the Series A Preferred Shares offered hereby and certain tax matters described under "Federal Income Tax Considerations" will be passed upon for the Company by Milbank, Tweed, Hadley & McCloy, New York, New York. The validity of the Series A Preferred Shares will be passed upon for the Underwriters by Sullivan & Cromwell, New York, New York.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement (of which this Prospectus is a part) on Form S-11 (the "Registration Statement") under the Securities Act, with respect to the Series A Preferred Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information regarding the Company and the Series A Preferred Shares offered hereby, reference is made to the Registration Statement and the exhibits thereto.

    The Registration Statement and the exhibits forming a part thereof filed by the Company with the Commission can be inspected at and copies can be obtained from the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, 14th Floor, Suite 1400, Chicago, Illinois 60661 and at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

    The Certificate of Designation establishing the rights, preferences and limitations of the Series A Preferred Shares provides that the Company shall maintain its status as a reporting company under the Exchange Act for so long as any of the Series A Preferred Shares are outstanding.

                                    GLOSSARY

    "Advisor" means the Bank in its role as advisor under the Advisory
Agreement.


    "Advisory Agreement" means the agreement between the Bank and the Company pursuant to which the Bank will (i) administer the day-to-day operations of the Company, (ii) monitor the credit quality of the Mortgage Assets held by the Company, (iii) advise the Company with respect to the acquisition, management, financing and disposition of the Company's Mortgage Assets and (iv) maintain custody of the documents related to the Company's Mortgage Loans.


    "ARM" or "adjustable rate mortgage" means a Mortgage Loan that features adjustments of the underlying interest rate at predetermined times based on an agreed margin to an established index. An ARM is usually subject to periodic interest rate and/or payment caps and a lifetime interest rate cap.

    "Bank" means The Chase Manhattan Bank, a banking corporation organized under the laws of the State of New York, and the parent of the Company.

    "Board of Directors" means the board of directors of the Company.

    "By-laws" means the by-laws of the Company.

    "Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of the Company.


    "Classified" means a loan which, for bank regulatory purposes, is designated as "substandard", "doubtful", or "loss". For such purposes, a substandard asset is one that is deemed inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any, because the asset has a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. An asset classified as doubtful has all the weaknesses inherent in one classified substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets classified as loss are considered uncollectible.



    "CMC" means The Chase Manhattan Corporation, a Delaware corporation and the parent of the Bank.


    "CMSI" means Chase Mortgage Services, Inc., an indirect wholly-owned subsidiary of the Bank.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Commercial Mortgage Loan" means a whole loan secured by a first mortgage or deed of trust on a commercial real estate property.

    "Commercial Mortgage Purchase Agreement" means the Commercial Mortgage Loan Purchase and Warranties Agreement between the Company and the Bank.

    "Commission" means the United States Securities and Exchange Commission.

    "Common Stock" means the common stock, par value $300.00 per share, of the Company.

    "Company" means Chase Preferred Capital Corporation, a Delaware corporation.

    "DOL" means the United States Department of Labor.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "Excess Shares" means the shares of any class or series of Preferred Stock owned, or deemed to be owned, by or transferred to a stockholder in excess of the Ownership Limit.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

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
    "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

    "FHLMC" means the Federal Home Loan Mortgage Corporation.

    "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980, as amended.

    "5/1 ARM" means a fixed rate Residential Mortgage Loan that automatically converts to a one-year non-convertible ARM in the month in which the 60th monthly payment is due.

    "Five or Fewer Test" means the Code requirement that not more than 50% in value of the Company's outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code).

    "FNMA" means the Federal National Mortgage Association.

    "FNMA Required Net Yield" means (i) with respect to any Mortgage Loan with an original term of 20, 25 or 30 years, FNMA's required net yield for 30-year fixed rate mortgages (covered by 60-day mandatory commitments) that was in effect 45 days prior to the effective date of any conversion of such Mortgage Loan and (ii) with respect to any Mortgage Loan with an original term of 15 years, FNMA's required net yield for 15-year fixed rate mortgages (covered by 60-day mandatory commitments) that was in effect 45 days prior to the effective date of any conversion of such Mortgage Loan.

    "Foreign Stockholders" means holders of Series A Preferred Shares that are for United States federal income tax purposes (i) non-resident alien individuals, (ii) foreign corporations and foreign partnerships or (iii) foreign trusts and estates.

    "Gross Margin" means, with respect to a Residential Mortgage Loan that is an ARM, the applicable fixed percentage which, when added to the applicable index, calculates to the current interest rate paid by the borrower of the adjustable rate Mortgage Loan (without taking into account any interest rate caps or minimum interest rates). Gross Margin is inapplicable to fixed rate loans.


    "Independent Directors" means the members of the Board of Directors who are not current officers or employees of the Company, CMC, the Bank or any affiliate of the Bank or of any person or persons that, in the aggregate, own more than 50% of the Common Stock.


    "Initial Portfolio" means the initial portfolio of Mortgage Loans purchased by the Company from the Bank.

    "IRA" means an individual retirement arrangement under Section 408 of the Code.

    "IRS" means the United States Internal Revenue Service.

    "LIBOR" means the London Inter-Bank Offered Rate.

    "Lifetime interest rate cap" means, with respect to Mortgage Loans that are ARMs, the maximum interest rate that may accrue during any period over the term of such Mortgage Loan as stated in the governing instruments evidencing such Mortgage Loan.

    "Loan-to-Value Ratio" means, with respect to any Mortgage Loan, the ratio (expressed as a percentage) of the original principal amount of such Mortgage Loan to the lesser of (i) the appraised value at origination of the mortgaged property underlying such Mortgage Loan and (ii) if the Mortgage Loan was made to finance the acquisition of property, the purchase price of the mortgaged property.

    "Mortgage Assets" means real estate mortgage assets.

    "Mortgage-Backed Securities" means securities that qualify as real estate assets under Section 856(c)(6)(B) of the Code, that are rated by at least one nationally recognized independent rating organization and that represent interests in or obligations backed by pools of Mortgage Loans.

    "Mortgage Loans" means whole loans secured by single-family (one- to four-unit) residential real estate properties or by commercial real estate properties.


    "Nonaccrual Status" means a loan on which, in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the loan agreement or on which the principal or interest is past due 90 days or more and collateral, if any, is insufficient to cover principal and interest.



    "Offering" means the offering of Series A Preferred Shares pursuant to the Prospectus.


    "Old Chase" means The Chase Manhattan Corporation prior to its merger with and into Chemical Banking Corporation.

    "One Hundred Persons Test" means the Code requirement that the capital stock of the Company be owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year.

    "One-Year ARM" means an ARM that adjusts annually beginning in the month in which the 12th monthly payment is due.

    "Ownership Limit" means the provision in the Company's Certificate of Incorporation limiting any person from owning (including shares deemed to be owned by the attribution provisions of the Code) more than 9.9% of any issued and outstanding class or series of Preferred Stock.

    "Periodic interest rate cap" means, with respect to ARMs, the maximum change in the coupon rate permissible under the terms of the loan at each coupon adjustment date. Periodic interest rate caps limit both the speed by which the coupon rate can adjust upwards in a rising interest rate environment and the speed by which the coupon rate can adjust downwards in a falling rate environment.

    "Plan" means a pension, profit-sharing, retirement or other employee benefit plan.

    "Plan Asset Regulation" means the DOL regulations determining the assets of a Plan for purposes of ERISA and the related prohibited transaction excise tax provisions of the Code.

    "Preferred Stock" means preferred stock, par value $25.00 per share, of the Company.

    "Prime Rate" for any date means the lowest prime rate as published in the "Money Rates" table of The Wall Street Journal for that date.

    "Prospectus" means this prospectus, as the same may be amended.

    "Rate Adjustment Date" means, with respect to any ARM, a date on which the interest rate on such ARM adjusts.

    "Registration Statement" means the registration statement filed by the Company with the Commission on Form S-11 with respect to the Series A Preferred Shares.

    "REIT" means a real estate investment trust as defined pursuant to the REIT Provisions, or any successor provisions thereof.

    "REIT Provisions" and "REIT Requirements" means Sections 856 through 860 of the Code and the applicable Treasury Regulations.

    "REIT taxable income" shall have the meaning set forth in "Federal Income Tax Considerations--Taxation of the Company--Annual Distribution Requirements".

    "Residential Mortgage Loan" means a whole loan secured by a first mortgage or deed of trust on a single family (one-to four-unit) residential real estate property.

    "Residential Mortgage Purchase Agreement" means the Residential Mortgage Loan Purchase and Warranties Agreement between the Company and the Bank.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Series A Preferred Shares" means the shares of Preferred Stock of the Company offered hereby.

    "Servicer" means that Bank in its role as servicer of the Mortgage Loans under the Servicing Agreements.

    "Servicing Agreements" means the servicing agreements entered into by the Bank with respect to the Residential Mortgage Loans and the Commercial Mortgage Loans.

    "7/1 ARM" means a fixed rate Residential Mortgage Loan that automatically converts to a one-year non-convertible ARM in the month in which the 84th monthly payment is due.

    "Six-Month Conversion Margin" with respect to any Six-Month ARM, means the conversion margin set forth in the mortgage note relating to such Six-Month ARM.

    "Six-Month Prime Rate ARM" means an ARM the interest rate of which adjusts semi-annually beginning in the month in which the sixth monthly payment is due to equal the Prime Rate on each such Rate Adjustment Date.

    "Six-Month Treasury Rate ARM" means an ARM the interest rate of which adjusts semi-annually beginning in the month in which the sixth monthly payment is due to equal the applicable Gross Margin plus the Six-Month Treasury Index on such Rate Adjustment Date.

    "Six-Month Treasury Index" means the weekly average investment yield of auction rates on six-month U.S. Treasury securities as published by the Federal Reserve Board in Statistical Release H.15 (519) or any similar publication or, if not so published, as reported by any Federal Reserve Bank or by any U.S. Government department or agency.

    "Tax Event" means the receipt by the Company of an opinion of a nationally recognized law firm experienced in such matters to the effect that, as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws or treaties (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (ii) any judicial decision, official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt such procedures or regulations) ("Administrative Action") or (iii) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or judicial decision or any interpretation or pronouncement that provides for a position with respect to such Administrative Action or judicial decision that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification, or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Series A Preferred Shares, there is more than an insubstantial risk that (a) dividends payable by the Company with respect to the capital stock of the Company are not, or will not be, fully deductible for United States federal income tax purposes or (b) the Company is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

    "10/1 ARM" means a fixed rate Residential Mortgage Loan that automatically converts to a one-year non-convertible ARM in the month in which the 120th monthly payment is due.

    "3/1 ARM" means a fixed rate Residential Mortgage Loan that automatically converts to a One-Year ARM in the month in which the 36th monthly payment is due.

    "TIN" means Taxpayer Identification Number.

    "Treasury Index" means the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of one year as published by the Federal Reserve Board in Statistical Release

H.15 (519) or any similar publication or, if not so published, as reported by any Federal Reserve Bank or by any U.S. Government department or agency.

    "Treasury Regulations" means the income tax regulations promulgated under the Code.

    "Underwriters" means those underwriters to which the Company will sell the Series A Preferred Shares pursuant to the terms of the Underwriting Agreement.

    "Underwriting Agreement" means the underwriting agreement by and among the Company, the Bank and the Underwriters.

    "United States Stockholders" means holders of Series A Preferred Shares that are for United States federal income tax purposes (i) citizens or residents of the United States, (ii) corporations, partnerships, or other entities created or organized in or under the laws of the United States or of any political subdivisions thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

    "USRPI" means United States real property interest.

                          INDEX TO FINANCIAL STATEMENT

Report of Independent Accountants....................................................   F-2

Balance Sheet of Chase Preferred Capital Corporation as of July 11, 1996.............   F-3

Note to Financial Statement..........................................................   F-4

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Chase Preferred Capital Corporation

    In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Chase Preferred Capital Corporation (the "Company") at July 11, 1996 in conformity with generally accepted accounting principles. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
New York, New York
July 11, 1996

                      CHASE PREFERRED CAPITAL CORPORATION

                                 BALANCE SHEET
                                 JULY 11, 1996

ASSETS
  Cash.........................................................................      $1,000
                                                                                  ------------
STOCKHOLDER'S EQUITY
  Common Stock, par value $1.00 per share, 1000 shares authorized; 1000 shares
issued and outstanding.........................................................      $1,000
                                                                                  ------------

     The Note to Financial Statement is an integral part of this Statement.

                      CHASE PREFERRED CAPITAL CORPORATION
                          NOTE TO FINANCIAL STATEMENT

1. ORGANIZATION

    Chase Preferred Capital Corporation (the "Company"), a wholly-owned subsidiary of Chemical Bank, was incorporated on June 28, 1996 in the State of Delaware. It is currently anticipated that on July 14, 1996, The Chase Manhattan Bank, N.A. will merge into Chemical Bank and that Chemical Bank, as the surviving corporation in the merger, will change its name to The Chase Manhattan Bank (the "Bank").


    The Company intends to invest in mortgage-related assets financed by common and preferred stock offerings and expects to generate income for distribution to its future preferred and common stockholders primarily from the net interest income derived from its investments in mortgage-related assets. The Company intends to purchase these mortgage-related assets from the Bank and its affiliates at their estimated fair values. These assets will be recorded in the Company's financial statements at the Bank's historical cost basis which will approximate their estimated fair values. The Company intends to operate in a manner that permits it to elect, and it intends to elect, to be subject to tax as a real estate investment trust for federal income tax purposes. The Company has not had any operations as of July 11, 1996.


    The Company intends to sell preferred stock in an underwritten public offering. The cost of this public offering will be paid by the Company out of proceeds from a sale of common stock to the Bank. If the public offering is not consummated, the Bank will pay any offering costs.

                                  UNDERWRITING


    Subject to the terms and conditions of the underwriting agreement dated September , 1996 (the "Underwriting Agreement") among the Company, the Bank and the underwriters named below (the "Underwriters"), the Company has agreed that the Company will sell to each of the Underwriters, and each of such Underwriters for which Goldman, Sachs & Co., Dean Witter Reynolds Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, PaineWebber Incorporated, Prudential Securities Incorporated, Smith Barney Inc., Bear, Stearns & Co. Inc., Chase Securities Inc., Lehman Brothers Inc., Morgan Stanley & Co. Incorporated, and Salomon Brothers Inc are acting as representatives (the "Representatives") has severally agreed to purchase from the Company, the respective number of Series A Preferred Shares set forth opposite its name below:



                                                             NUMBER OF SHARES
                                                               OF SERIES A
                       UNDERWRITER                           PREFERRED STOCK
- ----------------------------------------------------------   ----------------

Goldman, Sachs & Co.......................................
Dean Witter Reynolds Inc..................................
Merrill Lynch, Pierce, Fenner & Smith Incorporated........
PaineWebber Incorporated..................................
Prudential Securities Incorporated........................
Smith Barney Inc..........................................
Bear, Stearns & Co. Inc...................................
Chase Securities Inc......................................
Lehman Brothers Inc.......................................
Morgan Stanley & Co. Incorporated.........................
Salomon Brothers Inc......................................

                                                             ----------------
        Total.............................................      20,000,000
                                                             ----------------
                                                             ----------------


    Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all the Series A Preferred Shares offered hereby, if any are taken.

    The Underwriters propose to offer the Series A Preferred Shares in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such
price less a concession of $0.       per share. The Underwriters may allow, and
such dealers may reallow, a concession not in excess of $0.       per share to
certain brokers and dealers. After the Series A Preferred Shares are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.


    The Company has granted the Underwriters an option exercisable for five business days after the date of this Prospectus to purchase up to an aggregate of 2,000,000 additional Series A Preferred Shares solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of Series A Preferred Shares to be purchased by each of them, as shown in the foregoing table, bears to the 20,000,000 Series A Preferred Shares offered hereby. The Underwriters have agreed to reimburse the Company for accrued dividends, if any, on such additional Series A Preferred Shares purchased to cover over-allotments,
from          , 1996 to their time of delivery.



    The Company has agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 90 days after the date of this Prospectus, it will not offer, sell, contract to sell or otherwise dispose of any securities of the Company which are substantially similar to the Series A Preferred Shares or which are convertible or exchangeable into securities which are substantially similar to the Series A Preferred Shares without the prior written consent of the Representatives, except for the Series A Preferred Shares offered in connection with the Offering.

    The Representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Series A Preferred Shares offered by them.


    Prior to the Offering, there has been no public market for the Series A Preferred Shares.


    The Series A Preferred Shares have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange (the "Exchange"). In order to meet one of the requirements for listing the Series A Preferred Shares on the Exchange, the Underwriters have undertaken to sell the Series A Preferred Shares to a minimum of 100 beneficial holders. Trading of the Series A Preferred Shares on the Exchange is expected to commence within seven business days after the initial delivery of the Series A Preferred Shares. The Representatives have advised the Company that they intend to make a market in the Series A Preferred Shares prior to commencement of trading on the Exchange, but are not obligated to do so and may discontinue any such market making at any time without notice.



    The Company and the Bank have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.


    Certain of the Underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment or commercial banking services to affiliates of the Company, for which such Underwriters or their affiliates have received or will receive customary fees and commissions.

- ----------------------------------------  --------------------------------------
- ----------------------------------------  --------------------------------------

NO PERSON HAS BEEN AUTHORIZED TO GIVE
ANY INFORMATION OR MAKE ANY
REPRESENTATIONS OTHER THAN THOSE
CONTAINED IN THIS PROSPECTUS, AND, IF
GIVEN OR MADE, SUCH INFORMATION OR                 20,000,000 SHARES
REPRESENTATIONS MUST NOT BE RELIED
UPON AS HAVING BEEN AUTHORIZED. THIS
PROSPECTUS DOES NOT CONSTITUTE AN
OFFER TO SELL OR A SOLICITATION OF AN
OFFER TO BUY ANY SECURITIES OTHER
THAN THE SECURITIES TO WHICH IT
RELATES OR AN OFFER TO SELL OR A                    CHASE PREFERRED
SOLICITATION OF AN OFFER TO BUY SUCH
SECURITIES IN ANY CIRCUMSTANCES IN                      CAPITAL
WHICH SUCH OFFER OR SOLICITATION IS
UNLAWFUL. NEITHER THE DELIVERY OF                     CORPORATION
THIS PROSPECTUS NOR ANY SALE MADE
HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, CREATE ANY IMPLICATION
THAT THERE HAS BEEN NO CHANGE IN THE
AFFAIRS OF THE COMPANY SINCE THE DATE
HEREOF OR THAT INFORMATION CONTAINED
HEREIN IS CORRECT AS OF ANY TIME
SUBSEQUENT TO ITS DATE.
                                                      % CUMULATIVE
       ------------------                      PREFERRED STOCK, SERIES A

    SUMMARY TABLE OF CONTENTS



                                   PAGE
                                   ----

Table of Contents.................   2            -------------------
Prospectus Summary................   3
Risk Factors......................  10                 PROSPECTUS
The Company.......................  16
Use of Proceeds...................  17            -------------------
Capitalization....................  18
Business and Strategy.............  19
Management........................  40
Certain Transactions Constituting
The Formation.....................  44
Description of Series A Preferred                 GOLDMAN, SACHS & CO.
Shares............................  46
Description of Capital Stock......  50         DEAN WITTER REYNOLDS INC.
Federal Income Tax Considerations.  53
ERISA Considerations..............  62            MERRILL LYNCH & CO.
Experts...........................  65
Ratings...........................  65          PAINEWEBBER INCORPORATED
Certain Legal Matters.............  65
Additional Information............  65     PRUDENTIAL SECURITIES INCORPORATED
Glossary..........................  66
Index to Financial Statement...... F-1             SMITH BARNEY INC.
Underwriting...................... U-1
                                                BEAR, STEARNS & CO. INC.

THROUGH AND INCLUDING         , 1996             CHASE SECURITIES INC.
(THE 25TH DAY AFTER THE COMMENCEMENT OF
THE OFFERING), ALL DEALERS EFFECTING                LEHMAN BROTHERS
TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING   MORGAN STANLEY & CO. INCORPORATED
IN THIS DISTRIBUTION, MAY BE REQUIRED TO
DELIVER A PROSPECTUS. THIS IS IN                  SALOMON BROTHERS INC
ADDITION TO THE OBLIGATION OF DEALERS TO
DELIVER A PROSPECTUS WHEN ACTING AS       REPRESENTATIVES OF THE UNDERWRITERS
UNDERWRITERS AND WITH RESPECT TO THEIR
UNSOLD ALLOTMENTS OF SUBSCRIPTIONS.

- ----------------------------------------  --------------------------------------
- ----------------------------------------  --------------------------------------

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 30. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


Registration Fee...........................................   $  189,655.18
NYSE Listing Fee...........................................   $  107,300.00
Printing and Engraving Expenses............................   $  200,000.00
Legal Fees and Expenses....................................   $  400,000.00
Accounting Fees and Expenses...............................   $   65,000.00
Blue Sky Fees and Expenses.................................   $   50,000.00
Miscellaneous..............................................   $    8,044.82
                                                              -------------
Total......................................................   $1,020,000.00
                                                              -------------
                                                              -------------

ITEM 31. SALES TO SPECIAL PARTIES.

    See response to Item 32 below.

ITEM 32. RECENT SALES OF UNREGISTERED SECURITIES

    In connection with the formation of the Company, the Company issued 1000 shares of Common Stock, par value $1.00 per share, to The Chase Manhattan Bank. Prior to the consummation of the Offering, the Company will amend its Certificate of Incorporation to change the par value of its Common Stock to $300.00 per share. Simultaneously with the consummation of the Offering, the Company will issue an aggregate of 500,000 shares of Common Stock to The Chase Manhattan Bank. The description of these transactions in the Prospectus under the heading "Certain Transactions Constituting The Formation" is incorporated herein by reference. These shares of Common Stock will be issued in reliance upon the exemption from registration under Section 4(2) of the Securities Act.

ITEM 33. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Pursuant to the Delaware General Corporation Law ("DGCL"), a corporation may indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) who is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

    The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys' fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

    The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its By-laws, disinterested directors' vote, stockholders' vote, agreement or otherwise. The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

    The Amended and Restated Certificate of Incorporation of Chase Preferred Capital Corporation (the "Registrant") provides that, to the fullest extent that the DGCL as from time to time in effect permits the limitation or elimination of the liability of directors, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

    The Amended and Restated Certificate of Incorporation empowers the Registrant to indemnify any director, officer, employee or agent of the Registrant or any other person who is serving at the Registrant's request in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan) to the fullest extent permitted under the DGCL as from time to time in effect, and any such indemnification may continue as to any person who has ceased to be a director, officer, employee or agent and may inure to the benefit of the heirs, executors and administrators of such a person.

    The Amended and Restated Certificate of Incorporation also empowers the Registrant by action of its Board of Directors, notwithstanding any interest of the directors in the action, to purchase and maintain insurance in such amounts as the Board of Directors deems appropriate to protect any director, officer, employee or agent of the Registrant or any other person who is serving at the Registrant's request in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan) against any liability asserted against such individual or incurred by such individual in any such capacity arising out of such individual's status as such (including, without limitation, expenses, judgments, fines (including any excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement) to the fullest extent permitted under the DGCL as from time to time in effect, whether or not the Registrant would have the power or be required to indemnify any such individual under the terms of any agreement or by-law or the DGCL.

    In addition, the Registrant's By-laws require indemnification to the fullest extent permitted under applicable law, as from time to time in effect. The By-laws provide a clear and unconditional right to indemnification for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any person in connection with any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, administrative or investigative (including, to the extent permitted by law, any derivative action) by reason of the fact that such person is or was serving as a director, officer, employee or agent of the Registrant or, at the request of the Registrant, of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan). The By-laws specify that the right to indemnification so provided is a contract right, set forth certain procedural and evidentiary standards applicable to the enforcement of a claim under the By-laws, entitle the persons to be indemnified to be reimbursed for the expenses of prosecuting any such claim against the Registrant and entitle them to have all expenses incurred in advance of the final disposition of a proceeding paid by the Registrant. Such provisions, however, are intended to be in furtherance and not in limitation of the general right to indemnification provided in the By-laws, which right of indemnification and of advancement of expenses is not exclusive.

    The Registrant's By-laws also provide that the Registrant may enter into contracts with any director, officer, employee or agent of the Registrant in furtherance of the indemnification provisions in the By-laws, as well as create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure payment of amounts indemnified.

ITEM 34. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

    Not applicable.

ITEM 35. FINANCIAL STATEMENTS AND EXHIBITS.

        (a) Financial Statements

        See F-1 of the Prospectus for a list of the financial statements included as part of the Prospectus.

       (b) Exhibits

EXHIBIT NUMBER                                    DESCRIPTION
- --------------   -----------------------------------------------------------------------------
 1               --Form of Underwriting Agreement between the Company, the Bank and the
                   Underwriters
 3(a)(i)*        --Certificate of Incorporation of the Company
 3(a)(ii)*       --Form of Certificate of Designation establishing the Series A Preferred
                   Shares
 3(a)(iii)*      --Form of Amended and Restated Certificate of Incorporation of the Company
 3(b)(i)*        --By-laws of the Company
 3(b)(ii)*       --Form of Amended and Restated By-laws of the Company
 4               --Specimen of certificate representing Series A Preferred Shares
 5**             --Opinion of Milbank, Tweed, Hadley & McCloy, counsel to the Company, relating to Series A Preferred Shares
 8**             --Opinion of Milbank, Tweed, Hadley & McCloy, counsel to the Company, relating to certain tax matters
 10(a)*          --Form of Residential Mortgage Loan Purchase and Warranties Agreement between the Company and the Bank
 10(b)*          --Form of Commercial Mortgage Loan Purchase and Warranties Agreement between the Company and the Bank
 10(c)*          --Form of Residential Mortgage Loan Servicing Agreement between the Company and the Bank
 10(d)*          --Form of Commercial Mortgage Loan Servicing Agreement between the Company and the Bank
 10(e)*          --Form of Advisory Agreement between the Company and the Bank
 23(a)           --Consent of Price Waterhouse LLP
 23(b)**         --Consent of Milbank, Tweed, Hadley & McCloy (included in Exhibit 5)
 24*             --Powers of Attorney

- ------------

*  Previously filed

** To be filed by amendment

ITEM 36. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 33 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer, or controlling person in connection with the securities registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or(4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 10th day of September, 1996.


                                          CHASE PREFERRED CAPITAL CORPORATION

                                          By     NEILA B. RADIN
                                             ...................................
                                                      Neila B. Radin
                                                        Secretary


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



            SIGNATURE                             TITLE                         DATE
- ----------------------------------  ----------------------------------   -------------------
                *                   Chairman and Director                September 10, 1996
 ..................................  (Principal Executive Officer)
         Robert S. Strong

                *                   President and Director               September 10, 1996
 ..................................
        Deborah L. Duncan

                *                   Treasurer and Director               September 10, 1996
 ..................................  (Principal financial and
          Don B. Taggart              accounting officer)

                *                   Director                             September 10, 1996
 ..................................
         Richard J. Boyle

                *                   Director                             September 10, 1996
 ..................................
           Thomas Jacob

                *                   Director                             September 10, 1996
 ..................................
        William C. Langley

                *                   Director                             September 10, 1996
 ..................................
          Peter J. Tobin

*By:        NEILA B. RADIN
    ..............................
          Neila B. Radin
      (as attorney-in-fact)

                               INDEX TO EXHIBITS

 EXHIBIT
  NUMBER                                         EXHIBIT
- ----------  ----------------------------------------------------------------------------------

1           --Form of Underwriting Agreement between the Company, the Bank and the
              Underwriters

3(a)(i)*    --Certificate of Incorporation of the Company

3(a)(ii)*   --Form of Certificate of Designation establishing the Series A Preferred Shares

3(a)(iii)*  --Form of Amended and Restated Certificate of Incorporation of the Company

3(b)(i)*    --By-laws of the Company

3(b)(ii)*   --Form of Amended and Restated By-laws of the Company

4           --Specimen of certificate representing Series A Preferred Shares

5**         --Opinion of Milbank, Tweed, Hadley & McCloy, counsel to the Company, relating to
              Series A Preferred Shares

8**         --Opinion of Milbank, Tweed, Hadley & McCloy, counsel to the Company, relating to certain tax matters

10(a)*      --Form of Residential Mortgage Loan Purchase and Warranties Agreement between the
              Company and the Bank

10(b)*      --Form of Commercial Mortgage Loan Purchase and Warranties Agreement between the
              Company and the Bank

10(c)*      --Form of Residential Mortgage Loan Servicing Agreement between the Company and the Bank

10(d)*      --Form of Commercial Mortgage Loan Servicing Agreement between the Company and the
              Bank

10(e)*      --Form of Advisory Agreement between the Company and the Bank

23(a)       --Consent of Price Waterhouse LLP

23(b)**     --Consent of Milbank, Tweed, Hadley & McCloy (included in Exhibit 5)

24*         --Powers of Attorney

- ------------

 * Previously filed.

** To be filed by amendment.